                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-67037


++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement is not complete and may be      +
+changed. A registration statement relating to these securities has been       +
+declared effective by the Securities and Exchange Commission. We are not + +using this prospectus supplement or the prospectus to offer to sell these + +securities or solicit offers to buy these securities in any place where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                              Dated July 19, 1999

Prospectus Supplement
(To Prospectus dated July 19, 1999)

[LOGO OF CANANDAIGUA BRANDS, INC.]

$200,000,000  % Senior Notes due 2006
Interest payable       and
Issue price:

(Pounds)100,000,000  % Senior Notes due 2008
Interest payable       and
Issue price:

The dollar notes will mature on August 1, 2006 and the sterling notes will mature on December 1, 2008. Interest on the dollar notes will accrue from
 , 2000 and interest on the sterling notes will accrue from     , 1999. We may
redeem the notes in whole or in part at any time at the make-whole amount described in this prospectus supplement. The notes will be issued in minimum denominations of $1,000 or (Pounds)1,000 (as the case may be) or increased in multiples of $1,000 or (Pounds)1,000 (as the case may be). The notes will be guaranteed by certain of our direct and indirect domestic subsidiaries, as well as certain of our foreign subsidiaries.

See "Risk Factors" beginning on page S-7 of this prospectus supplement for a discussion of certain risks that should be considered in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                   Price to    Discounts and Proceeds to
                   Public      Commissions   the Company
--------------------------------------------------------
Per $ note                   %            %            %
--------------------------------------------------------
Total $            $            $            $
--------------------------------------------------------
Per (Pounds) note            %            %            %
--------------------------------------------------------
Total (Pounds)     (Pounds)     (Pounds)     (Pounds)
--------------------------------------------------------

Application has been made to list the sterling notes on the Luxembourg Stock Exchange. We do not intend to list the dollar notes on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors on or about
 , 1999.

J.P. Morgan & Co.                                    J.P. Morgan Securities Ltd.

                            ------------------------

Bear, Stearns & Co. Inc.
                 Credit Suisse First Boston                 Salomon Smith Barney

CIBC World Markets
        Deutsche Banc Alex. Brown
                Hambrecht & Quist
                        Lehman Brothers
                               Merrill Lynch & Co.
                                                             Schroder & Co. Inc.

      , 1999

                    [ART WORD SHOWING CANANDAIGUA PRODUCTS]

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Sup-plement or the Prospectus, and, if given or made, such information or represen-tations must not be relied upon as having been authorized. This Prospectus Sup-plement and the Prospectus do not constitute an offer to sell or the solicita-tion of any offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement or the Prospec-tus, nor any sale made hereunder and thereunder, shall, under any circum-stances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by ref-erence herein or therein is correct as of any time subsequent to the date of such information.

                               Table of Contents

                             Prospectus Supplement

                                         Page
Forward-Looking Statements.............    ii
Industry Data..........................    ii
Currencies.............................    ii
Prospectus Supplement Summary..........   S-1
Risk Factors...........................   S-7
Use of Proceeds........................   S-9
Capitalization.........................   S-9
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations............................  S-10
Business...............................  S-21
Management.............................  S-29

                                       Page
Description of the Senior Credit
 Facilities........................... S-31
Description of the Notes.............. S-33
The Guarantors........................ S-60
Certain United States Federal Income
 Tax Considerations................... S-61
General Listing Information........... S-64
Underwriting.......................... S-65
Legal Opinions........................ S-66
Experts............................... S-66
Available Information................. S-67
Incorporation of Certain Documents by
 Reference............................ S-67

                                   Prospectus

                                        Page
About this Prospectus..................   i
Where You Can Find More Information....  ii
Special Note Regarding Forward-Looking
 Statements............................  ii
Canandaigua Brands, Inc................   1
The Guarantors.........................   1
Risk Factors...........................   1
Use of Proceeds........................   4
Dividend Policy........................   4

                                       Page
Ratio of Earnings to Fixed Charges...    4
Description of Debt Securities.......    5
Description of Preferred Stock.......    9
Description of Depositary Shares.....   10
Description of Class A Common Stock..   12
Plan of Distribution.................   13
Legal Opinions.......................   15
Experts..............................   15

                         Certain Incorporated Documents

Form 10-Q for the fiscal quarter ended May 31, 1999................ Appendix A
Form 8-K filed on April 26, 1999 and Form 8-K/A filed on June 25,
 1999.............................................................. Appendix B
Form 10-K for the fiscal year ended February 28, 1999.............. Appendix C

                                ---------------

  No action has been or will be taken in any jurisdiction by us, the guarantors or any underwriter that would permit distribution of a Prospectus in any juris-diction where action for that purpose is required, other than in the United States. Any person into whose possession this Prospectus Supplement and the accompanying Prospectus comes is advised by us, the guarantors and the under-writers to inform themselves about, and to observe any restrictions as to, the offering of the notes and the distribution of this Prospectus Supplement and accompanying Prospectus.

                                ---------------

                           Forward-Looking Statements

This Prospectus Supplement and the Prospectus contain "forward-looking state-ments" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this Prospectus Supplement and the Prospectus, including the statements under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties are forward-looking statements. When used in this Pro-spectus Supplement and the Prospectus, the words "anticipate," "intend," "esti-mate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this Prospectus Supplement. Neither we nor the Underwriters undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Impor-tant factors that could cause our actual results to differ materially from our expectations ("cautionary statements") are disclosed under "Risk Factors" and elsewhere in the Prospectus Supplement and the Prospectus. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                ---------------

                                 Industry Data

Market share and industry data disclosed in this Prospectus Supplement have been obtained from the following industry and government publications: The Gom-berg-Fredrikson Report; Adams Liquor Handbook; Adams Wine Handbook; Adams Beer Handbook; Adams Media Handbook Advance; The U.S. Wine Market: Impact Databank Review and Forecast; The U.S. Beer Market: Impact Databank Review and Forecast; The U.S. Distilled Spirits Markets: Impact Databank Review and Forecast; NACM, AC Nielsen, the Zenith Guide and Beer Marketer's Insights. Neither we nor the underwriters have independently verified these data. References to market share data are based on unit volume.

                                ---------------

                                   Currencies

In this Prospectus Supplement references to "dollars" and "$" are references to United States dollars, and references to "U.S." mean the United States of Amer-ica. In addition, references to "pounds sterling," "sterling" and "(Pounds)" are references to the United Kingdom currency. Except as otherwise stated herein, conversion of pounds sterling for the sterling notes have been calcu-lated using an exchange rate of (Pounds)1.00=$1.60. These translations should not be construed as representations that the amounts in pounds sterling actu-ally represent such U.S. dollar amount or could be converted into U.S. dollars at the rate indicated or at any other rate.

                                ---------------

We, as the issuer of the notes, and the guarantors, having made all reasonable inquiries, confirm that this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference in each contain all information with respect to us, the guarantors and the notes which is material in the con-text of the issue and offering of the notes, that the information contained herein and in the incorporated documents is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed herein are honestly held and have been reached after considering all relevant circumstances and are based on reasonable assumptions, that there are not other facts the omission of which would, in the context of the issue and offering of the notes, make this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference in each as a whole or any such information or the expression of any such opinions or intentions misleading in any material respect, that all reasonable inquiries have been made by us and the guarantors to verify the accuracy of such information and that this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference in each do not contain an untrue statement of material fact or omit to state a material fact required to be stated herein or necessary in order to make the statements herein, in the light of the circumstances under which they were made, not mis-leading. We and the guarantors accept responsibility accordingly.

                         Prospectus Supplement Summary

The following summary highlights selected information from this Prospectus Sup-plement and may not contain all the information that is important to you. We encourage you to read this Prospectus Supplement and the Prospectus in their entirety. Unless we indicate otherwise, the terms "Company", "we", "us" and "our" refer to Canandaigua Brands, Inc. together with its subsidiaries.

Company Overview

The Company is a leading producer and marketer of branded beverage alcohol products in the United States and the United Kingdom. According to available industry data, we rank as the second largest supplier of wine, the second largest importer of beer and the fourth largest supplier of distilled spirits in the United States. Our wholly-owned British subsidiary, Matthew Clark plc ("Matthew Clark"), is a leading producer of cider, wine and bottled water, and a leading beverage alcohol wholesaler in the United Kingdom.

Since our founding in 1945 as a producer and marketer of wine products, we have grown through acquisitions, new product offerings and new distribution agree-ments. Since 1991 we have successfully integrated numerous acquisitions that have diversified our product portfolio and increased our market share, net sales and cash flow. Internal growth has been driven by developing new products and repositioning existing brands to focus on the fastest growing sectors of the beverage alcohol industry.

In the latest of a series of recent transactions, in June 1999 we completed the complementary acquisitions of all the capital stock and related assets of Fran-ciscan Vineyards, Inc. ("Franciscan") and Simi Winery, Inc. ("Simi"), both pro-ducers of fine wine. These transactions followed our April 1999 acquisition of several well known Canadian whisky brands, including Black Velvet and related assets (the "Black Velvet Assets"), from Diageo Inc. and certain of its affili-ates, and our December 1998 acquisition of Matthew Clark. For the fiscal year ended February 28, 1999, giving pro forma effect to the acquisitions of the Black Velvet Assets and Matthew Clark, our net sales were $2.1 billion and EBITDA was $282 million.

We market and sell over 175 national and regional branded products to more than 1,000 wholesale distributors in the United States. We also distribute our own branded products and those of other companies to more than 16,000 customers in the United Kingdom. We operate more than 20 production facilities throughout the world and purchase products for resale from other producers.

Competitive Strengths

Leading Market Positions. We are a leading marketer and producer of beverage alcohol products in each of our major product segments. We have strong market share and leading market positions in both the United States and United King-dom.

  . In the United States, we are the second largest supplier of wine with a 16% market share, the second largest importer of beer with a 16% market share and the fourth largest supplier of distilled spirits with a 10% market share.

  . In the United Kingdom, we are the second largest producer of cider with a 35% market share and the largest producer and marketer of sparkling bottled water with a 10% market share.

Our leading market positions increase our purchasing and distribution leverage with our suppliers and distributors. Our broad product offerings and nationwide networks in combination with our leading market positions make us an attractive one-stop supplier to our customers.

Leading Brand Recognition. Many of our products are recognized leaders in their respective categories in the United States and United Kingdom.

  . We are the second largest marketer of imported beers in the United States and are the distributor of five of the top 25 imported beers:
     Corona Extra, Corona Light, Modelo Especial, St. Pauli Girl and Paci-fico. We enjoy an exclusive distribution agreement in 25 primarily Western states through 2006 for Corona, the largest selling imported beer in the United States, with provisions for automatic renewals there-after.

  . We sell more than 100 different brands of table wines, dessert wines and sparkling wines, including five of the top 25 wine brands in the U.S.:
     Almaden, Inglenook, Paul Masson, Richards Wild Irish Rose and Cook's. Stowells of Chelsea is the leading branded box wine and QC is the leading fortified British wine in the United Kingdom.

  . Diamond White is the leading fashion cider and Blackthorn is the number two mainstream cider brand sold in the United Kingdom.

  .  We sell six of the top fifty distilled spirits brands in the United
     States: Black Velvet, Barton and Skol vodkas, Paul Masson Grande Amber Brandy, Canadian LTD and Montezuma.

  . Strathmore is the leading brand of sparkling bottled water in the United Kingdom.

Diversified Product Mix. Through product line extensions and acquisitions we have diversified our product mix and improved the consistency of our earnings.

  .  We have reduced our reliance on any one product segment.

  . Our sales are balanced across four divisions: Barton (beer and spirits), Canandaigua Wine (wine and related products), Matthew Clark (wholesale beverages, cider, wine and bottled water) and Fine Wine (products of Simi and Franciscan).

Proven Acquisition Track Record. We have successfully integrated newly acquired companies with existing operations and achieved revenue growth opportunities and cost savings in the process.

  . We have demonstrated an ability to acquire brands that have been previ-ously in decline and then revitalize and grow these brands.

  . Between fiscal 1991 and fiscal 1995, we successfully integrated six major acquisitions which have led to compound annual growth rates in net sales and EBITDA of 33% and 34%, respectively, between August 1991 and February 1999.

  . Due in part to our ability to successfully integrate acquisitions and achieve cost savings, over the past three years in the United States we have significantly increased our average gross profit per case for wine from $4.61 in 1996 to $6.32 in 1999, and for spirits from $6.89 to $7.98.

  . Our December 1998 acquisition of Matthew Clark gives us a platform for further acquisitions in the U.K. and Europe. Since 1991, Matthew Clark has completed eight major acquisitions.

  . The Franciscan and Simi acquisitions give us an entree into the high-growth fine wine category.

Experienced and Incentivized Management Team. We have one of the most experi-enced management teams in the beverage alcohol industry.

  . Our executive officers have an average of 14 years with the Company or its affiliates and an average of 18 years in the beverage alcohol indus-try.

  . Richard Sands, our Vice Chairman, Chief Executive Officer and President, and Robert Sands, our Chief Executive Officer, International and Execu-tive Vice President, are members of the Sands Family, which beneficially owns 65% of our voting stock and controls 26% of our outstanding equity.

Business Strategy

We intend to continue to enhance sales and profitability and strengthen our position as an industry leader through the following key initiatives:

Effectively Manage Brand Portfolio. Our objective is to maximize the profit-ability of our brand portfolio.

  . We intend to focus our portfolio on growth segments of the beverage alcohol market.

  . We plan to adjust the price/volume relationship of certain brands on a local basis to maximize profits without negatively affecting market share.

  . We will support existing brands through aggressive marketing and compet-itive pricing.

Introduce Product Line Extensions. The success and brand name recognition of our products give us the ability to introduce product line extensions to generate additional growth and to gain market share.

  . We are using the well-known Almaden wine name to expand our presence in the growing box wine market in the U.S. by offering an increasing number of blends, including proprietary red wine blends designed to increase the size of the wine market by appealing to consumers with preferences for lighter-tasting red wines not offered by competitors.

  . We are taking advantage of the top-ranked position of the Stowells of Chelsea boxed wine brand in the United Kingdom by introducing Stowells of Chelsea wine in smaller bottles, encouraging consumers to try a variety of blends.

  . We plan to continue to use our successful Chi-Chi's prepared cocktails product line to introduce new flavors designed to capitalize on changing consumer tastes.

Capitalize on Growth Opportunities. We are focusing on a number of categories that have demonstrated growth potential in an existing market or are under-served by products currently available in the market.

  . We are continuing to build distribution of Arbor Mist, a line of fruit-flavored varietal speciality wines that we introduced in June 1998. We shipped over 3 million cases of Arbor Mist in our first twelve months of distribution.

  . We are increasing our advertising support for Corona Extra imported beer to continue this brand's sales momentum.

  . The Franciscan Estates and Simi product lines are well-established in the fine wine category, which has grown by 16% annually for the past three years.

  . We have established our wholesale business in the United Kingdom as the leading independent multiple product line supplier to the growing on-premises trade.

  . We have established Riverland Vineyards as a vehicle to develop and launch brands in the premium wine category. The first brand, Mystic Cliffs, was introduced in retail stores beginning in August 1998.

Consider Selective Acquisition Opportunities. Strategic acquisitions will con-tinue to be a component of our growth strategy to complement our internal brand development initiatives.

  . We have supplemented our internal growth with nine major acquisitions since 1991.

  . Matthew Clark's established reputation within the industry and proven track record provide us with an additional platform from which to pursue future international acquisitions.

  . We will continue to seek acquisitions that capitalize on our existing infrastructure or that offer complementary product lines, geographic scope or additional distribution channels.

Recent Acquisitions

On June 4, 1999, we completed the purchase of all the outstanding capital stock of Franciscan and related vineyards and assets. The purchase price was approxi-mately $209.9 million in cash and assumed debt, net of cash acquired, of approximately $28.9 million. Also, on June 4, 1999, we completed our purchase of all the outstanding capital stock of Simi. The cash purchase price was approximately $55.8 million.

Franciscan is one of the foremost super-premium and ultra-premium wine compa-nies in California. Franciscan's net sales for its fiscal year ended December 31, 1998, were approximately $50 million on volume of approximately 600,000 cases. While the super-premium and ultra-premium wine categories represented only 9% of the total United States wine market by volume in 1997, they accounted for more than 25% of sales dollars. Super-premium and ultra-premium wine sales in the United States grew at an annual rate of 16% between 1995 and 1998. Given its fiscal 1998 volume of approximately 600,000 cases sold, Fran-ciscan has recorded a three-year compound annual growth rate of more than 17%. In transactions related to the acquisition of Franciscan, we also purchased a winery, vineyards and related vineyard assets located in Northern California.

This acquisition of Simi included the Simi winery (located in Healdsburg, Cali-fornia), equipment, vineyards, inventory and worldwide ownership of the Simi brand name. Founded in 1876, Simi is one of the oldest and best known wineries in California, combining a strong super-premium and ultra-premium brand with a flexible and well-equipped facility and high quality vineyards in the key Sonoma appellation.

                                  The Offering

Issuer.............................  Canandaigua Brands, Inc.

Total Amount of Notes Offered......  $200,000,000 aggregate principal amount of  % notes due 2006 and
                                     (Pounds)100,000,000 aggregate principal
                                     amount of  % notes due 2008.

Maturity...........................  Dollar notes: August 1, 2006.
                                     Sterling notes: December 1, 2008.

Interest Payment Dates.............  Dollar notes: Semi-annually on        and
                                          , commencing       , 2000.
                                     Sterling notes: Semi-annually on
                                     and      , commencing     , 1999.

Subsidiary Guarantors..............  The notes are expected to be uncondition-
                                     ally guaranteed by each of our subsidi-
                                     aries that guarantee any of our other
                                     indebtedness or other indebtedness of the guarantors of the notes.

Ranking............................  The notes will be our senior unsecured obligations and will rank equally with
                                     our other unsecured and unsubordinated
                                     indebtedness. The notes will be effec-
                                     tively subordinated to our secured
                                     indebtedness.

Optional Redemption................  The notes are redeemable at any time at a make-whole amount. See "Description of
                                     the Notes--Optional Redemption."

Change of Control..................  Upon the occurrence of a "Change of Con-
                                     trol," each holder of the notes will have the right to require us to repurchase such holder's notes at a price equal to 101% of the principal amount hereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Covenants..........................  The indenture relating to the notes will contain various covenants, including, but not limited to, covenants with respect to the following matters:

                                     .  limitation on indebtedness;

                                     .  limitation on restricted payments;

                                     .  limitation on transactions with affil-
                                        iates;

                                     .  limitation on liens;

                                     .  limitation on sale of assets;

                                     .  limitation on issuances of guarantees;

                                     .  limitation on subsidiary capital
                                        stock;

                                     .  limitation on dividends and other pay-
                                        ment restrictions affecting subsidiar-
                                        ies; and

                                     .  restrictions on consolidations,
                                        mergers and the sale of assets.

Use of Proceeds....................  We estimate that the net proceeds from this offering will be approximately $352 million. We intend to use these proceeds to repay bank debt. See "Use of Pro-ceeds."

                                  Risk Factors

  You should carefully consider all of the information set forth in this Pro-spectus Supplement and in the Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" beginning on page S-7 before pur-chasing the notes.

                   Summary Pro Forma Combined Financial Data

The following table sets forth unaudited summary pro forma combined financial data. The unaudited summary pro forma combined statement of income data for the year ended February 28, 1999 gives effect to the acquisitions, and related financings, of the Black Velvet Assets in April 1999 and Matthew Clark in December 1998 and this offering, as if all such transactions had occurred on March 1, 1998. The unaudited summary pro forma combined statement of income data for the three months ended May 31, 1999 gives effect to this offering and the acquisition of the Black Velvet Assets as if they had occurred on March 1, 1999. The summary pro forma combined financial data do not give effect to the Simi and Franciscan acquisitions.

The summary pro forma combined financial data do not purport to represent what our results of operations or financial condition would have actually been had the indicated transactions been consummated as of such dates or to project our results of operations or financial condition for any future period. It is important that you read the summary pro forma financial data presented below in conjunction with the historical financial statements and unaudited pro forma financial data included in reports we have filed with the Securities and Exchange Commission that are incorporated by reference into this Prospectus Supplement. See "Incorporation of Certain Documents by Reference."

                                                  ------------------------------
                                                                    Three Months
                                                         Year Ended        Ended
                                                  February 28, 1999 May 31, 1999
                                                  ----------------- ------------
Dollars in millions
Income Statement Data:
  Net sales......................................      $2,086          $ 538
  Gross profit...................................         657            161
  Selling, general and administrative expenses...        (453)          (112)
  Nonrecurring charges...........................         (21)            (6)
  Operating income...............................         183             43
Other Data:
  EBITDA (a).....................................      $  282          $  64
  Ratio of EBITDA to interest expense............         3.0x           2.6x
  Capital expenditures...........................      $   77          $  11
  Depreciation and amortization..................          58             15

--------------

(a) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and nonrecurring and onetime charges. EBITDA for the fiscal year ended February 28, 1999 set forth under Other Data above reflects operating income of $183 million plus depreciation and amortization of $58 million, nonrecurring charges at Matthew Clark set forth on the income statement of $21 million, one time noncash charges of Matthew Clark of approxi-mately $11 million corporate overhead of approximately $5 million which was allocated to the Black Velvet Assets that we did not assume, and losses on the disposal of fixed assets at Matthew Clark of approximately $4 million. Manage-ment believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered as a substitute for net income or cash flow data pre-pared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

The summary pro forma combined financial data set forth above do not reflect the operating results of Franciscan and Simi, which we acquired after May 31, 1999. Based upon financial information provided to us by the sellers of these businesses, we believe that for the year ended December 31, 1998, EBITDA was approximately $20 million for the Franciscan acquisition and approximately $6 million for the Simi acquisition. In connection with the acquisition of the Black Velvet Assets, we entered into bottling and storage contract arrangements with the seller which we believe will generate annual EBITDA of approximately $2 million.

                 Summary Historical Consolidated Financial Data

The following table sets forth our summary financial data for each of the three fiscal years in the period ended February 28, 1999, and for each of the three month periods ended May 31, 1998 and 1999. The statement of income data for the three fiscal years in the period ended February 28, 1999 are derived from our audited historical financial statements incorporated by reference into this Prospectus Supplement. The statement of income data for the three month periods ended May 31, 1998 and 1999 has been derived from our unaudited financial statements incorporated by reference into this Prospectus Supplement. "Other Data" below, not directly derived from our historical financial statements, have been presented to provide additional analysis. The summary financial data below reflect results of Matthew Clark since December 1, 1998 and of the Black Velvet Assets since April 9, 1999, the respective dates we acquired each.

In the opinion of our management, the unaudited data includes all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the three month periods ended May 31, 1999 and 1998 are not necessarily indicative of results that can be expected in future periods. It is important that you read the summary histor-ical financial data presented below in conjunction with the historical finan-cial statements and unaudited pro forma financial data included in reports we have filed with the SEC that are incorporated by reference into this Prospectus Supplement. See "Incorporation of Certain Documents by Reference."

                              -------------------------------------------------

                                                                      Three Months Ended
                                     Year Ended February 28,                     May 31,
                         ---------------------------------------   ---------------------
                                1997          1998          1999         1998        1999
                         -----------   -----------   -----------   ---------   ---------
Dollars in millions
Income Statement Data:
 Net sales.............. $   1,135.0   $   1,212.8   $   1,497.3   $   312.9   $   530.2
 Gross profit...........       322.2         343.8         448.0        92.0       156.1
 Selling, general and
  administrative
  expenses..............      (209.0)       (231.7)       (299.5)      (61.3)     (110.5)
 Nonrecurring charges...         --            --           (2.6)        --         (5.5)
                         -----------   -----------   -----------   ---------   ---------
 Operating income.......       113.2         112.1         145.9        30.7        40.1
 Interest expense, net..       (34.0)        (32.2)        (41.5)       (8.5)      (22.0)
                         -----------   -----------   -----------   ---------   ---------
 Income before provision
  for taxes and
  extraordinary item....        79.2          79.9         104.4        22.2        18.1
 Provision for income
  taxes.................       (33.0)        (32.8)        (42.5)       (9.1)       (7.3)
 Extraordinary item, net
  of income taxes                --            --          (11.4)        --          --
                         -----------   -----------   -----------   ---------   ---------
 Net income............. $      46.2   $      47.1   $      50.5   $    13.1   $    10.8
                         ===========   ===========   ===========   =========   =========
Other Data:
 EBITDA (a)............. $     145.0   $     145.2   $     188.3   $    39.2   $    59.7
 EBITDA margin (b)......        12.8 %        12.0 %        12.6 %      12.5%       11.3%
 Cash flows from
  operating activities.. $     107.8   $      28.8   $     107.2   $    22.8   $    (5.6)
 Cash flows from
  investing activities..       (36.3)        (18.7)       (382.4)       (6.3)     (196.1)
 Cash flows from
  financing activities..       (64.8)        (18.9)        301.0       (16.9)      174.5
 Capital expenditures...        31.6          31.2          49.9         5.6        11.3
 Depreciation and
  amortization..........        31.8          33.2          38.6         8.5        13.8

                                                                    -----------

                                                                         May 31,
                                                                            1999
                                                                      ---------
Balance Sheet Data (end of period):
 Working capital..................................................... $      554
 Total assets........................................................      2,007
 Total debt..........................................................      1,103
 Stockholders' equity................................................        448

(a) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, losses on disposal of fixed assets and nonrecur-ring charges. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more com-plete analysis. EBITDA should not be considered as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(b) EBITDA margin is computed as EBITDA as a percentage of net sales.

                                  Risk Factors

Before you buy any securities offered by this Prospectus Supplement and the Prospectus, you should be aware that there are various risks, including those described below and in the Prospectus. You should consider carefully these risk factors, together with all of the other information in this Prospectus Supple-ment and the Prospectus and the documents that are incorporated by reference before you decide to acquire any securities.

This Prospectus Supplement and the Prospectus include "forward-looking state-ments" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Supplement Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve such plans, intentions or expectations. Important factors that could cause actual results to differ materially from the forward-looking state-ments we make in this Prospectus Supplement and the Prospectus are set forth below and elsewhere in this Prospectus Supplement and the Prospectus. All for-ward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

Our Indebtedness Could Have a Material Adverse Effect on Our Financial Health and Our Ability to Fulfill Our Obligations under the Notes

We have incurred substantial indebtedness to finance our acquisitions and we may incur substantial additional indebtedness in the future to finance further acquisitions. As of May 31, 1999, giving pro forma effect to the Simi and Fran-ciscan acquisitions and this offering, we would have had approximately $1.4 billion of indebtedness outstanding, which does not include approximately $179 million of revolving loans we had available to draw under our bank credit facility. See "Use of Proceeds." Our ability to satisfy our financial obliga-tions under our indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to prevailing economic condi-tions, levels of interest rates and financial, business and other factors, many of which are beyond our control. Therefore, there can be no assurance that our cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements.

Our current and future debt service obligations and covenants could have impor-tant consequences to you if you purchase the notes offered by this Prospectus Supplement. Such obligations and covenants include the following:

  . Our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

  . A significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations;

  . We are subject to restrictive covenants that could limit our ability to conduct our business; and

  . We may be more vulnerable to adverse economic conditions than less leveraged competitors and, thus, may be limited in our ability to with-stand competitive pressures.

The restrictive covenants included in our bank credit facility, our current indentures and the indenture under which the notes will be issued include, among others, those restricting additional liens, additional borrowing, the sale of assets, the payment of dividends, transactions with affiliates, the making of investments and certain other fundamental changes. The bank credit facility also contains restrictions on acquisitions and certain financial ratio tests including a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. These restrictions could limit our ability to conduct business. A failure to comply with the obligations con-tained in the bank credit facility, our current indentures or the supplemental indentures under which the notes will be issued could result in an event of default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-accel-eration or cross-default provisions.

The Notes Are Unsecured; Most of Our Assets in the United States are Pledged to Secure Our Bank Credit Facility

The notes will not be secured by any of our assets. Our obligations under our bank credit facility, however, are secured by a first priority security interest in most of our assets in the United States. If the Company becomes insolvent or is liquidated, or if payment under our bank credit facility is accelerated, the lenders under the facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the agreement governing such indebtedness. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satis-fied or, if any such assets remained, such assets might be insufficient to sat-isfy such claims fully. See "Description of the Senior Credit Facilities."

Our Ability to Make Payments on the Notes Depends on Our Ability to Receive Dividends from Our Subsidiaries; Matthew Clark is not a Guarantor of the Notes

We are a holding company and conduct almost all of our operations through our subsidiaries. As of May 31, 1999, approximately 88% of our tangible assets were held by our subsidiaries. The capital stock of our subsidiaries represents sub-stantially all the assets of the holding company. Accordingly, we are dependent on the cash flows of our subsidiaries to meet our obligations, including the payment of the principal and interest on the notes.

The notes are expected to be guaranteed, jointly and severally, by each of our subsidiaries that guarantee any of our other indebtedness or other indebtedness of the guarantors of the notes. Holders of the notes will not have a direct claim on assets of subsidiaries that do not guarantee the notes (including, most significantly, the assets of Matthew Clark). For the year ended February 28, 1999 (giving pro forma effect to the acquisitions of Matthew Clark and the Black Velvet Assets as if each had occurred on March 1, 1998) approximately $679 million of our net sales were from operations of Matthew Clark, which is not a guarantor of the notes, and approximately $1.4 billion from our opera-tions and the operations of the guarantors. In addition, initially the notes will not be guaranteed by our subsidiaries which hold the Black Velvet Assets, Franciscan and Simi. To the extent any guarantee were to be voided as a fraudu-lent conveyance or held unenforceable for any other reason, holders of the notes would cease to have any claim in respect of such guarantor and would be solely our creditors and any guarantor whose guarantee was not voided or held unenforceable. In such event, the claims of the holders of the notes against the issuer of an invalid guarantee would be subject to the prior payment of all liabilities of such guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the notes relating to any voided guarantee.

Based upon financial and other information currently available to it, we believe that the notes and the guarantees are being incurred for proper pur-poses and in good faith and that we and each guarantor is solvent and will con-tinue to be solvent after issuing the notes or its guarantee, as the case may be, will have sufficient capital for carrying on its business after such issu-ance and will be able to pay its debts as they mature. See "Management's Dis-cussion and Analysis of Financial Condition and Results of Operations--Finan-cial Liquidity and Capital Resources," "Description of the Senior Credit Facil-ities" and "Description of the Notes."

We May Not Be Able to Purchase the Notes in the Event of a Change of Control

Upon the occurrence of certain specific kinds of change of control events, we will be required to make an offer to repurchase the notes at 101% of their principal amount plus accrued interest. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes. Even if we did have sufficient funds to carry out such a repurchase, the financial effect of the repurchase could cause us to default on our other indebtedness. See "Description of the Notes--Certain Cove-nants--Purchase of Notes Upon a Change of Control."

An Active Trading Market for the Notes May Not Develop and the Market Price of the Notes May Be Lower Than the Offering Price

The notes are new issues of securities, and there is currently no established trading market for the notes. Application has been made to list the sterling notes on the Luxembourg Stock Exchange. We do not, however, intend to list the dollar notes on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

                                Use of Proceeds

The net proceeds from the sale of the notes offered hereby are estimated to be approximately $352 million (after deducting the underwriters' discount and our estimated offering fees and expenses). The net proceeds from the sale of the notes are expected to be used to repay amounts outstanding under our bank credit facility. See "Description of the Senior Credit Facilities."

                                 Capitalization

The following table sets forth the unaudited capitalization of the Company (1) actual as of May 31, 1999, (2) as adjusted to reflect indebtedness incurred and assumed in the Simi and Franciscan acquisitions, and (3) as further adjusted to reflect the effect of this offering, and the application of the net proceeds therefrom, on such as adjusted data. The table below does not reflect contem-plated changes to our bank credit facility. See "Description of the Senior Credit Facilities."


                                               --------------------------------

                                                                  May 31, 1999
                                       May 31, 1999  May 31, 1999  (As Further
                                           (Actual) (As Adjusted)    Adjusted)
Dollars in millions                    ------------ ------------- ------------
Long term debt (including current
 maturities):
  Revolving credit facility........... $       9.1   $    109.1   $     117.1
  Term loan facility..................       690.1        890.1         530.1
  Dollar notes........................         --           --          200.0
  Sterling notes......................         --           --          160.0
  8 3/4% Senior Subordinated Notes due
   2003 ..............................       192.6        192.6         192.6
  8 1/2% Senior Subordinated Notes due
   2009...............................       200.0        200.0         200.0
  Other ..............................        11.7         11.7          11.7
                                       ----------    ----------   ----------
    Total debt........................     1,103.5      1,403.5       1,411.5
Stockholders' equity..................       447.9        447.9         447.9
                                       ----------    ----------   ----------
    Total capitalization.............. $   1,551.4   $  1,851.4   $   1,859.4
                                       ==========    ==========   ==========

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

The following discussion and analysis summarizes the significant factors affecting (i) consolidated results of operations of the Company for the three months ended May 31, 1999 ("First Quarter 2000") compared to the three months ended May 31, 1998 ("First Quarter 1999"), the year ended February 28, 1999 ("Fiscal 1999") compared to the year ended February 28, 1998 ("Fiscal 1998"), and Fiscal 1998 compared to the year ended February 28, 1997 ("Fiscal 1997"), and (ii) financial liquidity and capital resources for First Quarter 2000 and Fiscal 1999. This discussion and analysis should be read in conjunction with our audited consolidated financial statements and notes thereto included in our Form 10-K for Fiscal 1999 (the "1999 Form 10-K") and our unaudited consolidated financial statements in our Form 10-Q for First Quarter 2000, each of which is incorporated by reference into this Prospectus Supplement.

We operate primarily in the beverage alcohol industry in the United States and the United Kingdom. We report our operating results in four segments: Canan-daigua Wine (branded wine and brandy, and other, primarily grape juice concen-trate); Barton (primarily beer and spirits); Matthew Clark (branded wine, cider and bottled water, and wholesale wine, cider, spirits, beer and soft drinks); and Corporate Operations and Other (primarily corporate related items). Com-mencing with the three months ending August 31, 1999 we will report an addi-tional segment, Fine Wine, initially comprised primarily of the products of Simi and Franciscan. We completed the purchase of all the outstanding capital stock of Franciscan and related vineyards and assets on June 4, 1999. The pur-chase price was approximately $209.9 million in cash and assumed debt, net of cash acquired, of approximately $28.9 million. Also, on June 4, 1999, we com-pleted our purchase of all the outstanding capital stock of Simi. The cash pur-chase price was approximately $55.8 million. The purchases will be accounted for using the purchase method; accordingly, the acquired assets will be recorded at fair market value at the date of acquisition.

During the fourth quarter of Fiscal 1999, we changed our method of determining the cost of inventories from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method. All previously reported results have been restated to reflect the retroactive application of this accounting change as required by generally accepted accounting principles. For further discussion of the impact of this accounting change, see Note 1 to our consolidated financial statements included in the 1999 Form 10-K.

Results of Operations

First Quarter 2000 Compared to First Quarter 1999

Net Sales

The following table sets forth the net sales by operating segment of the Com-pany for First Quarter 2000 and First Quarter 1999.

                                                    ---------------------------

                                               First Quarter 2000 Compared to
                                                           First Quarter 1999
                                                                    Net Sales
                                              --------------------------------
                                                                   % Increase/
                                                   2000       1999  (Decrease)
Dollars in thousands                          ---------  --------- -----------
Canandaigua Wine:
  Branded:
    External customers....................... $ 142,641  $ 126,798        12.5%
    Intersegment.............................     1,750        --          N/A
                                              ---------  ---------
      Total Branded..........................   144,391    126,798        13.9%
                                              ---------  ---------
  Other:
    External customers.......................    19,130     19,139        (0.1)%
    Intersegment.............................        38        --          N/A
                                              ---------  ---------
      Total Other............................    19,168     19,139         0.2%
                                              ---------  ---------
Canandaigua Wine net sales................... $ 163,559  $ 145,937        12.1%
                                              ---------  ---------
Barton:
  Beer.......................................   146,611    118,796        23.4%
  Spirits....................................    54,139     47,372        14.3%
                                              ---------  ---------
Barton net sales............................. $ 200,750  $ 166,168        20.8%
                                              ---------  ---------
Matthew Clark:
  Branded....................................    74,375        --          N/A
  Wholesale..................................    92,422        --          N/A
                                              ---------  ---------
Matthew Clark net sales...................... $ 166,797  $     --          N/A
                                              ---------  ---------
Corporate Operations and Other............... $     885  $     823         7.5%
                                              ---------  ---------
Intersegment eliminations.................... $  (1,822) $     --          N/A
                                              ---------  ---------
Consolidated Net Sales....................... $ 530,169  $ 312,928        69.4%
                                              =========  =========

Net sales for First Quarter 2000 increased to $530.2 million from $312.9 mil-lion for First Quarter 1999, an increase of $217.2 million, or 69.4%.

Canandaigua Wine

Net sales for Canandaigua Wine for First Quarter 2000 increased to $163.6 mil-lion from $145.9 million for First Quarter 1999, an increase of $17.6 million, or 12.1%. This increase resulted primarily from (i) sales of Arbor Mist and Mystic Cliffs, which were introduced in the second quarter of fiscal 1999, (ii) growth in our international business and (iii) an increase in our bulk wine sales. These increases were partially offset by declines in other wine brands and in our grape juice concentrate business.

Barton

Net sales for Barton for First Quarter 2000 increased to $200.8 million from $166.2 million for First Quarter 1999, an increase of $34.6 million, or 20.8%. This increase resulted primarily from an increase in sales of imported beer brands led by Barton's Mexican portfolio as well as from $7.2 million of sales of products and services acquired in the acquisition of the Black Velvet Assets, which was completed in April 1999.

Matthew Clark

Net sales for Matthew Clark for First Quarter 2000 were $166.8 million.

Gross Profit

Our gross profit increased to $156.1 million for First Quarter 2000 from $92.1 million for First Quarter 1999, an increase of $64.1 million, or 69.6%. The dollar increase in gross profit was primarily related to sales from the acqui-sition of Matthew Clark and the Black Velvet Assets, both completed after First Quarter 1999, as well as increased Barton beer and Canandaigua Wine wine sales. As a percent of net sales, gross profit remained flat at 29.4% for both First Quarter 2000 and First Quarter 1999, as margin improvements within each product line were offset by additional sales of lower-margin products such as imported beer and U.K. wholesale sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased to $110.5 million for First Quarter 2000 from $61.3 million for First Quarter 1999, an increase of $49.2 million, or 80.2%. The dollar increase in selling, general and adminis-trative expenses resulted primarily from the addition of the Matthew Clark business and expenses related to the brands acquired in the acquisition of the Black Velvet Assets. We also increased our marketing and promotional costs to generate additional sales volume, particularly of Canandaigua Wine wine and Barton beer brands. Selling, general and administrative expenses as a percent of net sales increased to 20.8% for First Quarter 2000 as compared to 19.6% for First Quarter 1999. The increase in percent of net sales resulted primarily from (i) Canandaigua Wine's investment in brand building and efforts to increase market share and (ii) the acquisition of Matthew Clark, as Matthew Clark's selling, general and administrative expenses as a percent of net sales is typically at the high end of the range of our operating segments' percent-ages.

Nonrecurring Charges

We incurred nonrecurring charges of $5.5 million in First Quarter 2000 related to the closure of a production facility within the Matthew Clark operating seg-ment in the United Kingdom and to a management reorganization within the Canan-daigua Wine operating segment. No such charges were incurred in First Quarter 1999.

Operating Income

The following table sets forth the operating profit/(loss) by operating segment of the Company for First Quarter 2000 and First Quarter 1999.

                          ----------------------------------------------------------
                                First Quarter 2000 Compared to First Quarter 1999
                                                          Operating Profit/(Loss)
                          ----------------------------------------------------------
                                                                       % Increase/
                                     2000               1999            (Decrease)
Dollars in thousands      -----------------  -----------------  --------------------
Canandaigua Wine........  $           5,607  $           7,440                 (24.6)%
Barton..................             31,497             25,788                  22.1%
Matthew Clark...........              7,330                 --                   N/A
Corporate Operations and
 Other..................             (4,323)            (2,499)                 73.0%
                          -----------------  -----------------
Consolidated Operating
 Profit.................  $          40,111  $          30,729                  30.5%
                          =================  =================

As a result of the above factors, consolidated operating income increased to $40.1 million for First Quarter 2000 from $30.7 million for First Quarter 1999, an increase of $9.4 million, or 30.5%. Operating income for the Canandaigua Wine operating segment was down $1.8 million, or 24.6%, due to the nonrecurring charge of $2.6 million related to the segment's management reorganization, as well as additional marketing expenses associated with new product introduc-tions. Exclusive of the nonrecurring charge, operating income increased by 9.8% to $8.2 million in First Quarter 2000. Operating income for the Matthew Clark operating segment, excluding nonrecurring charges of $2.9 million, was $10.3 million.

Interest Expense, Net

Net interest expense increased to $22.0 million for First Quarter 2000 from $8.5 million for First Quarter 1999, an increase of $13.5 million or 158.4%. The increase resulted primarily from additional interest expense associated with the borrowings related to the acquisition of Matthew Clark and the Black Velvet Assets.

Net Income

As a result of the above factors, net income decreased to $10.8 million for First Quarter 2000 from $13.1 million for First Quarter 1999, a decrease of $2.3 million, or 17.2%.

For financial analysis purposes only, our earnings before interest, taxes, depreciation and amortization ("EBITDA") for First Quarter 2000 were $53.9 mil-lion, an increase of $14.6 million over EBITDA of $39.2 million for First Quarter 1999. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indication of operating performance or as a measure of liquidity.

Fiscal 1999 Compared to Fiscal 1998

Net Sales

The following table sets forth the net sales, if applicable, by operating seg-ment of the Company for Fiscal 1999 and Fiscal 1998.

                                                    ----------------------------
                                                         Fiscal 1999 Compared to
                                                                     Fiscal 1998
                                                                       Net Sales
                                                   ----------------------------

                                                                   % Increase/
                                                   1999       1998    Decrease
Dollars in thousands                         ---------- ---------- -----------
Canandaigua Wine:
  Branded................................... $  598,782 $  570,807        4.9 %
  Other.....................................     70,711     71,988       (1.8)%
                                             ---------- ----------
Canandaigua Wine net sales.................. $  669,493 $  642,795        4.2 %

Barton:
  Beer...................................... $  478,611 $  376,607       27.1 %
  Spirits...................................    185,938    191,190       (2.7)%
                                             ---------- ----------
Barton net sales............................ $  664,549 $  567,797       17.0 %

Matthew Clark:
  Branded................................... $   64,879 $       --        N/A
  Wholesale.................................     93,881         --        N/A
                                             ---------- ----------
Matthew Clark net sales..................... $  158,760 $       --
                                             ---------- ----------
Corporate Operations and Other.............. $    4,541 $    2,196      106.8 %
                                             ---------- ----------
Consolidated Net Sales...................... $1,497,343 $1,212,788       23.5 %
                                             ========== ==========

Net sales for Fiscal 1999 increased to $1,497.3 million from $1,212.8 million for Fiscal 1998, an increase of $284.6 million, or 23.5%.

Canandaigua Wine
Net sales for Canandaigua Wine for Fiscal 1999 increased to $669.5 million from $642.8 million for Fiscal 1998, an increase of $26.7 million, or 4.2%. This increase resulted primarily from (i) the introduction of two new products, Arbor Mist and Mystic Cliffs, in Fiscal 1999, (ii) Paul Masson Grande Amber Brandy growth, and (iii) Almaden boxed wine growth. These increases were par-tially offset by declines in other wine brands and in the Company's grape juice concentrate business.

Barton
Net sales for Barton for Fiscal 1999 increased to $664.5 million from $567.8 million for Fiscal 1998, an increase of $96.8 million, or 17.0%. This increase resulted primarily from an increase in sales of beer brands led by Barton's Mexican portfolio. This increase was partially offset by a decrease in revenues from Barton's spirits contract bottling business.

Matthew Clark
Net sales for Matthew Clark for Fiscal 1999 since the date of acquisition, December 1, 1998, were $158.8 million.

Gross Profit

Our gross profit increased to $448.0 million for Fiscal 1999 from $343.8 mil-lion for Fiscal 1998, an increase of $104.3 million, or 30.3%. The dollar increase in gross profit resulted primarily from the sales generated by the Matthew Clark acquisition completed in the fourth quarter of Fiscal 1999, increased beer sales and the combination of higher average selling prices and lower average costs for branded wine sales. As a percent of net sales, gross profit increased to 29.9% for Fiscal 1999 from 28.3% for Fiscal 1998. The increase in the gross profit margin resulted primarily from higher selling prices and lower costs for Canandaigua Wine's branded wine sales, partially offset by a sales mix shift towards lower margin products, particularly due to the growth in Barton's beer sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased to $299.5 million for Fiscal 1999 from $231.7 million for Fiscal 1998, an increase of $67.8 million, or 29.3%. The dollar increase in selling, general and administrative expenses resulted primarily from expenses related to the Matthew Clark acquisition, as well as marketing and promotional costs associated with our increased branded sales volume. The year-over-year comparison also benefited from a one time charge for separation costs incurred in Fiscal 1998 related to an organiza-tional change within Barton. Selling, general and administrative expenses as a percent of net sales increased to 20.0% for Fiscal 1999 as compared to 19.1% for Fiscal 1998. The increase in percent of net sales resulted primarily from
(i) Canandaigua Wine's investment in brand building and efforts to increase market share and (ii) the Matthew Clark acquisition, as Matthew Clark's sell-ing, general and administrative expenses as a percent of net sales is typically higher than for our other operating segments.

Nonrecurring Charges

We incurred nonrecurring charges of $2.6 million in Fiscal 1999 related to the closure of a production facility in the United Kingdom. No such charges were incurred in Fiscal 1998.

Operating Income

The following table sets forth the operating profit/(loss) by operating segment of the Company for Fiscal 1999 and Fiscal 1998.

                                                  ---------------------------
                                                                       Fiscal
                                                                         1999
                                                                     Compared
                                                                           to
                                                                       Fiscal
                                                                         1998
                                                                    Operating
                                                                Profit/(Loss)
                                              -------------------------------
                                                                  % Increase/
                                                  1999      1998   (Decrease)
Dollars in thousands                          --------  --------  -----------
Canandaigua Wine............................. $ 46,283  $ 45,440          1.9 %
Barton.......................................  102,624    77,010         33.3 %
Matthew Clark................................    8,998        --          N/A
Corporate Operations and Other...............  (12,013)  (10,380)       (15.7)%
                                              --------  --------
Consolidated Operating Profit................ $145,892  $112,070         30.2 %
                                              ========  ========

As a result of the above factors, operating income increased to $145.9 million for Fiscal 1999 from $112.1 million for Fiscal 1998, an increase of $33.8 mil-lion, or 30.2%.

Interest Expense, Net

Net interest expense increased to $41.5 million for Fiscal 1999 from $32.2 mil-lion for Fiscal 1998, an increase of $9.3 million or 28.8%. The increase resulted primarily from additional interest expense associated with the borrowings related to the Matthew Clark acquisition.

Extraordinary Item, Net of Income Taxes

We incurred an extraordinary charge of $11.4 million after taxes in Fiscal 1999. This charge resulted from fees related to the replacement of our bank credit facility, including extinguishment of the Term Loan. No extraordinary charges were incurred in Fiscal 1998.

Net Income

As a result of the above factors, net income increased to $50.5 million for Fiscal 1999 from $47.1 million for Fiscal 1998, an increase of $3.3 million, or 7.1%.

For financial analysis purposes only, our earnings before interest, taxes, depreciation and amortization ("EBITDA") for Fiscal 1999 were $184.5 million, an increase of $39.3 million over EBITDA of $145.2 million for Fiscal 1998. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indica-tion of operating performance or as a measure of liquidity.

Fiscal 1998 Compared to Fiscal 1997

Net Sales

The following table sets forth the net sales by operating segment of the Com-pany for Fiscal 1998 and Fiscal 1997.

                                                   ----------------------------

                                         Fiscal 1998 Compared to Fiscal 1997
                                                                  Net Sales
                                       ------------------------------------------
                                                                  % Increase/
                                              1998         1997    (Decrease)
                                       ------------ ------------ ----------------
Dollars in thousands
Canandaigua Wine:
  Branded............................. $    570,807 $    537,745           6.1 %
  Other...............................       71,988      112,546         (36.0)%
                                       ------------ ------------
Canandaigua Wine net sales............ $    642,795 $    650,291          (1.2)%
                                       ------------ ------------
Barton:
  Beer................................ $    376,607 $    298,925          26.0 %
  Spirits.............................      191,190      185,289           3.2 %
                                       ------------ ------------
Barton net sales...................... $    567,797 $    484,214          17.3 %
                                       ------------ ------------
Corporate Operations and Other........ $      2,196 $        508         332.3 %
                                       ------------ ------------
Consolidated Net Sales................ $  1,212,788 $  1,135,013           6.9 %
                                       ============ ============

Net sales for Fiscal 1998 increased to $1,212.8 million from $1,135.0 million for Fiscal 1997, an increase of $77.8 million, or 6.9%.

Canandaigua Wine
Net sales for Canandaigua Wine for Fiscal 1998 decreased to $642.8 million from $650.3 million for Fiscal 1997, a decrease of $7.5 million, or 1.2%. This decrease resulted primarily from lower sales of grape juice concentrate, bulk wine and other branded wine products, partially offset by an increase in table wine sales and brandy sales.

Barton
Net sales for Barton for Fiscal 1998 increased to $567.8 million from $484.2 million for Fiscal 1997, an increase of $83.6 million, or 17.3%. This increase resulted primarily from additional beer sales, largely Mexican beer, and addi-tional spirits sales.

Gross Profit

Our gross profit increased to $343.8 million for Fiscal 1998 from $322.2 mil-lion for Fiscal 1997, an increase of $21.5 million, or 6.7%. The dollar increase in gross profit resulted primarily from increased beer sales, higher average selling prices and cost structure improvements related to branded wine sales, higher average selling prices in excess of cost increases related to grape juice concentrate sales and higher average selling prices and increased volume related to branded spirits sales. These increases were partially offset by lower sales volume of grape juice concentrate and bulk wine. As a percent of net sales, gross profit decreased slightly to 28.3% for Fiscal 1998 from 28.4% for Fiscal 1997.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased to $231.7 million for Fiscal 1998 from $209.0 million for Fiscal 1997, an increase of $22.7 million, or 10.9%. The dollar increase in selling, general and administrative expenses resulted principally from marketing and selling costs associated with our branded sales volume, and a one-time charge for separation costs related to an organizational change within the Barton segment. Selling, general and adminis-trative expenses as a percent of net sales increased to 19.1% for Fiscal 1998 as compared to 18.4% for Fiscal 1997. The increase in percent of net sales resulted from the one-time charge for separation costs and from a change in the sales mix in the Can-andaigua Wine segment towards branded products, which have a higher percent of marketing and selling costs relative to sales.

Operating Income

The following table sets forth the operating profit/(loss) by operating segment of the Company for Fiscal 1998 and Fiscal 1997.

                                                    ---------------------------

                                                  Fiscal 1998 Compared to
                                                    Fiscal 1997 Operating
                                                            Profit/(Loss)
                                              -------------------------------
                                                                  % Increase/
                                                  1998      1997   (Decrease)
                                              --------  --------  -----------
Dollars in thousands
Canadaigua Wine.............................. $ 45,440  $ 51,525        (11.8)%
Barton.......................................   77,010    73,073          5.4 %
Corporate Operations and Other...............  (10,380)  (11,388)         8.9 %
                                              --------  --------
Consolidated Operating Profit................ $112,070  $113,210         (1.0)%
                                              ========  ========

As a result of the above factors, operating income decreased to $112.1 million for Fiscal 1998 from $113.2 million for Fiscal 1997, a decrease of $1.1 mil-lion, or 1.0%.

Interest Expense, Net

Net interest expense decreased to $32.2 million for Fiscal 1998 from $34.1 mil-lion for Fiscal 1997, a decrease of $1.9 million or 5.5%. The decrease was pri-marily due to a decrease in our average borrowings which was partially offset by an increase in the average interest rate.

Provision For Income Taxes

Our effective tax rate for Fiscal 1998 decreased to 41.0% from 41.7% for Fiscal 1997 as Fiscal 1997 reflected a higher effective tax rate in California caused by statutory limitations on our ability to utilize certain deductions.

Net Income

As a result of the above factors, net income increased to $47.1 million for Fiscal 1998 from $46.2 million for Fiscal 1997, an increase of $0.9 million, or 2.1%.

For financial analysis purposes only, our earnings before interest, taxes, depreciation and amortization ("EBITDA") for Fiscal 1998 were $145.2 million, an increase of $0.2 million over EBITDA of $145.0 million for Fiscal 1997. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indica-tion of operating performance or as a measure of liquidity.

Financial Liquidity and Capital Resources

General
Our principal use of cash in our operating activities is for purchasing and carrying inventories. Our primary source of liquidity has historically been cash flow from operations, except during the annual fall grape harvests when we have relied on short-term borrowings. The annual grape crush normally begins in August and runs through October. We generally begin purchasing grapes in August with payments for such grapes beginning to come due in September. Our short-term borrowings to support such purchases generally reach their highest levels in November or December. Historically, we have used cash flow from operating activities to repay its short-term borrowings. We will continue to use our short-term borrowings to support our working capital requirements. We believe that cash provided by operating activities and its financing activities, pri-marily short-term borrowings, will provide adequate resources to satisfy our working capital, liquidity and anticipated capital expenditure requirements for both our short-term and long-term capital needs.

First Quarter 2000 Cash Flows

Operating Activities

Net cash used in operating activities for First Quarter 2000 was $5.6 million, which resulted from $25.8 million in net income adjusted from noncash items, less $31.4 million representing the net change in our operating assets and lia-bilities. The net change in operating assets and liabilities resulted primarily from a seasonal increase in accounts receivable, partially offset by an increase in accrued interest due to higher debt outstanding related to the acquisitions of the Matthew Clark and Black Velvet Assets.

Investing Activities and Financing Activities

Net cash used in investing activities for First Quarter 2000 was $196.1 mil-lion, which resulted primarily from net cash paid of $185.5 million for the Black Velvet Assets and $11.3 million of capital expenditures, including $1.3 million for vineyards.

Net cash provided by financing activities for First Quarter 2000 was $174.5 million, which resulted primarily from proceeds of $264.1 million from issuance of long-term debt, including $200.0 million of long-term debt incurred in con-nection with the acquisition of the Black Velvet Assets. This amount was par-tially offset by repayment of $70.4 million of net revolving loan borrowings, principal payments of $16.3 million of long-term debt, and payment of $3.2 mil-lion of long-term debt issuance costs.

Debt

Total debt outstanding as of May 31, 1999, amounted to $1,103.5 million, an increase of $178.0 million from February 28, 1999. The ratio of total debt to total capitalization increased to 71.1% as of May 31, 1999, from 68.0% as of February 28, 1999.

Credit Agreement

As of May 31, 1999, under our bank credit agreement, we had outstanding term loans of $690.1 million bearing interest at 7.6%, $9.1 million of revolving loans bearing interest at 7.6%, undrawn revolving letters of credit of $3.8 million, and $287.1 million in revolving loans available to be drawn.

During June 1999, we, certain of our principal operating subsidiaries, and a syndicate of banks, for which The Chase Manhattan Bank acts as administrative agent, entered into a Second Amended and Restated Credit Agreement (the "Credit Agreement") which amends and restates the Company's First Amended and Restated Credit Agreement. The Credit Agreement recasts certain incremental revolving loans provided for under our First Amended and Restated Credit Agreement into amortizing term loans which are known as "Incremental Facility Loans". The Credit Agreement also amended the financial covenants for the debt coverage ratio and the interest coverage ratio to reflect $200.0 million of Incremental Facility Loans which were borrowed by us to finance the acquisition of Francis-can.

The Incremental Facility Loans have a final maturity on December 1, 2005 and, subject to certain mandatory prepayment requirements, shall be repaid in quar-terly installments, starting at $0.5 million in December 1999. The rate of interest payable on the Incremental Facility Loans, at our option, is a func-tion of the London interbank offering rate (LIBOR) plus a margin, federal funds rate plus a margin, or the prime rate plus a margin. The margin is adjustable based upon our Debt Ratio (as defined in the Credit Agreement). The initial margin on the Incremental Facility Loans will be 1.75% (for prime rate based borrowings) and 2.75% (for LIBOR based borrowings).

We financed the purchase prices for the acquisitions of Franciscan and Simi with borrowings under the Credit Agreement.

Fiscal 1999 Cash Flows

Operating Activities

Net cash provided by operating activities for Fiscal 1999 was $107.3 million, which resulted from $112.3 million in net income adjusted for noncash items, less $5.0 million representing the net change in our operating assets and lia-bilities.

The net change in operating assets and liabilities resulted primarily from post acquisition activity attributable to the Matthew Clark acquisition resulting in a decrease in other accrued expenses and liabilities and accounts payable, par-tially offset by a decrease in accounts receivable.

Investing Activities and Financing Activities

Net cash used in investing activities for Fiscal 1999 was $382.4 million, which resulted primarily from net cash paid of $332.2 million for the Matthew Clark acquisition and $49.9 million of capital expenditures, including $7.0 million for vineyards.

Net cash provided by financing activities for Fiscal 1999 was $301.0 million, which resulted primarily from proceeds of $635.1 million from issuance of long-term debt, including $358.1 million of long-term debt incurred to acquire Mat-thew Clark. This amount was partially offset by principal payments of $264.1 million of long-term debt, repurchases of $44.9 million of our Class A Common Stock, payment of $17.1 million of long-term debt issuance costs and repayment of $13.9 million of net revolving loan borrowings.

During June 1998, our Board of Directors authorized the repurchase of up to $100.0 million of its Class A Common Stock and Class B Common Stock. The repur-chase of shares of common stock will be accomplished, from time to time, in management's discretion and depending upon market conditions, through open market or privately negotiated transactions. We may finance such repurchases through cash generated from operations or through the bank credit agreement. The repurchased shares will become treasury shares. As of May 28, 1999, we had purchased 1,018,836 shares of Class A Common Stock at an aggregate cost of $44.9 million, or at an average cost of $44.05 per share.

Debt

Total debt outstanding as of February 28, 1999, amounted to $925.4 million, an increase of $500.2 million from February 28, 1998. The ratio of total debt to total capitalization increased to 68.0% as of February 28, 1999, from 50.0% as of February 28, 1998.

Credit Agreement

As of February 28, 1999, under the 1998 Credit Agreement (as defined below), we had outstanding term loans of $625.6 million bearing interest at 7.6%, $83.1 million of revolving loans bearing interest at 7.3%, undrawn revolving letters of credit of $4.0 million, and $212.9 million in revolving loans available to be drawn.

On December 14, 1998, we, our principal operating subsidiaries (other than Mat-thew Clark and its subsidiaries), and a syndicate of banks, for which The Chase Manhattan Bank acts as administrative agent, entered into a First Amended and Restated Credit Agreement (the "1998 Credit Agreement"), effective as of November 2, 1998, which amends and restates in its entirety the credit agree-ment entered into between us and The Chase Manhattan Bank on November 2, 1998. The 1998 Credit Agreement was amended as of May 12, 1999 pursuant to a Second Amended and Restated Credit Agreement (the 1998 Credit Agreement, as so amended, being referred to herein as the "Existing Credit Agreement"). The Existing Credit Agreement includes both US dollar and British pound sterling commitments of the syndicate banks of up to, in the aggregate, the equivalent of $1.2 billion with the proceeds available for repayment of all outstanding principal and accrued interest on all loans under our bank credit agreement dated as of December 19, 1997, payment of the purchase price for the Matthew Clark shares, repayment of Matthew Clark's credit facilities, funding of per-mitted acquisitions, payment of transaction expenses and our ongoing working capital needs.

The Existing Credit Agreement provides for a $350.0 million Tranche I Term Loan facility due in December 2004, a $200.0 million Tranche II Term Loan facility due in June 2000, a $150.0 million Tranche III Term Loan facility due in December 2005, a $300.0 million Revolving Credit facility (including letters of credit up to a maximum of $20.0 million) which expires in December 2004, and a $200.0 million Incremental Facility Loan facility due in December 2005. Por-tions of the Tranche I Term Loan facility and the Revolving Credit facility are available for borrowing in British pound sterling.

Senior Subordinated Notes

As of May 31, 1999, we had outstanding $195.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due December 2003, being the $130.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due December 2003 issued in December 1993 (the "Original Notes") and the $65.0 mil-lion aggregate principal amount of 8 3/4% Series C Senior Subordinated Notes due December 2003 issued in February 1997 (the "Series C Notes"). The

Original Notes and the Series C Notes are currently redeemable, in whole or in part, at the option of the Company. A brief description of the Original Notes and the Series C Notes is contained in Note 6 to the Company's consolidated financial statements included in the 1999 Form 10-K.

On March 4, 1999, we issued $200.0 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due March 2009 (the "$200 Million Notes"). We used the proceeds from the sale of the $200 Million Notes to fund the acquisition of the Black Velvet Assets ($185.5 million) and to pay the fees and expenses related thereto with the remainder of the net proceeds to be used for general corporate purposes or to fund future acquisitions. The $200 Million Notes are redeemable at our option, in whole or in part, at any time on or after March 1, 2004. We may also redeem up to $70.0 million of the $200 Million Notes using the proceeds of certain equity offerings completed before March 1, 2002. A brief description of the $200 Million Notes is contained in Note 17 to our con-solidated financial statements included in the 1999 Form 10-K.

Capital Expenditures

During Fiscal 1999, we incurred $49.9 million for capital expenditures, including $7.0 million related to vineyards. We plan to spend approximately $49.6 million for capital expenditures, exclusive of vineyards, in fiscal 2000. In addition, we continue to consider the purchase, lease and development of vineyards. We may incur additional expenditures for vineyards if opportunities become available. Management reviews the capital expenditure program periodi-cally and modifies it as required to meet current business needs.

Commitments

We have agreements with suppliers to purchase various spirits and blends of which certain agreements are denominated in British pound sterling. The future obligations under these agreements, based upon exchange rates at February 28, 1999, aggregate approximately $17.2 million for contracts expiring through December 2002.

At February 28, 1999, we had open currency forward contracts to purchase var-ious foreign currencies of $12.4 million which mature within twelve months. Our use of such contracts is limited to the management of currency rate risks related to purchases denominated in a foreign currency. Our strategy is to enter only into currency exchange contracts that are matched to specific pur-chases and not to enter into any speculative contracts.

Effects of Inflation and Changing Prices

Our results of operations and financial condition have not been significantly affected by inflation and changing prices. We have been able, subject to normal competitive conditions, to pass along rising costs through increased selling prices.

Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Deriv-ative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain deriva-tive instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet and measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. We are required to adopt SFAS No. 133 on a prospective basis for interim periods and fiscal years beginning March 1, 2001. We believe the effect of adoption on its financial statements will not be material based on our cur-rent risk management strategies.

Year 2000 Issue

We have in place detailed programs to address Year 2000 readiness in our internal systems and with our key customers and suppliers. The Year 2000 issue is the result of computer logic that was written using two digits rather than four to define the applicable year. Any computer logic that processes date-sen-sitive information may recognize the date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

Pursuant to our readiness programs, all major categories of information tech-nology systems and non-information technology systems (i.e., equipment with embedded microprocessors) we use, including manufacturing, sales, financial and human resources, have been inventoried and assessed. In addition, plans have been developed for the required systems modifications or replacements. With respect to its information technology systems, we have completed the entire assessment phase and approximately 85% of the remediation phase. With respect to its non-information technology systems, we have completed the entire assessment phase and approximately 80% of the remediation phase. Selected areas, both internal and external, are being tested to assure the integrity of our remediation pro-grams. The testing is expected to be completed by September 1999. We plan to have all internal mission-critical information technology and non-information technology systems Year 2000 compliant by September 1999.

We are also communicating with its major customers, suppliers and financial institutions to assess the potential impact on our operations if those third parties fail to become Year 2000 compliant in a timely manner. While this process is not yet complete, based upon responses to date, it appears that many of those customers and suppliers have only indicated that they have in place Year 2000 readiness programs, without specifically confirming that they will be Year 2000 compliant in a timely manner. Risk assessment, readiness evaluation, action plans and contingency plans related to our significant customers and suppliers are expected to be completed by September 1999. Our key financial institutions have been surveyed and it is our understanding that they are or will be Year 2000 compliant on or before December 31, 1999.

The costs incurred to date related to its Year 2000 activities have not been material to us, and, based upon current estimates, we do not believe that the total cost of its Year 2000 readiness programs will have a material adverse impact on our financial condition, results of operations or cash flows.

Our readiness programs also include the development of contingency plans to protect its business and operations from Year 2000-related interruptions. These plans should be complete by September 1999 and, by way of examples, will include back-up procedures, identification of alternate suppliers, where possi-ble, and increases in inventory levels. Based upon our current assessment of its non-information technology systems, we do not believe it necessary to develop an extensive contingency plan for those systems. There can be no assur-ances, however, that any of our contingency plans will be sufficient to handle all problems or issues which may arise.

We believe that we are taking reasonable steps to identify and address those matters that could cause serious interruptions in its business and operations due to Year 2000 issues. However, delays in the implementation of new systems, a failure to fully identify all Year 2000 dependencies in our systems and in the systems of its suppliers, customers and financial institutions, a failure of such third parties to adequately address their respective Year 2000 issues, or a failure of a contingency plan could have a material adverse effect on our business, financial condition, results of operations or cash flows. For exam-ple, we would experience a material adverse impact on its business if signifi-cant suppliers of beer, glass or other raw materials, or utility systems fail to timely provide us with necessary inventories or services due to Year 2000 systems failures.

The statements set forth herein concerning Year 2000 issues which are not his-torical facts are forward-looking statements that involve risks and uncertain-ties that could cause actual results to differ materially from those in the forward-looking statements. In particular, the costs associated with our Year 2000 programs and the time-frame in which the Company plans to complete Year 2000 modifications are based upon management's best estimates. These estimates were derived from internal assessments and assumptions of future events. These estimates may be adversely affected by the continued availability of personnel and system resources, and by the failure of significant third parties to prop-erly address Year 2000 issues. Therefore, there can be no guarantee that any estimates, or other forward-looking statements will be achieved, and actual results could differ significantly from those contemplated.

Euro Conversion Issues

Effective January 1, 1999, eleven of the fifteen member countries of the Euro-pean Union (the "Participating Countries") established fixed conversion rates between their existing sovereign currencies and the euro. For three years after the introduction of the euro, the Participating Countries can perform financial transactions in either the euro or their original local currencies. This will result in a fixed exchange rate among the Participating Countries, whereas the euro (and the Participating Countries' currency in tandem) will continue to float freely against the U.S. dollar and other currencies of the non-partici-pating countries. We do not believe that the effects of the conversion will have a material adverse effect on our business and operations.

                                    Business

Canandaigua Brands, Inc. is a leading producer and marketer of branded beverage alcohol products in the United States and the United Kingdom. According to available industry data, we rank as the second largest supplier of wine, the second largest importer of beer and the fourth largest supplier of distilled spirits in the United States. Our Matthew Clark subsidiary is a leading British producer of cider, wine and bottled water, and a leading beverage alcohol wholesaler in the United Kingdom.

The Company is a Delaware corporation organized in 1972 as the successor to a business founded in 1945 by Marvin Sands, Chairman of the Board of the Company. We have aggressively pursued growth in recent years through acquisitions, brand development, new product offerings and new distribution agreements. The recent acquisitions of Simi and Franciscan, the Black Velvet Assets and Matthew Clark continued a series of strategic acquisitions made since 1991 by which we have diversified our offerings and as a result, increased our market share, net sales and cash flow. We have also achieved internal growth by developing new products and repositioning existing brands to focus on the fastest growing sec-tors of the beverage alcohol industry. For the fiscal year ended February 28, 1999, giving pro forma effect to the acquisitions of the Black Velvet Assets and Matthew Clark, our net sales were $2.1 billion and EBITDA was $282 million.

We market and sell over 175 national and regional branded products to more than 1,000 wholesale distributors in the United States. We also distribute our own branded products and those of other companies to more than 16,000 customers in the United Kingdom. We operate more than 20 production facilities throughout the world and purchase products for resale from other producers.

Competitive Strengths

According to industry data, in 1998 we had a 16% share of the market for wines, a 16% share of the imported beer market and a 10% share of the distilled spirits market in the United States. In the United Kingdom, we had a 35% share of the market for cider and a 10% share of the market for bottled sparkling water. The Stowells of Chelsea boxed wine brand has a 63% and a 41% market share in the on-premises and off-premises branded segments, respectively.

Many of our brands are leaders in their respective categories in the United States, including Corona Extra, the largest selling imported beer brand; Almaden and Inglenook, the fifth and seventh largest selling table wine brands; Richards Wild Irish Rose, the largest selling dessert wine brand; Cook's cham-pagne, the second largest selling sparkling wine brand; Fleischmann's, the third largest blended whiskey and fourth largest domestically bottled gin; Mon-tezuma, the second largest selling tequila brand; and Black Velvet, the third largest Canadian whisky brand. In the United Kingdom, Blackthorn is the second largest selling on-premises draft cider, and Gaymer's Olde English is the second largest cider brand in the take-home market. Strathmore is the leading brand of sparkling bottled water in the United Kingdom, and Stowells of Chelsea is the leading brand of boxed wine.

Through product line extensions and acquisitions we have diversified our product mix and improved profitability by reducing reliance on any one product category and stressing growing categories of imported beers and varietal wines. Our portfolio of beers imported into the United States is growing at a compound annual growth rate of 25% versus 13% for the overall imported beer industry from 1995 through 1998. Our spirits portfolio experienced a 3% growth rate versus less than one percent growth for the overall spirits industry between 1995 and 1998. In addition, we have successfully revitalized acquired brands previously in decline, increasing average gross profit per case. For example, in the United States the average gross profit per case of wine increased from $4.61 to $6.32 during the four years ending with fiscal 1999, and the average per case of spirits increased from $6.89 to $7.98 over the same period.

We have one of the most experienced management teams in the beverage alcohol industry. Our executive officers have an average of 14 years with the Company or its affiliates and an average of 18 years in the beverage alcohol industry.

Recent Acquisitions

Acquisitions of Simi and Franciscan
On June 4, 1999, we acquired all of the outstanding capital stock of Simi Win-ery, Inc. This acquisition included the Simi winery (located in Healdsburg, California), equipment, vineyards, inventory and worldwide ownership of the Simi brand

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name. Founded in 1876, Simi is one of the oldest and best known wineries in
California, combining a strong super-premium and ultra-premium brand with a flexible and well-equipped facility and high quality vineyards in the key Sonoma appellation.

Also on June 4, 1999, we purchased all of the outstanding capital stock of Franciscan Vineyards, Inc. and, in related transactions, we purchased a winery, vineyards and related vineyard assets located in Northern California. In these transactions, we acquired:

  .  the Franciscan Oakville Estate, Estancia and Mt. Veeder brands;

  .  wineries located in Rutherford, Monterey and Mt. Veeder, California;

  . vineyards in the Napa Valley, Alexander Valley, Monterey and Paso Robles appellations (and we entered into long-term grape contracts with certain parties related to Franciscan to purchase additional grapes grown in the Napa and Alexander Valley appellations);

  .  distribution rights to the Quintessa and Veramonte brands; and

  . majority interests in entities that own the Veramonte brand, and the Veramonte winery and vineyards located in the Casablanca Valley, Chile.

Franciscan is one of the foremost super-premium and ultra-premium wine compa-nies in California. Franciscan's net sales for its fiscal year ended December 31, 1998, were approximately $50 million on volume of approximately 600,000 cases. While the super-premium and ultra-premium wine categories represented only 9% of the total United States wine market by volume in 1997, they accounted for more than 25% of sales dollars. Super-premium and ultra-premium wine sales in the United States grew at an annual rate of 16% between 1995 and 1998. Given its fiscal 1998 volume of approximately 600,000 cases sold, Fran-ciscan has recorded a three-year compound annual growth rate of more than 17%.

The Simi and Franciscan acquisitions have established us as a leading producer and marketer of super-premium and ultra-premium wine. The Simi and Franciscan operations complement each other and offer synergies in the areas of sales and distribution, grape usage and capacity utilization. Together, Simi and Fran-ciscan represent the sixth largest presence in the super-premium and ultra-pre-mium wine categories. We operate Simi and Franciscan, and their properties, together as a separate business segment. Our strategy is to further penetrate the super-premium and ultra-premium wine categories, which have higher gross profit margins than popularly-priced wine.

Acquisition of the Black Velvet Assets
On April 9, 1999, in an asset acquisition, we acquired several well-known Cana-dian whisky brands, including Black Velvet, the third best selling Canadian whisky and the 16th best selling spirits brand in the United States, production facilities located in Alberta and Quebec, Canada, case goods and bulk whisky inventories and other related assets from affiliates of Diageo plc. Other prin-cipal brands acquired in the transaction were Golden Wedding, OFC, MacNaughton, McMaster's and Triple Crown. In connection with the transaction, we also entered into multi-year agreements with affiliates of Diageo Inc. to provide packaging and distilling services for various brands retained by the Diageo affiliates.

The addition of the Canadian whisky brands from this transaction strengthened our position in the North American distilled spirits category, and enhances our portfolio of brands and category participation. The acquired operations are being integrated with our existing spirits business.

Matthew Clark Acquisition
On December 1, 1998, we acquired control of Matthew Clark and have since acquired all of Matthew Clark's outstanding shares. Matthew Clark grew substan-tially in the 1990s through a series of strategic acquisitions, including Grants of St. James's in 1993, the Gaymer Group in 1994 and Taunton Cider Co. in 1995. These acquisitions served to solidify Matthew Clark's position within its key markets and contributed to an increase in net sales to approximately $671 million for Matthew Clark's fiscal year ended April 30, 1998. Matthew Clark has developed a number of leading market positions, including positions as a leading independent beverage supplier to the on-premise trade, the number one producer of branded boxed wine, the number one branded producer of forti-fied British wine, the number one branded bottler of sparkling water and the number two producer of cider.

The acquisition of Matthew Clark strengthens our position in the beverage alcohol industry by providing us with a presence in the United Kingdom and a platform for growth in the European market. The acquisition of Matthew Clark also offers potential benefits including distribution opportunities to market California-produced wine and U.S.-produced spirits in the United Kingdom, as well as the potential to market Matthew Clark products in the U.S.

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Business Segments

We operate primarily in the beverage alcohol industry in the United States and the United Kingdom. We report our operating results in four segments: Canan-daigua Wine (branded wine and brandy, and other, primarily grape juice concen-trate); Barton (primarily beer and spirits); Matthew Clark (branded wine, cider and bottled water, and wholesale wine, cider, spirits, beer and soft drinks); and Corporate Operations and Other (primarily corporate related items). Com-mencing with the second quarter of fiscal 2000 we will report an additional segment, Fine Wine, initially comprised primarily of the results of Simi and Franciscan.

Canandaigua Wine
Canandaigua Wine produces, bottles, imports and markets wine and brandy in the United States. It is the second largest supplier of wine in the United States and exports wine to approximately 65 countries from the United States. Canan-daigua Wine sells table wine, dessert wine, sparkling wine and brandy. Its leading brands include Inglenook, Almaden, Paul Masson, Arbor Mist, Manischewitz, Taylor, Marcus James, Estate Cellars, Vina Santa Carolina, Dunnewood, Mystic Cliffs, Cook's, J. Roget, Richards Wild Irish Rose and Paul Masson Grande Amber Brandy. Most of its wine is marketed in the popularly-priced category of the wine market.

As a related part of its U.S. wine business, Canandaigua Wine is a leading grape juice concentrate producer in the United States. Grape juice concentrate competes with other domestically produced and imported fruit-based concen-trates. Canandaigua Wine's other wine-related products and services include bulk wine, cooking wine, grape juice and Inglenook-St. Regis, a leading de-alcoholized line of wine in the United States.

Barton
Barton produces, bottles, imports and markets a diversified line of beer and distilled spirits. It is the second largest marketer of imported beer in the United States and distributes five of the top 25 imported beer brands in the United States: Corona Extra, Modelo Especial, Corona Light, Pacifico and St. Pauli Girl. Corona Extra is the number one imported beer nationwide. Barton's other imported beer brands include Negra Modelo from Mexico, Tsingtao from China, Peroni from Italy and Double Diamond and Tetley's English Ale from the United Kingdom. Barton also operates the Stevens Point Brewery, a regional brewer located in Wisconsin, which produces Point Special, among other brands.

Barton is the fourth largest supplier of distilled spirits in the United States and exports distilled spirits to approximately fifteen countries from the United States. Barton's principal distilled spirits brands include Fleischmann's, Mr. Boston, Canadian LTD, Chi-Chi's prepared cocktails, Ten High, Montezuma, Barton, Monte Alban, Inver House and the recently acquired Black Velvet brand. Substantially all of Barton's spirits unit volume consists of products marketed in the price value category. Barton also sells distilled spirits in bulk and provides contract production and bottling services for third parties.

Matthew Clark
Matthew Clark is a leading producer and distributor of cider, wine and bottled water and a leading drinks wholesaler throughout the United Kingdom. Matthew Clark also exports its branded products to approximately 50 countries from the United Kingdom. Matthew Clark is the second largest producer and marketer of cider in the United Kingdom. Matthew Clark distributes its cider brands in both the on-premise and off-premise markets and these brands compete in both the mainstream and premium brand categories. Matthew Clark's leading mainstream cider brands include Blackthorn and Gaymer's Olde English. Blackthorn is the number two mainstream cider brand and Gaymer's Olde English is the UK's second largest cider brand in the take-home market. Matthew Clark's leading premium cider brands are Diamond White and K.

Matthew Clark is the largest supplier of wine to the on-premise trade in the United Kingdom. Its Stowells of Chelsea brand maintains a leading share in the branded boxed wine segment. Matthew Clark also maintains a leading market share position in fortified British wine through its QC and Stone's brand names. It also produces and markets Strathmore bottled water in the United Kingdom, the leading bottled sparkling water brand in the country.

Matthew Clark is a leading independent beverage supplier to the on-premise trade in the United Kingdom and has one of the largest customer bases in the United Kingdom, with more than 16,000 on-premise accounts. Matthew Clark's wholesaling business involves the distribution of branded wine, spirits, cider, beer and soft drinks. While these products are primarily produced by third par-ties, they also include Matthew Clark's cider and wine branded products.

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Fine Wine
The Company's Fine Wine segment is comprised of the Franciscan Estates and Simi Winery portfolios. These acquisitions are managed together as a separate divi-sion of the Company, and position us as a major player in the premium wine mar-ket.

The Fine Wine segment includes the prestigious Franciscan Oakville Estate (Napa Valley), Estancia (Monterey and Sonoma), Simi (Sonoma), Mt. Veeder and Quintessa (Napa Valley), and Veramonte (Casablanca Valley, Chile) wines. The portfolio of fine wines is supported by the division's winery and vineyard holdings in California and Chile.

These brands are marketed by a dedicated sales force, primarily focusing on high-end restaurants and fine wine shops.

Business Strategy

Our business strategy is to increase sales and profitability through disci-plined management of our existing product portfolio and aggressive pursuit of internal and external growth opportunities. Elements of this strategy include effectively managing our brand portfolio, the introduction of product line extensions and pursuing selective acquisition opportunities.

We seek to maximize the profitability of our brand portfolio by focusing on segments growing at a faster pace than the industry average. For example, our portfolio of beers imported into the United States have grown at a three-year compound annual growth rate of 25% through 1998 compared to 13% for the overall imported beer industry. Our spirits portfolio experienced a 3% growth rate versus a less than one percent growth rate for the overall spirits industry between 1995 and 1998. We actively manage the price/volume relationship of cer-tain brands on a local basis to maximize profits without negatively affecting market share, as well as supporting existing brands through aggressive market-ing.

We believe that brand name recognition of our principal products enables us to introduce product line extensions to generate additional growth and to gain market share. In accordance with this strategy we are using the well-known Almaden wine name to expand our presence in the growing box wine market in the United States by offering an increasing number of blends, including proprietary red wine blends designed to increase the size of the wine market by appealing to consumers with preferences for lighter-tasting red wines. We are leveraging the top-ranked position of the Stowells of Chelsea boxed wine brand in the U.K. by introducing Stowells of Chelsea wine in smaller bottles, encouraging con-sumers to try a variety of blends. Also, we intend to continue to use the Chi-Chi's prepared cocktails product line to introduce new flavors designed to cap-italize on changing consumer tastes.

We are focusing on a number of categories in which there is demonstrated growth potential in an existing market, or where we have identified market segments that we believe are under-served by products currently available in the market. We continue to build distribution of Arbor Mist, a line of fruit-flavored vari-etal wines that the Company introduced in June 1998. We shipped more than 3 million cases of Arbor Mist in our first twelve months. We are increasing advertising support for Corona Extra imported beer to continue the brand's sales momentum. We have established our wholesale business in the U.K. as the leading independent beverage supplier to the on-premises trade. Our recently acquired fine wine portfolio is well positioned for growth in a category that has grown by 16% per year during the last three years. We have established Riverland Vineyards as a vehicle to develop and launch brands in the premium wine category. The first brand, Mystic Cliffs, was introduced in retail stores beginning in August 1998.

We expect that strategic acquisitions will continue to be a component of our growth strategy. Since 1991, we have completed nine major acquisitions, including Matthew Clark, which itself has completed eight acquisitions. This combination of experience and expertise, along with an established reputation for success in business combinations within the industry, gives us a solid platform from which to pursue future acquisitions. We expect to continue to seek acquisitions that capitalize on our existing infrastructure or that offer complementary product lines, geographic scope or additional distribution chan-nels.

Marketing and Distribution

United States
Our products are distributed and sold throughout the United States through over 1,000 wholesalers, as well as through state alcoholic beverage control agen-cies. Canandaigua Wine, Barton and the Fine Wine division employ full-time, in-house marketing, sales and customer service organizations to develop and service their sales to wholesalers and state agencies.

We believe that the organization of our sales force into separate segments positions us to maintain a high degree of focus on each of our principal product categories.

Our marketing strategy places primary emphasis upon promotional programs directed at our broad national distribution network, and at the retailers served by that network. We have extensive marketing programs for our brands including promotional programs on both a national basis and regional basis in accordance with the strength of the brands, point-of-sale materials, consumer media advertising, event sponsorship, market research, trade advertising and public relations.

During Fiscal 1999, we increased our advertising expenditures to put more emphasis on consumer advertising for certain wine brands, including newly introduced brands, and for our imported beer brands, primarily with respect to the Mexican brands. In addition, promotional spending for our wine brands increased to address competitive factors.

United Kingdom
The Company's UK-produced branded products are distributed throughout the United Kingdom by Matthew Clark. The products are packaged at one of three pro-duction facilities. Shipments of cider and wine are then made to Matthew Clark's national distribution center for branded products. All branded products are then distributed to either the on-premise or off-premise markets with some of the sales to on-premise customers made through Matthew Clark's wholesale business.Matthew Clark's wholesale products are distributed through thirteen depots located throughout the United Kingdom. On-premise distribution channels include hotels, restaurants, pubs, wine bars and clubs. The off-premise distri-bution channels include grocers, convenience retail, cash and carry, and whole-salers.

Matthew Clark employs a full-time, in-house marketing and sales organization that targets off-premise customers forMatthew Clark's branded products. Matthew Clark also employs a full-time, in-house branded products marketing and sales organization that services specifically the on-premise market in the United Kingdom. Additionally, Matthew Clark employs a full-time, in-house marketing and sales organization to service the customers of its wholesale business.

Trademarks and Distribution Agreements
Our products are sold under a number of trademarks, most of which we own. We also produce and sell wine and distilled spirits products under exclusive license or distribution agreements. Important agreements include a long-term license agreement with Hiram Walker & Sons, Inc. (which expires in 2116) for the Ten High, Crystal Palace, Northern Light and Imperial Spirits brands; and a long-term license agreement with the B. Manischewitz Company (which expires in 2042) for the Manischewitz brand of kosher wine. On September 30, 1998, under the provisions of an existing long-term license agreement, Nabisco Brands Com-pany agreed to transfer to Barton all of its right, title and interest to the corporate name "Fleischmann Distilling Company" and worldwide trademark rights to the "Fleischmann" mark for alcoholic beverages. Pending the completion of the assignment of such interests, the license will remain in effect. We also have other less significant license and distribution agreements related to the sale of wine and distilled spirits with terms of variousdurations.

All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products. These agreements have terms that vary and prohibit us from importing other beer from the same country. Our agreement to distribute Corona and its other Mexican beer brands exclusively throughout 25 primarily U.S. western states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of certain Company personnel and other terms under the agreement, will be automatically renewed for additional terms of five years. Changes in control of the Company or of its subsidiaries involved in importing the Mexican beer brands, changes in the position of the Chief Executive Officer of Barton Beers, Ltd. (including by death or disability) or the termination of the Presi-dent of Barton Incorporated, may be a basis for the supplier, unless it con-sents to such changes, to terminate the agreement. The supplier's consent to such changes may not be unreasonably withheld. Our agreement for the importa-tion of St. Pauli Girl expires in June 2003. Prior to their expiration, these agreements may be terminated if we fail to meet certain performance criteria. We believe we are currently in compliance with our material imported beer dis-tribution agreements. From time to time, we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. Although there can be no assurance that our beer distribution agreements will be renewed, given our long-term relationships with our suppliers, we expect that such agreements will be renewed prior to their expiration and we do not believe that these agreements will be terminated.

We own the trademarks for most of the brands that we acquired in the Matthew Clark acquisition. We have a series of distribution agreements and supply agreements in the United Kingdom related to the sale of our products with varying terms and durations.

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Competition

The beverage alcohol industry is highly competitive. We compete on the basis of quality, price, brand recognition and distribution. Our beverage alcohol prod-ucts compete with other alcoholic and nonalcoholic beverages for consumer pur-chases, as well as shelf space in retail stores, a presence in restaurants and marketing focus by our wholesalers. We compete with numerous multinational pro-ducers and distributors of beverage alcohol products, some of which have sig-nificantly greater resources than us. In the United States, Canandaigua Wine's principal competitors include E & J Gallo Winery and The Wine Group. Barton's principal competitors include Heineken USA, Molson Breweries USA, Labatt's USA, Guinness Import Company, Brown-Forman Beverages, Jim Beam Brands and Heaven Hill Distilleries, Inc. In the United Kingdom, Matthew Clark's principal com-petitors include Halewood Vintners, H.P. Bulmer, Tavern, Waverley Vintners and Perrier. In connection with its wholesale business, Matthew Clark distributes the branded wine of third parties that compete directly against its own wine brands.

Production

In the United States, our wine is produced from several varieties of wine grapes grown principally in California and New York. The grapes are crushed at our wineries and stored as wine, grape juice or concentrate. Such grape prod-ucts may be made into wine for sale under our brand names, sold to other compa-nies for resale under their own labels, or shipped to customers in the form of juice, juice concentrate, unfinished wine, high-proof grape spirits or brandy. Most of our wine is bottled and sold within eighteen months after the grape crush. Our inventories of wine, grape juice and concentrate are usually at their highest levels in November and December immediately after the crush of each year's grape harvest, and are substantially reduced prior to the subse-quent year's crush.

The bourbon whiskeys, domestic blended whiskeys and light whiskeys marketed by us are primarily produced and aged by us at our distillery in Bardstown, Ken-tucky. Following the Black Velvet Assets acquisition, the majority of our Cana-dian whisky requirements are produced and aged at our Canadian distilleries in Lethbridge, Alberta, and Valleyfield, Quebec. At our Albany, Georgia, facility, we produce all of the neutral grain spirits and whiskeys we use in the produc-tion of vodka, gin and blended whiskey we sell to customers in the state of Georgia. Our requirements of Scotch whisky, tequila, mezcal and the neutral grain spirits we use in the production of gin and vodka for sale outside of Georgia, and other spirits products, are purchased from various suppliers.

We operate three facilities in the United Kingdom that produce, bottle and package cider, wine and water. To produce Stowells of Chelsea, wine is imported in bulk from various countries such as Chile, Germany, France, Spain, South Africa and Australia, which is then packaged at our facility at Bristol and distributed under the Stowells of Chelsea brand name. The Strathmore brand of bottled water (which is available in still, sparkling, and flavored varieties) is sourced and bottled in Forfar, Scotland. Cider production was consolidated at our facility at Shepton Mallet, where apples of many different varieties are purchased from U.K. growers and crushed. This juice, along with European-sourced concentrate, is then fermented into cider.

We operate one winery in Chile that crushes, vinifies, cellars and bottles wine.

Sources and Availability of Raw Materials

The principal components in our production of branded beverage alcohol products are packaging materials (primarily glass) and agricultural products, such as grapes and grain. We utilize glass and PET bottles and other materials such as caps, corks, capsules, labels and cardboard cartons in the bottling and pack-aging of our products. Glass bottle costs are one of the largest components of our cost of product sold. The glass bottle industry is highly concentrated with only a small number of producers. We have traditionally obtained, and continue to obtain, our glass requirements from a limited number of producers. We have not experienced difficulty in satisfying our requirements with respect to any of the foregoing and consider our sources of supply to be adequate. However, the inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our operations.

Most of our annual grape requirements are satisfied by purchases from each year's harvest that normally begins in August and runs through October. We believe that we have adequate sources of grape supplies to meet our sales expectations. However, in the event demand for certain wine products exceeds expectations, we could experience shortages.

We purchase grapes from over 800 independent growers, principally in the San Joaquin Valley and Monterey regions of California and in New York State. We enter into written purchase agreements with a majority of these growers on a year-to-year basis. We currently own or lease approximately 7,800 acres of land and vineyards, either fully bearing or under development, in California, New York and Chile. This acreage supplies only a small percentage of our total needs. We continue to consider the purchase or lease of additional vineyards, and addi-tional land for vineyard plantings, to supplement our grape supply.

The distilled spirits we manufacture require various agricultural products, neutral grain spirits and bulk spirits. We fulfill our requirements through purchases from various sources through contractual arrangements and through purchases on the open market. We believe that adequate supplies of the afore-mentioned products are available at the present time.

We manufacture cider, perry, light and fortified British wine from materials that are purchased either on a contracted basis or on the open market. In par-ticular, supplies of cider apples are sourced through long term supply arrange-ments with owners of apple orchards. There are adequate supplies of the various raw materials at this particular time.

Government Regulation

Our operations in the United States are subject to extensive Federal and state regulation. These regulations cover, among other matters, sales promotion, advertising and public relations, labeling and packaging, changes in officers or directors, ownership or control, distribution methods and relationships, and requirements regarding brand registration and the posting of prices and price changes. All of our operations and facilities are also subject to Federal, state, foreign and local environmental laws and regulations and we are required to obtain permits and licenses to operate our facilities.

In the United Kingdom, we have secured a Customs and Excise License to carry on an excise trade. Licenses are required for all premises where wine is produced. We hold a license to act as an excise warehouse operator. Registrations have been secured for the production of cider and bottled water. Formal approval of product labeling is not required.

In Canada, our operations are also subject to extensive federal and provincial regulation. These regulations cover, among other matters, advertising and public relations, labeling and packaging, environmental matters, and customs and duty requirements. We are also required to obtain licenses and permits in order to operate our facilities.

We believe that we are in compliance in all material respects with all appli-cable governmental laws and regulations and that the cost of administration and compliance with, and liability under, such laws and regulations does not have, and is not expected to have, a material adverse impact on our financial condi-tion, results of operations or cash flows.

Employees

We had approximately 2,480 full-time employees in the United States at the end of June 1999, of which approximately 830 were covered by collective bargaining agreements. Additional workers may be employed by the Company during the grape crushing season.

We had approximately 1,840 full-time employees in the United Kingdom at the end of June 1999, of which approximately 470 were covered by collective bargaining agreements. Additional workers may be employed during the peak season.

We had approximately 200 full-time employees in Canada at the end of June 1999, of which approximately 150 were covered by collective bargaining agreements.

We consider our employee relations generally to be good.

Properties

The Company, maintaining its corporate headquarters in offices based in Fairport, New York consists of five business segments. Through these business segments, we currently operates wineries, distilling plants, bottling plants, a brewery, cider and water producing facilities, most of which include ware-housing and distribution facilities on the premises. We also operate separate distribution centers under the Matthew Clark segment's wholesaling business. We believe that all of our facilities are in good condition and working order and have adequate capacity to meet our needs for the foreseeable future.

Canandaigua Wine
Canandaigua Wine maintains its headquarters in owned and leased offices in Can-andaigua, New York. It operates three wineries in New York, located in Canan-daigua, Naples and Batavia and six wineries in California, located in Madera,

Gonzales, Escalon, Fresno, and Ukiah. All of the facilities in which these wineries operate are owned, except for the winery in Batavia, New York, which is leased. Canandaigua Wine considers its principal wineries to be the Mission Bell winery in Madera, California; the Canandaigua winery in Canandaigua, New York; and the Monterey Cellars winery in Gonzales, California. The Mission Bell winery crushes grapes, produces, bottles and distributes wine and pro-duces grape juice concentrate. The Canandaigua winery crushes grapes and pro-duces, bottles and distributes wine. The Monterey Cellars winery crushes grapes and produces, bottles and distributes wine for Canandaigua Wine's account and, on a contractual basis, for third parties.

Canandaigua Wine currently owns or leases approximately 4,200 acres of vine-yards, either fully bearing or under development, in California and New York.

Barton
Barton maintains its headquarters in leased offices in Chicago, Illinois. It owns and operates four distilling plants, two in the United States and two in Canada. The two distilling plants in the United States are located in Bards-town, Kentucky; and Albany, Georgia; and the two distilling plants in Canada, which were acquired in connection with the Black Velvet Acquisition, are located in Valleyfield, Quebec; and Lethbridge, Alberta. Barton considers its principal distilling plants to be the facilities located in Bardstown, Ken-tucky; Valleyfield, Quebec; and Lethbridge, Alberta. The Bardstown facility distills, bottles and warehouses distilled spirits products for Barton's account and, on a contractual basis, for other participants in the industry. The two Canadian facilities distill, bottle and store Canadian whisky for Barton's own account, and distill and/or bottle and store Canadian whisky, vodka, rum, gin and liqueurs for third parties.

In the United States, Barton also operates a brewery and three bottling plants. The brewery is located in Stevens Point, Wisconsin; and the bottling plants are located in Atlanta, Georgia; Owensboro, Kentucky; and Carson, Cali-fornia. All of these facilities are owned by Barton except for the bottling plant in Carson, California, which is operated and leased through an arrange-ment involving an ongoing management contract. Barton considers the bottling plant located in Owensboro, Kentucky to be one of its principal facilities. The Owensboro facility bottles and warehouses distilled spirits products for Barton's account and performs contract bottling.

Matthew Clark
Matthew Clark maintains its headquarters in owned offices in Bristol, England. It currently owns and operates two facilities in England that are located in Bristol and Shepton Mallet and one facility in Scotland, located in Forfar. Matthew Clark considers all three facilities to be its principal facilities. The Bristol facility produces, bottles and packages wine; the Shepton Mallet facility produces, bottles and packages cider; and the Forfar facility pro-duces, bottles and packages water products. Matthew Clark also owns another facility in England, located in Taunton, the operations of which have now been consolidated into its Shepton Mallet facility. Matthew Clark plans to sell the Taunton property.

To distribute its products that are produced at the Bristol and Shepton Mallet facilities, Matthew Clark operates, in England, the National Distribution Cen-tre, located at Severnside. This distribution facility is leased by Matthew Clark. To support its wholesaling business, Matthew Clark operates thirteen distribution centers located throughout the United Kingdom, all of which are leased. These thirteen distribution centers are used to distribute products produced by third parties, as well as by Matthew Clark. Matthew Clark has been and continues to consolidate the operations of its wholesaling distribution centers.

Fine Wine
The Fine Wine segment maintains its headquarters in offices owned in Ruther-ford, California. It owns and operates four wineries in the United States and operates one winery in Chile that is owned by a subsidiary of the Company, of which the Company owns a 70% interest. All four wineries in the United States are located in the state of California, in Rutherford, Healdsburg, Monterey and Mt. Veeder, and the winery in Chile is located in Casablanca. The Fine Wine segment considers its principal wineries to be those located in Ruther-ford, California; Healdsburg, California; Monterey, California; and Casa-blanca, Chile. The wineries in Rutherford, California; Healdsburg, California; and Casablanca, Chile crush grapes, vinify, cellar and bottle wine. The winery in Monterey, California crushes, vinifies and cellars wine.

The Fine Wine segment also owns and leases approximately 1,900 plantable acres of vineyards in California and approximately 800 plantable acres of vineyards in Chile.

The Company maintains its corporate headquarters in offices leased in Fairport, New York.

Legal Proceedings

The Company and its subsidiaries are subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management such liability will not have a material adverse effect on our financial condi-tion or results of operations.

                                   Management

The following table sets forth information with respect to the current execu-tive officers and directors of the Company:

--------------------------------------------------------------------------------

        Name         Age                                 Office Held
----------------------------------------------------------------------------------------------------
Marvin Sands          75 Chairman of the Board
Richard Sands         48 Vice Chairman of the Board, President, Chief Executive Officer and Director
Robert Sands          41 Chief Executive Officer, International, Executive Vice President,
                         General Counsel and Director of the Company and President and Chief
                         Executive Officer of Canandaigua Wine Company, Inc.
Peter Aikens          60 President and Chief Executive Officer of Matthew Clark plc
Alexander L. Berk     49 President and Chief Executive Officer of Barton Incorporated
George H. Murray      52 Senior Vice President and Chief Human Resources Officer
Thomas S. Summer      45 Senior Vice President and Chief Financial Officer
Jean-Michel Valette   39 President and Chief Executive Officer of Franciscan Vineyards, Inc.
George Bresler        74 Director
James A. Locke, III   57 Director
Thomas C. McDermott   63 Director
Paul L. Smith         63 Director

Marvin Sands is the founder of the Company, which is the successor to a busi-ness he started in 1945. He has been a director of the Company and its prede-cessor since 1946 and was Chief Executive Officer until October 1993. Marvin Sands is the father of Richard Sands and Robert Sands.

Richard Sands, Ph.D., has been employed by the Company in various capacities since 1979. He was elected Executive Vice President and a director in 1982, became President and Chief Operating Officer in May 1986 and was elected Chief Executive Officer in October 1993. He is a son of Marvin Sands and the brother of Robert Sands.

Robert Sands was appointed Chief Executive Officer, International in December 1998 and was appointed Executive Vice President and General Counsel in October 1993. He was elected a director of the Company in January 1990 and served as Vice President and General Counsel from June 1990 through October 1993. From June 1986 until his appointment as Vice President and General Counsel, Mr. Sands was employed by the Company as General Counsel. In addition, since the departure in April 1999 of the former President of Canandaigua Wine Company, Inc., a wholly-owned subsidiary of the Company, Mr. Sands has assumed, on an interim basis, the position of President and Chief Executive Officer of that company. In this capacity, Mr. Sands is in charge of the Canandaigua Wine seg-ment, until a permanent successor is appointed. He is a son of Marvin Sands and the brother of Richard Sands.

Peter Aikens serves as President and Chief Executive Officer of Matthew Clark plc, a wholly-owned subsidiary of the Company. In this capacity, Mr. Aikens is in charge of the Company's Matthew Clark segment, and has been since the Com-pany acquired control of Matthew Clark in December 1998. He has been the Chief Executive Officer of Matthew Clark plc since May 1990 and has been in the brewing and drinks industry for most of his career.

Alexander L. Berk serves as President and Chief Executive Officer of Barton Incorporated, a wholly-owned subsidiary of the Company. In this capacity, Mr. Berk is in charge of the Company's Barton segment. From 1990 until February 1998, Mr. Berk was President and Chief Operating Officer of Barton and from 1988 to 1990, he was the President and Chief Executive Officer of Schenley Industries. Mr. Berk has been in the alcoholic beverage industry for most of his career, serving in various positions.

George H. Murray joined the Company in April 1997 as Senior Vice President and Chief Human Resources Officer. From August 1994 to April 1997, Mr. Murray served as Vice President--Human Resources and Corporate Communications of ACC Corp., an international long distance reseller. For eight and a half years prior to that, he served in various senior management positions with First Fed-eral Savings and Loan of Rochester, New York, including the position of Senior Vice President of Human Resources and Marketing from 1991 to 1994.

Thomas S. Summer joined the Company in April 1997 as Senior Vice President and Chief Financial Officer. From November 1991 to April 1997, Mr. Summer served as Vice President, Treasurer of Cardinal Health, Inc., a large national health care services company, where he was responsible for directing financing strategies and treasury matters. Prior to that, from November 1987 to November 1991, Mr. Summer held several positions in corporate finance and international treasury with PepsiCo, Inc.

Jean-Michel Valette serves as President and Chief Executive Officer of Fran-ciscan Vineyards, Inc. In this capacity, Mr. Valette is in charge of the Company's Fine Wine segment. He has been the President and Chief Executive Officer of Franciscan Vineyards, Inc. since August 1998. From October 1994 to August 1998, Mr. Valette served as a Managing Director of Hambrecht & Quist LLC (an investment banking company) and from November 1992 to October 1994, he was a Senior Analyst with Hambrecht & Quist LLC. Mr. Valette is one of a few Ameri-cans to hold the title of Master of Wine.

George Bresler has been engaged in the practice of law since 1957. From August 1987 through July 1992, Mr. Bresler was a partner of the law firm of Bresler and Bab, New York, New York. Since 1992, Mr. Bresler has been a partner of the law firm of Bresler Goodman & Unterman, LLP, and its predecessor firm, in New York, New York. Mr. Bresler provides legal services to the Company.

James A. Locke, III has been a partner of the law firm of Nixon Peabody LLP, and its predecessor firm, in Rochester, New York, the Company's principal out-side counsel, since January 1, 1996. For twenty years prior to joining Nixon, Mr. Locke was a partner in the law firm of Harter, Secrest and Emery, Roches-ter, New York.

Thomas C. McDermott has been a proprietor of Forbes Products, LLC, a custom vinyl business products company, since January 1998. From 1994 to 1997, Mr. McDermott was President and Chief Executive Officer of Goulds Pumps, Incorpo-rated, a centrifugal pumps company for industrial, domestic and agricultural markets, where he also was Chairman from 1995 to 1997. From 1986 to 1993, he was President and Chief Operating Officer of Bausch & Lomb Incorporated, a con-tact lens, lens-care and eyewear products company. Mr. McDermott also serves on the Board of Directors of Thomas & Betts Corporation.

Paul L. Smith retired from Eastman Kodak Company in 1993 after working there for thirty-five years. Mr. Smith was employed in various positions at Eastman Kodak Company, the last of which was from 1983 to 1993, when he served as Senior Vice President and Chief Financial Officer. Also, from 1983 to 1993,
Mr. Smith served on the Board of Directors of Eastman Kodak Company. Mr. Smith also currently serves on the Board of Directors of Home Properties of New York, Inc. and Performance Technologies, Incorporated.

Beneficial Ownership of Management

As of May 31, 1999, the directors and executive officers of the Company listed above as a group beneficially owned (including shares owned or controlled by family members as to which certain of these individuals disclaim beneficial ownership) approximately 13% of the outstanding shares of Class A Common Stock (exclusive of shares of Class A Common Stock issuable pursuant to the conver-sion feature of the Class B Common Stock beneficially owned by officers and directors) and approximately 89% of the outstanding shares of Class B Common Stock.

                  Description of the Senior Credit Facilities

On December 14, 1998, the Company, all of its operating subsidiaries (other than Matthew Clark and its subsidiaries), and a syndicate of banks (the "Syndi-cate Banks"), for which The Chase Manhattan Bank ("Chase") acts as administra-tive agent, entered into a First Amended and Restated Credit Agreement (the "1998 Credit Agreement"), effective as of November 2, 1998, which amended and restated in its entirety the credit agreement entered into by the Company, such subsidiaries, and Chase on November 2, 1998. The 1998 Credit Agreement was amended as of May 12, 1999 pursuant to a Second Amended and Restated Credit Agreement (the 1998 Credit Agreement, as so amended, being referred to herein as the "Existing Credit Agreement"). The Company is the borrower under the Existing Credit Agreement and all of its significant operating subsidiaries (other than Matthew Clark and its subsidiaries) are joint and several guaran-tors of the Company's obligations thereunder. The Existing Credit Agreement includes both U.S. Dollar and Pound Sterling commitments of the Syndicate Banks of up to, in the aggregate, the equivalent of $1.2 billion, with the proceeds available for repayment of all outstanding principal and accrued interest on all loans under the Company's bank credit agreement dated as of December 19, 1997, payment of the purchase price for the Matthew Clark shares, repayment of Matthew Clark's credit facilities, funding of permitted acquisitions (including the Simi and Franciscan acquisitions), payment of transaction expenses and ongoing working capital needs of the Company and its subsidiaries. As described below, the Company anticipates refinancing the Existing Credit Agreement shortly after the completion of this offering.

The Existing Credit Agreement is secured by (i) first priority pledges of 100% of the capital stock of Canandaigua Limited, Canandaigua B.V., and all of the Company's domestic operating subsidiaries, (ii) first priority pledges of 65% of the capital stock held by us of Matthew Clark, B.B. Servicios, S.A. de C.V., Canandaigua World Sales Limited, and Schenley Distilleries Inc./Les Distill-eries Schenley Inc., Alto De Casablanca S.A. and Empersax Vitivinicolas S.A., and (iii) first priority security interests in all accounts receivable, inven-tory, patents, trademarks, equipment and other personal and real property of the Company, Canandaigua Limited, Canandaigua B.V. and the Company's domestic operating subsidiaries (subject to certain exceptions).

The Existing Credit Agreement provides for a $350.0 million Tranche I Term Loan facility due in December 2004, a $200.0 million Tranche II Term Loan facility due in June 2000, a $150.0 million Tranche III Term Loan facility due in December 2005, a $300.0 million Revolving Credit facility (including letters of credit up to a maximum of approximately $20.0 million and swingline loans up to a maximum of $30.0 million) which expires in December 2004, and a $200.0 mil-lion Incremental Facility Loan facility due in December 2005. Portions of the Tranche I Term Loan facility and the Revolving Credit facility are available for borrowing in Pounds Sterling.

The obligations of the Syndicate Banks to make Revolving Credit loans to the Company (other than certain Revolving Credit loans made to finance the acquisi-tion of Matthew Clark) or of Chase to issue letters of credit are subject to the satisfaction of certain customary conditions, including but not limited to
(i) the absence of a default or event of default under the Existing Credit Agreement and (ii) all representations and warranties being true and correct.

The Tranche I Term Loan facility requires quarterly repayments, starting at approximately $6.265 million in December 1999, increasing annually thereafter and with a balloon payment at maturity of approximately $110.0 million. The Tranche II Term Loan facility requires no principal payments prior to stated maturity. The Tranche III Term Loan facility requires quarterly repayments, starting at $0.375 million in December 1999 and increasing to approximately $17.95 million in March 2004. The Incremental Facility Loan facility requires quarterly repayments, starting at $0.5 million in December 1999, and increasing to $23,937,500 in March 2004. The Company may optionally prepay the terms loans and revolving loans from time to time in whole or in part, without premium or penalty. In addition, there are certain mandatory term loan prepayments, including those based on excess cash flow, sale of assets, the occurrence of casualty events, issuance of debt (including the Notes) or equity, change of control requiring a redemption of subordinated debt, and fluctuations in the U.S. Dollar/Pound Sterling exchange rate, in each case subject to certain bas-kets, thresholds, and other exceptions.

The rate of interest payable, at the Company's option, is a function of the London interbank offered rate ("LIBOR") plus a margin, the federal funds rate plus a margin, or the prime rate plus a margin; the Company also has the option to request competitive bids on Revolving Credit borrowings. The margin is adjustable quarterly based upon the ratio of the Company's consolidated average debt to consolidated operating cash flow (such ratio is defined in the Existing Credit Agreement as the "Debt Ratio"). The initial margin on LIBOR borrowings ranges between 2.0% and 2.75% and, after the later to occur of November 30, 1999 and the payment in full of the Tranche II Term Loan facility, may be reduced to between 1.125% and 2.50%, depending on the Company's Debt Ratio. In addition to interest, the Company pays a facility fee on the Revolving

Credit commitments (whether used or unused) and a commitment fee on the unused Term Loan commitments, at either 0.50% per annum or 0.375% per annum, depending on the Company's Debt Ratio. The Company is also required to pay fees with respect to any letters of credit issued pursuant to the Existing Credit Agree-ment; such letter of credit fees include (i) a participation fee payable to the Syndicate Banks on the average daily amount of outstanding letters of credit and unreimbursed letter of credit drawings, equal to the applicable margin for LIBOR-based borrowings, and (ii) a fronting fee payable to Chase of 0.125% per annum on the average daily amount of outstanding letters of credit issued by Chase. The Company is required to pay default interest on all amounts that are not paid when due at a rate equal to (A) in the case of any overdue principal of any loan, 2% above the interest rate otherwise applicable to such loan, and
(B) in the case of any other amount, 2% above the rate applicable to prime rate-based loans.

The Company and its subsidiaries are subject to customary secured lending cove-nants including, but not limited to, those restricting additional liens, the incurrence of additional indebtedness, the sale of assets, mergers and consoli-dations, the payment of dividends, transactions with affiliates, the purchase or redemption of subordinated debt (including the Notes), and the making of certain acquisitions and investments. The primary financial covenants require the maintenance of a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. The fixed charges ratio is required to be at least 1.0 to 1 as at the last day of each fiscal quarter for the most recent four quarters.

The Existing Credit Agreement contains customary events of default, including, but not limited to, (a) the non-payment of principal when due, (b) the non-pay-ment of interest, fees, or other amounts within five business days after the same is due and payable, (c) default by the Company or any subsidiary in the observance or performance of certain agreements and covenants contained in the Existing Credit Agreement or other documents related thereto; (d) material inaccuracy of any representation or warranty made by the Company or any subsid-iary in connection with the Existing Credit Agreement or other documents related thereto; (e) cross-default to material indebtedness of the Company or any of its subsidiaries; (f) one or more judgments against the Company or any subsidiary in excess of $15.0 million (regardless of insurance coverage) that remains undischarged (unless a stay of execution has been procured) for 45 days; (g) the occurrence of certain events respecting pension plans; (h) a rea-sonable basis shall exist for the assertion against the Company or any subsid-iary of material claims or liabilities respecting hazardous materials; (i) Marvin Sands or members of his immediate family shall cease to own or otherwise control common stock of the Company which in the aggregate represents voting power to elect at least 50% (in number of votes) of the board of directors of the Company; and (j) certain bankruptcy-related events.

The Company anticipates refinancing the Existing Credit Agreement shortly after the completion of this offering. The proposed new credit agreement is expected to include a revolving credit facility of approximately $300.0 million expiring in August 2005, a Tranche I term loan of approximately $350.0 million due in August 2004, a Tranche II term loan of approximately $150.0 million due in August 2005, and a $200.0 million uncommitted incremental facility. Some of these facilities are likely to be in currency other than U.S. dollars.

The proposed new credit agreement is expected to be secured by a first priority pledge of the capital stock of the Company's operating subsidiaries, subject to release mechanism that will be triggered upon the achievement of certain rat-ings. The financial covenants and borrowing options are anticipated to be sim-ilar to those in the Existing Credit Agreement.

                            Description of the Notes

We are offering two series of notes. The maximum aggregate principal amount of notes will be limited in the case of the notes denominated in dollars to $200
million of the   % senior notes due 2006 (the "Dollar Notes") and in the case of the notes denominated in sterling to (Pounds)100 million of the % senior notes due 2008 (the "Sterling Notes" and together with the Dollar Notes, the "Notes"). The Dollar Notes and Sterling Notes each constitute a series of debt securities (which are more fully described in the accompanying Prospectus) to be issued under an indenture dated as of February 25, 1999, between the Com-pany, the Guarantors and Harris Trust and Savings Bank, as trustee (the "Trust-
ee"), as supplemented by supplemental indentures Nos. 2 and 3 to be dated    ,
1999 (the "Indenture"), copies of which are available to prospective purchasers of the Notes upon request. The Indenture is more fully described in the accom-panying Prospectus. In addition, the Company will enter into a paying agency
agreement on    , 1999 with                 .

The following summary of the material provisions of the Indenture does not pur-port to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Inden-ture and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended.

The following description of the terms of the Notes supplements the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. If these descriptions are inconsistent, then the description in this Prospectus Supplement shall govern. For definitions of cer-tain capitalized terms used in the following summary, see "Certain Defini-tions."

General

The Dollar Notes will mature on August 1, 2006 and the Sterling Notes will mature on December 1, 2008 and each will be unsecured senior obligations of the Company and will rank pari passu in right of payment to all existing and future unsecured senior Indebtedness. Each Note will bear interest at the rate set
forth on the cover page hereof from    , 1999 or from the most recent interest
payment date to which interest has been paid. Interest on the Dollar Notes will
be payable semi-annually on     and     in each year, commencing    , 2000, to
the Person in whose name the Dollar Note (or any predecessor Dollar Note) is
registered at the close of business on the     or     next preceding such
interest payment date. Interest on the Sterling Notes will be payable semi-
annually on     and     in each year, commencing    , 1999, to the person in
whose name the Sterling Note (or any predecessor Sterling Note) is registered
at the close of business on the     or     next preceding such interest payment
date.

Payment of the Notes is guaranteed by the Guarantors on a senior basis. The Guarantors are comprised of all of the direct and indirect Domestic Restricted Subsidiaries of the Company and direct and indirect Foreign Restricted Subsidi-aries that in each case guarantee Other Indebtedness. The Guarantors have also guaranteed all obligations of the Company under the Credit Agreement. No holder of any other Indebtedness of the Company will have the benefit of any guaran-tees which the holders of the Notes do not have.

Listing

Application will be made to list the Sterling Notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the Sterling Notes and the certificate of incorporation of the Company will be registered prior to the listing with the Chief Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. As long as any Sterling Notes are listed on the Luxem-bourg Stock Exchange and as long as the rules of such exchange so require, an agent for making payments on, and transfer of, the Sterling Notes will be main-
tained in Luxembourg. The issuer has initially designated         as its agent
for such purposes.

Payment on Sterling Notes; Substitution of Currency

The Euro, the currency introduced at the start of the third stage of economic and monetary union pursuant to the treaty establishing the European Economic Community, as amended by the Treaty on European Union, was introduced on January 1, 1999. The United Kingdom was not a participant at that date; however, the United Kingdom Government stated that the United Kingdom might wish to join the single currency at a later date. If the United Kingdom adopts the Euro, it will replace pounds sterling as the legal tender in the United Kingdom and result in the effective redenomination of the Sterling Notes into Euro and the regulations of the European Commission relating to the Euro shall apply to the Sterling Notes. The circumstances and consequences described in this paragraph entitle neither the Company, the Guarantors nor any holder of Sterling Notes to early redemption, rescission, notice or repudiation of the terms and conditions of the

Sterling Notes or the Indenture or to raise other defenses or to request any compensation claim, nor will they affect any of the other obligations of the Company or the Guarantors under the Sterling Notes and the Indenture.

Form of the Notes

The Sterling Notes and the Dollar Notes will each be represented by one or more global securities in registered form, without coupons (respectively, the "Ster-ling Global Notes" and the "Dollar Global Notes", and collectively the "Global Notes"), which have been issued in each case in a denomination equal to the outstanding principal amount of Notes represented thereby. The Global Notes will be deposited with the trustee, as described below under "--Description of Book-Entry System."

Each owner of a beneficial interest in a Global Note ("Book-Entry Interests") will receive a definitive registered Note (i) if, in the case of the Dollar Notes, The Depository Trust Company ("DTC") notifies the Company that it is unwilling or unable to act as depositary or ceases to be a clearing agency reg-istered under the Securities Exchange Act of 1934 and, in either case, a suc-cessor depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, (ii) if, in the case of the Sterling Notes, the Euroclear System ("Euroclear") and Cedel Bank, a societe anonyme ("Cedel Bank"), notify the Company that they are unwilling or unable to act as clearing agency and a successor is not appointed by the Company within 90 days or (iii) in the event of an Event of Default under the Indenture upon request of the holders of a majority of the applicable series of Notes.

Any definitive registered note will be issued in registered form in denomina-tions of $1,000 or (Pounds)1,000, as the case may be, principal amount or mul-tiple thereof. Any definitive registered Note will be registered in such name or names as the Trustee shall be instructed based on the instructions of DTC, in the case of the Dollar Notes, or based on the instructions of Euroclear or Cedel Bank in the case of the Sterling Notes. It is expected that such instruc-tions will be based upon directions received by DTC, Euroclear or Cedel Bank from their participants with respect to ownership of Book-Entry Interests. To the extent permitted by law, the Company, the Trustee and any paying agent shall be entitled to treat the person in whose name any definitive registered note is registered as the absolute owner thereof. The amount of the relevant Global Notes, and the Book-Entry Interests, will be increased or decreased to reflect exchanges or issues of definitive registered Notes. The Trustee will make the appropriate adjustments to the Global Note or Notes underlying the Book-Entry Interests to reflect any such issues or adjustments. The Indenture contains provisions relating to the maintenance by a registrar of a register reflecting ownership of definitive registered Notes, if any, and other provi-sions customary for a registered debt security. Payment of principal and interest on, and all other amounts payable under, each definitive registered Note will be made to the holder appearing on the register at the close of busi-ness on the record date at his address shown on the register on the record date.

The cost of preparing, printing, packaging and delivering a definitive regis-tered Note will be solely the responsibility of the Company.

Principal of and interest on, and all other amounts payable under, any defini-tive registered Notes will be payable at the corporate trust office or agency of the trustee in The City of New York (in the case of the Dollar Notes) and at the office of the paying and transfer agent in Luxembourg (in the case of the Sterling Notes) maintained for such purposes. The relevant definitive regis-tered Note must be surrendered at the office of the Trustee in New York City or at the office of the paying and transfer agent in Luxembourg to receive pay-ments of principal. In addition, interest on definitive registered Notes may be paid by check mailed to the person entitled thereto as shown on the register on the record date for the definitive registered Notes. If a payment date is not a business day at a place of payment, payment may be made at that place on the next succeeding business day and no interest shall accrue for the intervening period.

Transfers of any definitive registered Note may be made by presenting and sur-rendering such Note at the office of any transfer agent. Transfers of a portion of a definitive registered note may be made in authorized denominations of $1,000 or (Pounds)1,000, respectively, at the office of any transfer agent, and new definitive registered Notes in appropriate denominations will be made available by the Company at such office. No service charge will be made for any registration of transfer or exchange of any definitive registered Notes but the trustee may require payment of a sum sufficient to cover any tax or other gov-ernmental charge payable in connection therewith.

Optional Redemption

The Notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the prin-cipal amount of such Notes, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 50 basis points plus, in each case, accrued interest thereon to the date of redemption.

As used herein:

"Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Compa-rable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means in the case of the Dollar Notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Dollar Notes to be redeemed, and in the case of the Sterling Notes a United Kingdom Government Obligation selected by the Quotation Agent as having a maturity comparable to the remaining term of the Sterling Notes to be redeemed, in each case that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Dollar Notes or the Sterling Notes, as the case may be.

"Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quota-tions, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

"Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

"Reference Treasury Dealer" means (i) in the case of the Dollar Notes each of
(x) J.P. Morgan Securities Inc., and its respective successors; provided, how-ever, that if the foregoing shall cease to be a primary U.S. Government securi-ties dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (y) any other Primary Treasury Dealer selected by the Company and (ii) in the case of the Sterling Notes each of (x) J.P. Morgan Securities Limited and its respective successors; provided, however, that if the foregoing shall cease to be a primary United Kingdom Government Obligations dealer in London (a "Primary UK Dealer"), the Company shall substitute therefor another Primary UK Dealer and (y) any other Primary UK Dealer selected by the Company.

"Reference Treasury Dealer Quotations" means (i) in the case of the Dollar Notes, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its prin-cipal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date and (ii) in the case of the Sterling Notes, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Company of the bid and asked prices for the Comparable Trea-sury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such reference Treasury Dealer at 5:00 p.m., London time, on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with (i) in the case of the Dollar Notes, the requirements of the principal United States securities exchange, if any, on which the Notes are listed and (ii) in the case of the Sterling Notes, the requirements of the Luxembourg Stock Exchange if the Sterling Notes are then listed therein or, if the Dollar Notes are not then listed on a United States securities exchange or the Sterling Notes are not listed on the Luxembourg Stock Exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a prin-cipal amount of $1,000 or (Pounds)1,000, as the case may be, or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Sinking Fund

The Notes will not be entitled to the benefit of any sinking fund.

Guarantees of the Notes

The Indenture will provide that each of the Guarantors will unconditionally guarantee (the "Guarantees") on a senior basis, jointly and severally, all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The Guaran-tees will be general unsecured obligations of the Guarantors. The Guarantors have also guaranteed all obligations of the Company under the Credit Agreement, and each Guarantor has granted a security interest in all or substantially all of its assets to secure the obligations under the Credit Agreement. The obliga-tions of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not con-stituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount, based on the net assets of each Guarantor determined in accordance with GAAP.

The Company shall cause each Restricted Subsidiary issuing a Guarantee after the Issue Date to execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall become a party to the Indenture and thereby uncon-ditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms set forth therein. Thereafter, such Restricted Subsid-iary shall (unless released in accordance with the terms of the Indenture) be a Guarantor for all purposes of the Indenture.

The Indenture will provide that if the Notes are defeased in accordance with the terms of the Indenture, or if, subject to the requirements of the first paragraph under "Consolidation, Merger, Sale of Assets" all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor are sold (including by issuance or otherwise) by the Company in a transaction constituting an Asset Sale, and if (x) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under "Certain Cove-nants--Limitation on Sale of Assets" or (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Cash Proceeds from such Asset Sale shall be used in accordance with the covenant described under "Cer-tain Covenants-Limitation on Asset Sales" and within the time limits specified by such covenant, then such Guarantor or the Guarantors, as the case may be (in the event of a defeasance of the Notes or a sale or other disposition of all of the Capital Stock of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes.

Any Guarantor that is designated an Unrestricted Subsidiary pursuant to and in accordance with "Certain Covenants--Designation of Unrestricted Subsidiaries" below shall upon such Designation be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes and any Unrestricted Sub-sidiary whose Designation is revoked pursuant to "Certain Covenants --Designa-tion of Unrestricted Subsidiaries" below will be required to become a Guarantor in accordance with the procedure described in the third preceding paragraph.

As of May 31, 1999, on a pro forma basis after giving effect to this Offering and the acquisitions of Simi and Franciscan, the aggregate amount of out-standing Indebtedness would have been approximately $1.4 billion and the aggre-gate amount of outstanding secured Indebtedness would have been approximately $647 million. See "Risk Factors--The Notes Are Unsecured; Most of Our Assets in the United States are Pledged to Secure Our Bank Credit Facility" and "Capital-ization."

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including any Acquired Indebtedness), except that the Company and any Guarantor may Incur Indebtedness (including any Acquired Indebtedness) and any Restricted Subsid-iary that is not a Guarantor may Incur Acquired Indebtedness if, in each case, the Consolidated Fixed Charge Coverage Ratio for the Company for the four full fiscal quarters immediately preceding the Incurrence of such Indebtedness taken as one period (and after giving pro forma effect to (i) the Incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was Incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the Incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was Incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computa-tion, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); (iii) in the case of Acquired Indebtedness, the related acquisition as if such acquisition occurred at the beginning of such four quarter period; and (iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or dispo-sition had been consummated on the first day of such four-quarter period) is equal to at least 2.00:1.00.

(b) The foregoing limitation will not apply to the incurrence of any of the following (collectively "Permitted Indebtedness"):

  (i) Indebtedness of the Company and any Restricted Subsidiary under the Credit Agreement in an aggregate principal amount at any one time out-standing not to exceed an amount equal to the greater of (x) $1 billion, minus the amount of any repayment of such Indebtedness under the Credit Agreement pursuant to "Limitation on Sale of Assets" below and (y) the Bor-rowing Base;

  (ii) Indebtedness of the Company pursuant to the Notes and other Indebted-ness outstanding on the Issue Date (other than Indebtedness under the Credit Agreement);

  (iii) Indebtedness of any Guarantor pursuant to a Guarantee;

  (iv) Indebtedness of the Company owing to a Restricted Subsidiary; provided that any Indebtedness of the Company owing to a Restricted Subsidiary that is not a Guarantor is made pursuant to an intercompany note in the form attached to the Indenture and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided, further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary or a pledge to or for the benefit of the lenders under the Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (iv);

  (v) Indebtedness of a Restricted Subsidiary owing to the Company or a Wholly Owned Restricted Subsidiary; provided that, with respect to Indebt-edness owing to a Wholly Owned Restricted Subsidiary that is not a Guaran-tor, (x) any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture and (y) any such Indebtedness shall be subordinated in right of payment from and after such time as the obliga-tions under the Guarantee by such Wholly Owned Restricted Subsidiary shall become due and payable to the payment and performance of such Wholly Owned Restricted Subsidiary's obligations under its Guarantee; provided, further that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary or a pledge to or for the benefit of the lenders under the Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v), and (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebt-edness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of Indebt-edness by such Restricted Subsidiary that is not permitted by this clause
  (v);

  (vi) guarantees of any Restricted Subsidiary made in accordance with the provisions of "Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries";

  (vii) Hedging Obligations of the Company or any Guarantor entered into in the ordinary course of business (and not for speculative purposes) designed to protect against fluctuations in: (x) interest rates in respect of Indebtedness of the Company or any of its Restricted Subsidiaries, as long as such obligations at the time incurred do not exceed the aggregate prin-cipal amount of such Indebtedness then outstanding or in good faith antici-pated to be outstanding within 90 days of such Incurrence, (y) currencies or (z) commodities;

  (viii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (ii) and (iii) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refi-nancing plus the lesser of (1) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and, in the case of Pari Passu Indebtedness or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebt-edness; and

  (ix) Indebtedness, in addition to that described in clauses (i) through
  (viii) of this definition of "Permitted Indebtedness," and any renewals, extensions, substitutions, refinancings or replacements of such Indebted-ness, not to exceed $75.0 million outstanding at any one time in the aggre-gate.

Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

  (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distri-butions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock);

  (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of the Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

  (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness;

  (iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or any of its Restricted Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary held by any Person (other than the Company or any of its Wholly Owned Restricted Sub-sidiaries);

  (v) Incur, create or assume any guarantee of Indebtedness of any Affiliate (other than a Wholly Owned Restricted Subsidiary of the Company); or

  (vi) make any Investment in any Person (other than any Permitted Invest-ments)

(any of the foregoing payments described in clauses (i) through (vi), other than any such action that is a Permitted Payment, collectively, "Restricted Payments") unless after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries; (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of addi-tional Indebtedness (other than Permitted Indebtedness) under the provisions described under "Limitation on Indebtedness"; and (3) the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture does not exceed the sum of:

  (A) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on December 1, 1998 and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumula-tive Consolidated Net Income shall be a loss, minus 100% of such loss); plus

  (B) the aggregate Net Cash Proceeds received after the date of the Inden-ture by the Company from the issuance or sale (other than to any of its Subsidiaries) of its shares of Qualified Capital Stock or any options, war-rants or rights to purchase such shares of Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to pur-chase, redeem or otherwise retire Capital Stock or Subordinated Indebted-ness as set forth below); plus

  (C) the aggregate Net Cash Proceeds received after the date of the Inden-ture by the Company (other than from any of its Subsidiaries) upon the exercise of any options or warrants to purchase shares of Qualified Capital Stock of the Company; plus

  (D) the aggregate Net Cash Proceeds received after the date of the Inden-ture by the Company from debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities or Redeemable Capital Stock are originally sold for cash plus the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange; plus

  (E) in the event the Company or any Restricted Subsidiary makes an Invest-ment in a Person that, as a result of or in connection with such Investment becomes a Restricted Subsidiary, an amount equal to the Company's or any Restricted Subsidiary's existing Investment in such Person that was previ-ously treated as a Restricted Payment; plus

  (F) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "Designation of Unrestricted Subsidiaries", an amount equal to the Company's Investment in such Unrestricted Subsidiary (provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation); plus

  (G) $50.0 million; minus

  (H) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with the cove-nant "Designation of Unrestricted Subsidiaries."

(b) Notwithstanding the foregoing, and in the case of clauses (ii), (iii) and
(iv) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (clauses (i) through (iv) being referred to as a "Permitted Payment"):

  (i) the payment of any dividend within 60 days after the date of declara-tion thereof, if at such date of declaration such payment would be per-mitted by the provisions of paragraph (a) of this Section and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;

  (ii) the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (in-cluding any such exchange pursuant to the exercise of a conversion right or privilege or in which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of, a substantially con-current issue and sale for cash (other than to a Subsidiary) of other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

  (iii) any repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebted-ness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

  (iv) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebted-ness (other than Redeemable Capital Stock) (a "refinancing") through the issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordi-nated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (x) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (y) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company Incurred in connection with such refinancing; (2) has an Average Life to Stated Matu-rity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced.

Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (in-cluding, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless (i) such transaction or series of transactions is in writing on terms that are no less favorable to the Com-pany or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party, (ii) with respect to any transaction or series of transactions involving aggregate payments in excess of $10.0 million, the Company delivers an offi-cers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by the Board of Directors of the Company, and (iii) with respect to a transaction or series of related transactions involving aggregate value in excess of $25.0 million, the Company delivers to the Trustee an opinion of either an independent investment banking firm of national standing in the United States or an independent public accounting firm of national standing in the United States, stating that the transaction or series of transactions is fair to the Company or such Restricted Subsidiary; provided, however, that this provision shall not apply to any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of the Company).

Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including any intercompany notes), owned at the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, except if the Notes (or a Guarantee, in the case of Liens of a Guarantor) are directly secured equally and ratably with (or prior to in the case of Liens with respect to Sub-ordinated Indebtedness or Indebtedness of a Guarantor subordinated in right of payment to any Guarantee) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following:

  (a) any Lien existing as of the date of the Indenture;

  (b) any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judg-ment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance; (4) good faith deposits in connection with tenders, leases, or contracts (other than contracts for the payment of money); (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statu-tory obligations, or in lieu of surety or appeal bonds; (7) certain sur-veys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restric-tions as to the use of real property not interfering with the ordinary con-duct of the business of the Company or any of its Restricted Subsidiaries;
  (8) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; or (9) standard custodial, bailee or depository arrangements (in-cluding (x) in respect of deposit accounts with banks and other financial institutions and (y) standard customer agreements in respect of accounts for the purchase and sale of securities and other property with brokerage firms or other types of financial institutions);

  (c) any Lien now or hereafter existing on property of the Company or any Guarantor securing Indebtedness outstanding under the Credit Agreement;

  (d) any Lien securing Acquired Indebtedness created prior to (and not cre-ated in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, in each case which Indebtedness is permitted under the provisions of "Certain Cove-nants--Limitation on Indebtedness"; provided that any such Lien only extends to the assets that were subject to such lien securing such Acquired Indebtedness prior to the related transaction by the Company or its Restricted Subsidiaries; and

  (e) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (d) so long as the amount of security is not increased thereby.

Limitation on Sale of Assets. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale (other than an Asset Swap permitted by clause (g) below) unless (i) at least 75% of the proceeds from such Asset Sale are received in cash; provided, however that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or the notes thereto) of the Company or any Restricted Subsidiary that are assumed by the transferee in such Asset Sale and from which the Company or such Restricted Subsidiary is released and (B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash, shall be deemed cash for purposes of this covenant, and (ii) the Company or such Restricted Subsid-iary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (other than in the case of an involuntary Asset Sale, as determined by the Board of Directors of the Com-pany and evidenced in a board resolution).

  (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any secured Indebtedness then outstanding as required by the terms thereof or the Company determines not to apply such Net Cash Proceeds to the permanent repayment of such secured Indebtedness or if no secured Indebtedness is then outstanding, then the Company may within 12 months of the Asset Sale, invest the Net Cash Pro-ceeds in other properties and assets that (as determined by the Board of Directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Restricted Subsidiaries as existing at such time or reasonably related thereto. The amount of such Net Cash Pro-ceeds neither used to permanently repay or prepay secured Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Pro-ceeds."

  (c) When the aggregate amount of Excess Proceeds equals $10.0 million or more, the Company shall apply the Excess Proceeds to the repayment of the Notes and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows: (a) the Com-pany shall make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000 or (Pounds)1,000, as the case may be) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding prin-cipal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined) of all Notes tendered) and (b) to the extent required by such Pari Passu Indebtedness to permanently reduce the prin-cipal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event shall the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price shall be pay-able in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebt-edness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a "Deficiency"), the Company shall use such Deficiency in the business of the Company and its Restricted Subsidiaries. Upon completion of the purchase of all the Notes tendered pursuant to an Offer and the purchase of the Pari Passu Indebtedness pur-suant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

  (d) If the Company becomes obligated to make an Offer pursuant to clause
  (c) above, the Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000 or (Pounds)1,000, as the case may be, on a date that is not earlier than 45 days and not later than 60 days from the date the notice is given to hold-ers, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Notes ten-dered.

  (e) The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable secu-rities laws or regulations in connection with an Offer.

  (f) The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restric-tions existing under Indebtedness as in effect on the date of the Inden-
  ture) as such Indebtedness may be refinanced from time to time, provided that such restrictions are no less favorable to the Holders of Notes than those existing on the date of the Indenture that would materially impair the ability of the Company to make an Offer to purchase the Notes or, if such Offer is made, to pay for the Notes tendered for purchase.

  (g) The Company will not, and will not permit any Restricted Subsidiary, to engage in any Asset Swaps, unless: (i) at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) in the event such Asset Swap involves an aggregate amount in excess of $10.0 million, the terms of such Asset Swap have been approved by a majority of the members of the board of direc-tors of the Company which determination shall include a determination that the Fair Market Value of the assets being received in such swap are at least equal to the Fair Market Value of the assets being swapped and (iii) in the event such Asset Swap involves an aggregate amount in excess of $20.0 million, the Company has also received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

Limitation on Guarantees by Restricted Subsidiaries. The Indenture will provide that in the event the Company (i) organizes or acquires any Domestic Restricted Subsidiary after the Issue Date that is not a Guarantor and causes or permits such

Restricted Subsidiary to, directly or indirectly, guarantee the payment of any Indebtedness ("Other Indebtedness") of the Company or any Guarantor or (ii) causes or permits any Foreign Restricted Subsidiary that is not a Guarantor to, directly or indirectly, guarantee the payment of any Other Indebtedness, then, in each case the Company shall cause such Restricted Subsidiary to simultane-ously execute and deliver a supplemental indenture to the Indenture pursuant to which it will become a Guarantor under the Indenture; provided, however, that in the event a Domestic Restricted Subsidiary is acquired in a transaction in which a merger agreement is entered into, such Domestic Restricted Subsidiary shall not be required to execute and deliver such supplemental indenture until the consummation of the merger contemplated by any such merger agreement; pro-vided, further, that if such Other Indebtedness is (i) Indebtedness that is ranked pari passu in right of payment with the Notes or the Guarantees of such Restricted Subsidiary, as the case may be, the Guarantee of such Restricted Subsidiary shall be pari passu in right of payment with the guarantee of the Other Indebtedness; or (ii) Subordinated Indebtedness, the Guarantee of such Restricted Subsidiary shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the Guarantees of such Subsid-iary to the same extent and in the same manner as the Other Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as the case may be). The Guarantee of a Guarantor shall be released upon the sale or transfer of all or substantially all of the assets or all of the Capital Stock of such Guarantor; provided, that, either (i) such sale or transfer complies with the provisions set forth in "Certain Covenants--Limitation on Sale of Assets" or (ii) such sale or transfer need not comply with the provi-sions set forth in "Certain Covenants--Limitation on Sale of Assets" because the Capital Stock so sold or transferred does not constitute an "Asset Sale" by operation of the provisions of clause (y) of the last sentence of the defini-tion of Asset Sale.

Purchase of Notes Upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes in whole or in part in integral multiples of $1,000 or (Pounds)1,000, as the case may be, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

Within 15 days following any Change of Control, the Company shall notify the Trustee thereof, give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at his address appearing in the security register and publish such notice in a leading Luxembourg newspaper, stating, among other things, the purchase price and that the purchase date shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Con-trol Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

If a Change of Control Offer is made, there can be no assurance that the Com-pany will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will result in an Event of Default and will give the Trustee and the holders of the Notes the rights described under "Events of Default."

The definition of "Change of Control" in the Indenture is defined to mean the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the pas-sage of time), directly or indirectly, of more than 30% of the voting power of the total outstanding Voting Stock of the Company voting as one class, provided that the Permitted Holders "beneficially own" (as so defined) a percentage of Voting Stock having a lesser percentage of the voting power than such other Person and do not have the right or ability by voting power, contract or other-wise to elect or designate for election a majority of the Board of Directors of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Com-pany (together with any new directors whose election to such Board or whose nomination for election by the shareholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substan-tially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Com-pany is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or where
(A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Cap-ital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment in accordance with "Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provi-sions in the Indenture described under "Limitation on Restricted Payments") and
(B) no "person" or "group" other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 30% of the voting power of the total outstanding Voting Stock of the surviving corpo-ration voting as one class and (2) the percentage of such voting power of the surviving corporation held, directly or indirectly, by Permitted Holders imme-diately after such transaction; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger, Sale of Assets."

"Permitted Holders" means as of the date of determination (i) Marvin Sands, Richard Sands and Robert Sands; (ii) family members or the relatives of the Persons described in clause (i) or the Mac and Sally Sands Foundation, Incorpo-rated; (iii) any trusts created for the benefit of the Persons described in clauses (i), (ii) or (v) or for the benefit of Andrew Stern or any trust for the benefit of any such trust; (iv) any partnerships that are controlled by (and a majority of the partnership interests in which are owned by) any of the Persons described in clauses (i), (ii), (iii) or (v) or by any partnership that satisfies the conditions of this clause (iv); or (v) in the event of the incom-petence or death of any of the persons described in clauses (i) and (ii), such Person's estate, executor, administrator, committee or other personal represen-tative or beneficiaries, in each case who at any particular date shall benefi-cially own or have the right to acquire, directly or indirectly, Capital Stock of the Company.

The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a conse-quence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would inter-pret the phrase.

The definition of "Change of Control" is limited in scope. As a result the pro-visions of the Indenture will not afford holders of Notes the right to require the Company to purchase the Notes in the event of a highly leveraged transac-tion or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction (in-cluding, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Con-trol. A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such defini-tion.

The existence of a holder's right to require the Company to purchase such hold-er's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regu-lations in connection with a Change of Control Offer.

The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the date of the Indenture) that would mate-rially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

Limitation on Restricted Subsidiary Capital Stock. The Company will not permit any Restricted Subsidiary of the Company to issue any Capital Stock, except for
(i) Capital Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary, (ii) Capital Stock issued by a Person prior to the time
(A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; provided that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclauses (A), (B) or (C), and (iii) Capital Stock issued or sold by a Restricted Subsidiary, where immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or a Restricted Subsidiary of the Company, (iii) make any Investment in the Company or a Restricted Subsidiary of the Company or (iv) transfer any of its properties or assets to the Company or any Restricted Subsidiary, except (a) any encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture; (b) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and, in the case of clauses (a) and (b), not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; (c) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements con-taining the encumbrances or restrictions in the foregoing clauses (a) and (b), or in this clause (c); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced (except that an encumbrance or restriction that is not more restrictive than those set forth in the Indenture shall in any event be permitted); and (d) any encumbrance or restriction created pursuant to an asset sale agreement, stock sale agreement or similar instrument pursuant to which an Asset Sale permitted under "Limita-tion on Sale of Assets" is to be consummated, so long as such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement or instrument through a termination date not later than 270 days after such execution and delivery.

Designation of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

  (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

  (ii) at the time of and after giving effect to such Designation, the Com-pany could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Fixed Charge Coverage Ratio of the first paragraph of "Limitation on Indebtedness"; and

  (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effective-ness of such Designation) pursuant to paragraph (a) of "Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the amount of the Company's Investment in such Subsidiary on such date.

Neither the Company nor any Restricted Subsidiary shall at any time (x) pro-vide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or guar-antee, any Indebtedness of any Unrestricted Subsidiary (including any under-taking, agreement or instrument evidencing such Indebtedness) or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsid-iary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designa-tion of all of the Subsidiaries of such Subsidiary.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Sub-sidiary (a "Revocation") only if:

  (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

  (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

Limitation of Applicability of Certain Covenants if Notes Rated Investment Grade. Notwithstanding the foregoing, the Company's and its Restricted Subsidiaries' obligations to comply with the provisions of the Indenture described (x) above under the captions "--Certain Covenants--Limitation on Indebtedness," "--Certain Covenants--Limitation on Restricted Payments," "-- Certain Covenants--Limitation on Transactions with Affiliates," "--Certain Covenants--Limitation on Restricted Subsidiary Capital Stock," "--Certain Covenants--Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," and "--Certain Covenants--Designation of Unrestricted Subsidiaries," and (y) below in clause (iv) of the first paragraph under the caption "Consolidation, Merger, Sale of Assets," will terminate and cease to have any further effect from and after the first date when the Notes are rated Investment Grade.

Provision of Financial Statements. Whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the security register, without cost to such Holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commis-sion is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder at the Company's cost.

Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) mainte-nance of an office or agency in the City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate and partnership existence; (v) payment of taxes and other claims; (vi) mainte-nance of properties; and (vii) maintenance of insurance.

Consolidation, Merger, Sale of Assets

The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto: (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assign-ment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") shall be a corporation duly orga-nized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by a supple-mental indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Com-pany immediately prior to such transaction; (iv) immediately before and immedi-ately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the provisions of "Certain Covenants--Limitation on Indebt-edness" (other than Permitted Indebtedness); (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by sup-plemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; (vi) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of "Certain Covenants--Limitation on Liens" are complied with; and (vii) the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and sub-stance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, trans-fer, sale, assignment, conveyance, lease or other transaction and the supple-mental indenture in respect thereto comply with the Indenture and that all con-ditions precedent herein provided for relating to such transaction have been complied with.

Each Guarantor shall not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions merge or consol-idate with or into any other corporation (other than the Company or any other Guarantor) or other entity, or sell, assign, convey, transfer, lease or other-wise dispose of all or substantially all of its properties and assets on a con-solidated basis to any entity (other than the Company or any other Guarantor) unless at the time and after giving effect thereto: (i) either (1) such Guar-antor shall be the continuing corporation or partnership or (2) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, convey-ance, transfer, lease or disposition the properties and assets of such Guar-antor shall be a corporation duly organized and validly existing under the Laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guar-antor under its Guarantee and the Indenture; (ii) immediately before and imme-diately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered to the Trustee an officers' certificate and an opinion of counsel in form and substance reasonably satisfactory to the Trustee, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate. The provisions of this paragraph shall not apply to any transaction (including any Asset Sale made in accordance with "Certain Covenants--Limitation on Sale of Assets") with respect to any Guarantor (i) if the Guarantee of such Guarantor is released in connection with such transaction in accordance with the last sentence of "Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries" or
(ii) if such transaction need not comply with the provisions set forth in "Cer-tain Covenants--Limitation on Sale of Assets" because the properties or assets so sold, assigned, conveyed, transferred, leased or otherwise disposed of do not constitute an "Asset Sale" by operation of the provisions of clause (y) of the last sentence of the definition of Asset Sale.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or any Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or such Guarantor, as the case may be, would be dis-charged from all obligations and covenants under the Indenture and the Notes.

Events of Default

An Event of Default will occur under the Indenture if:

  (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

  (ii) there shall be a default in the payment of the principal of (or pre-mium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

  (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clauses (i) or (ii) or in clauses (b), (c) and (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the applicable series of the outstanding Notes, specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; (b) there shall be a default in the performance or breach of the provisions described in "Con-solidation, Merger, Sale of Assets"; (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "Certain Covenants--Limitation on Sale of Assets," or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "Certain Covenants--Purchase of Notes Upon a Change of Control;"

  (iv) one or more defaults shall have occurred under any agreements, inden-tures or instruments under which the Company, any Guarantor or any Subsid-iary then has outstanding Indebtedness in excess of $10.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

  (v) any Guarantee shall for any reason cease to be, or be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contem-plated by the Indenture and any such Guarantee;

  (vi) one or more judgments, orders or decrees for the payment of money in excess of $15.0 million, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument), shall be entered against the Company, any Guarantor, any Subsidiary or any of their respective properties and shall not be discharged and either (a) any cred-itor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

  (vii) any holder or holders of at least $10.0 million in aggregate prin-cipal amount of Indebtedness of the Company, any Guarantor or any Subsid-iary after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company, any Guar-antor or any Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence pro-ceedings, or take any action

  (including by way of set-off), to retain in satisfaction of such Indebted-ness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company, any Guarantor or any Subsidiary (in-cluding funds on deposit or held pursuant to lock-box and other similar arrangements);

  (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, any Guar-antor or any Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company, any Guarantor or any Subsidiary bankrupt or insolvent, or seeking reorgani-zation, arrangement, adjustment or composition of or in respect of the Com-pany, any Guarantor or any Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Guarantor or any Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

  (ix) (a) the Company, any Guarantor or any Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent; (b) the Company, any Guarantor or any Subsidiary consents to the entry of a decree or order for relief in respect of the Company, any Guarantor or such Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it; (c) the Company, any Guarantor or any Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; (d) the Company, any Guarantor or any Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, any Guarantor or such Sub-sidiary or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due; or (e) the Company, any Guarantor or any Subsidiary takes any corporate action in fur-therance of any such actions in this paragraph (ix).

If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Dollar Notes or Ster-ling Notes then outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all the Dollar Notes or Sterling Notes, respectively, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes). If an Event of Default specified in clause (viii) or (ix) of the prior paragraph occurs and is continuing, then all the Notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid inter-est, if any, to the date the Notes become due and payable, without any declara-tion or other act on the part of the Trustee or any Holder.

After a declaration of acceleration, but before a judgment or decree for pay-ment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Dollar Notes or Sterling Notes out-standing, as the case may be, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if: (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compen-sation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on the applicable series of Notes, and (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the applicable series of Notes; (b) all Events of Default, other than the nonpayment of principal of the applicable series of Notes which have become due solely by such declaration of acceleration, have been cured or waived; and (c) the rescission will not conflict with any judg-ment or decree.

The holders of not less than a majority in aggregate principal amount of the Dollar Notes or Sterling Notes outstanding, as the case may be, may on behalf of the holders of all the Dollar Notes or Sterling Notes, respectively, waive any past defaults under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modi-fied or amended without the consent of the holder of each series of Notes out-standing.

The Company is also required to notify the Trustee within five business days of the occurrence of any Default.

The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to a particular series of outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for: (i) the rights of holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due; (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments; (iii) the rights, powers, trust duties and immunities of the Trustee and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Cove-nant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the partic-ular series of Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insol-vency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the particular series of Notes subject to such Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance: (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Dollar Notes cash in U.S. dollars, non-callable U.S. govern-ment obligations, or a combination thereof, or for the benefit of the holder of the Sterling Notes, cash in pounds sterling, non-callable U.K. government obli-gations, or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Dollar Notes or Sterling Notes, as applicable, on the stated date for payment thereof;
(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defea-sance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Com-pany shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be con-tinuing on the date of such deposit (other that a Default or Event of Default with respect to the Indenture resulting from the Incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such Incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Inden-ture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidi-aries is bound; (vi) the Company shall have delivered to the Trustee an offi-cers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have deliv-ered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Com-pany shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness of the Company other than the Notes and (B) assuming no inter-vening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder of the Notes is an insider of the Com-pany, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent specified in the Indenture are satisfied.

Satisfaction and Discharge

The Indenture shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly pro-vided for in the Indenture) as to all outstanding Notes when (a) either (i) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) canceled or have been deliv-ered to the Trustee for cancellation or (ii) all Notes not theretofore deliv-ered to the Trustee canceled or for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemp-tion within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee canceled or for cancellation, including principal of, premium, if any, and accrued interest at such Stated Maturity or redemption date; (b) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company or any Guarantor; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and
(ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agree-ment or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound.

Modifications and Amendments

Modifications and amendments of the Indenture with respect to either series of Notes may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the Holders of not less than a majority in aggregate outstanding principal amount of the applicable series of Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the prin-cipal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (ii) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "Certain Covenants--Limitation on Sale of Assets" or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "Certain Covenants--Pur-chase of Notes Upon a Change of Control," including amending, changing or modi-fying any definitions with respect thereto; (iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver; (iv) modify any of the provisions relating to supple-mental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture to cause the Notes or any Guarantee to be sub-ordinate to any other Indebtedness.

The holders of not less than a majority in aggregate principal amount of the applicable series of Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture, as they relate to such series of Notes.

Governing Law

The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denomi-nated in a currency other than United States dollars will be rendered in the foreign currency of the underlying obligation and converted into United States dollars at a rate of exchange prevailing on the date of entry of the judgement or decree.

Description of Book-Entry System

General. The Dollar Global Notes will be deposited with the Trustee as custo-dian for DTC and registered in the name of Cede & Co. as nominee of DTC, for credit to the accounts of DTC participants and indirect participants, including the Euroclear and Cedel Bank. The Sterling Global Notes will be deposited with the Trustee (i) as common depositary for Euroclear and Cedel Bank (in such capacity, the "Common Depositary") and (ii) as common depositary for DTC. Upon issuance of the Notes, DTC, Euroclear or Cedel Bank, as the case may be, will credit on its book-entry registration and transfer system the participants' accounts with the respective interests owned by such participants. Ownership of Book-Entry Interests is shown on, and the transfer of such interests will be effected only through, records maintained by DTC, Euroclear or Cedel Bank and, with respect to interests of indirect participants, their respective partici-pants.

  Investors who hold accounts with DTC, Euroclear or Cedel Bank may acquire, hold and transfer security entitlements with respect to each such Global Note against DTC, Euroclear or Cedel Bank, as the case may be, and its respective property by book-entry to accounts with DTC, Euroclear or Cedel Bank, each of which has an account with the nominee of DTC or the Common Depositary, as the case may be and subject at all times to the procedures and requirements of DTC, Euroclear or Cedel Bank, as the case may be. "Security entitlement" means the rights and property interests of an account holder against its securities intermediary under applicable law in or with respect to a security, including any ownership, co-ownership, contractual or other rights. Investors who do not have accounts with DTC, Euroclear or Cedel Bank, may acquire, hold and transfer security entitlements with respect to the Global Notes against the securities intermediary and its property with which such investors hold accounts by book-entry to accounts with such securities intermediary, which in turn may hold a security entitlement with respect to such Global Notes through DTC, Euroclear or Cedel Bank. Investors electing to acquire security entitlements with respect to Global Notes through an account with DTC, Euroclear or Cedel Bank, as the case may be, or some other securities intermediary must follow the settlement procedures of their securities intermediary with respect to the settlement of new issues of securities. Security entitlement with respect to the Dollar Global Notes to be acquired through an account with DTC will be credited to such account as of the settlement date against payment in U.S. dollars, for value as of the settlement date. Security entitlement with respect to the Ster-ling Global Notes to be acquired through an account with DTC, Euroclear or Cedel Bank will be credited to such account as of the settlement date against payment in dollars (in the case of DTC) or pounds sterling (in the case of Euroclear or Cedel Bank) as the case may be, for value as of the settlement date. Investors electing to acquire, hold or transfer security entitlements with respect to the Global Notes through an account with DTC, Euroclear, Cedel Bank, as the case may be, or some other securities intermediary other than in connection with the initial distribution of the Notes must follow the settle-ment procedures of their securities intermediary with respect to the settlement of secondary market transactions in securities.

All interests in the Dollar Notes, including those held through Euroclear or Cedel bank, will be subject to the procedures and requirements of DTC. Those interests, if held through Euroclear or Cedel Bank, will also be subject to the procedures and requirements of such system. All interests in the Sterling Notes will be subject to the procedures and requirements of DTC, Euroclear or Cedel Bank, as the case may be.

So long as DTC, or its nominee, or the Common Depositary, as the case may be, is the registered Holder of the Global Notes, such party will be considered the sole Holder of such Global Notes for all purposes under the Indenture. Except as set forth above under "--Form of the Notes," participants or indirect par-ticipants are not entitled to have Notes or Book-Entry interests registered in their names, will not receive or be entitled to receive physical delivery of Notes or Book-Entry Interests in definitive form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each person owning a Book-Entry Interest must rely on the procedures of DTC, Euroclear or Cedel Bank, as the case may be, and, if such person is not a participant in DTC, Euroclear or Cedel Bank, as the case may be, on the procedures of the partici-pant in DTC, Euroclear or Cedel Bank, as the case may be, through which such person owns its interest, to exercise any rights and remedies of a Holder under the Indenture. See "--Action by Owners of Book-Entry Interests" below. If any definitive Notes are issued to participants or indirect participants, they will be issued in registered form ("definitive registered notes"), as described under "--Form of the Notes." Unless and until Book-Entry Interests are exchanged for definitive registered Notes (as described under "--Form of the Notes"), the certificated depositary interest held by DTC may not be trans-ferred except as a whole by DTC to its nominee or by its nominee to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor, and the certificated depositary interests held by the Common Depositary may not be transferred except as a whole by Euroclear or Cedel Bank to the Common Depositary or by the Common Depositary to Euroclear or Cedel Bank, respectively, or another nominee of Euroclear and Cedel Bank or by Euroclear and Cedel Bank or any such nominee to a successor of Euroclear or Cedel Bank or a nominee of such successor.

Payments on the Global Notes

Payments of any amounts owing in respect of the Global Notes will be made through one or more paying agents (the "Paying Agents") appointed under the Indenture (which initially will include the Trustee) to DTC, Euroclear or Cedel Bank, as the Holders of the Global Notes. Payment to or to the order of the Holders of the Global Notes shall discharge the Company's payment obligations in respect of the Notes represented thereby. Upon receipt of any such amounts, DTC, Euroclear or Cedel Bank, as the case may be, should distribute such pay-ments to its respective participants. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. If withholding for taxes is required by law, such with-holding will occur in accordance with applicable law.

Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the under-writers, the Trustee, or any agent of the Company, the underwriters or the Trustee has or will have any responsibility or liability for (i) any aspect or accuracy of the records of the relevant clearing system or the account holders thereof relating to payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records of such clearing system or account holder relating to beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of the relevant clearing system or the account holders thereof.

DTC, Euroclear or Cedel Bank, upon receipt of any such payment, will immedi-ately credit the accounts of their relevant account holders, with payments in amounts proportionate to their respective holdings in principal amount of bene-ficial interests in the relevant Global Note, as shown on the records of DTC, Euroclear or Cedel Bank, as the case may be. The Company expects that payments by such account holders to the beneficial owners of Global Notes will be gov-erned by standing instructions and customary practices and will be the respon-sibility of such account holders. Neither the Company nor the Trustee will have responsibility or liability for the payment of amounts owing in respect of ben-eficial interests in the Global Notes held by the nominee of DTC on behalf of DTC, and the Common Depositary, on behalf of Euroclear and Cedel Bank, as the case may be.

Information Concerning DTC, Euroclear and Cedel Bank

The Company and Guarantors understand as follows with respect to DTC: DTC is a limited purpose trust issuer organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pur-suant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securi-ties through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, including the Under-writers, banks, trust companies, clearing corporations and certain other orga-nizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, broker-dealers and trust companies that clear through or maintain a custodial rela-tionship with a participant, either directly or indirectly.

The Company and Guarantors understand as follows with respect to Euroclear and Cedel Bank: Euroclear and Cedel Bank each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

Euroclear and Cedel Bank each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel Bank each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Cedel Bank have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

Account holders in both DTC, Euroclear and Cedel Bank are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to both Euroclear and Cedel Bank is available to other institutions that clear through or main-tain a custodial relationship with an account holder of either system.

Account holders' overall contractual relations with either Euroclear or Cedel Bank are governed by the respective rules and operating procedures of Euroclear or Cedel Bank and any applicable laws. Both Euroclear and Cedel Bank act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with any persons who are not direct account holders.

Because DTC, Euroclear and Cedel Bank can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a Book-Entry Interest to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Cedel Bank sys-tems, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some coun-tries and some states in the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer Book-Entry Interests to such persons may be limited. In addition, beneficial owners of Book-Entry Interests through DTC, Euroclear or Cedel Bank will receive distributions attributable to the Global Notes only through DTC, Euroclear or Cedel Bank participants.

The Company understands that under existing industry practices, if either the Company or Trustee requests any action of Holders of Notes or if an owner of a Book-Entry Interest desires to give instructions or take any action that a Holder is entitled to give or take under the Indenture, DTC, Euroclear or Cedel Bank, as the case may be, would authorize their respective participants owning the relevant Book-Entry interests to give instructions or take such action, and such participants would authorize indirect participants to give instructions or take such action or would otherwise act upon the instructions of such indirect participants.

Transfers of Global Securities and Interests Therein

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC, Euroclear and Cedel Bank, as the case may be, and their respective account holders and intermediaries. Any secondary market-trading activity in beneficial interests in the Global Notes is expected to occur through the account holders and intermediaries, as the case may be, or DTC, Euroclear and Cedel Bank, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

No service charge will be made for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Although DTC, Euroclear and Cedel Bank have agreed to certain procedures to facilitate transfers of interests in the Global Notes among account holders in DTC, Euroclear and Cedel Bank, as the case may be, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Underwriters, the Trustee, not any agent of the Company, the Underwriters or the Trustee will have any responsibility for the nonperformance or misperformance (as a result of insolvency, mistake, misconduct or otherwise) by DTC, Euroclear or Cedel Bank or their respective account holders or intermediaries of their respective obligations under the rules and procedures governing their operations.

The Company understands that under existing industry practices, if either the Company or the Trustee requests any action of holders of Notes, or if an owner of a beneficial interest in the Global Notes desires to give instructions or take an action that a holder is entitled to give or take under the Indenture, DTC, Euroclear or Cedel Bank, as the case may be, would authorize their respec-tive account holders owning the relevant beneficial interest to give instruc-tions or take such action, and such account holders would authorize intermedi-aries to give instructions or take such action, or would otherwise act upon the instructions of such intermediaries.

The Company understands that under existing practices of DTC, Euroclear or Cedel Bank, if less than all of the respective class of Notes are to be redeemed at any time, Euroclear or Cedel Bank, as the case may be, will credit their account holders' accounts on proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as DTC, Euroclear or Cedel Bank, as the case may be, deems fair and appropriate, provided that no benefi-cial interests of less than a principal amount of $1,000 or (Pounds)1,000, as the case may be, shall be redeemed in part.

Certificated Notes

Beneficial interests in the Global Notes are exchangeable for definitive Notes in registered certificated form only if (i) DTC, Euroclear and Cedel Bank, as the case may be, are unwilling or unable to continue as depositary for such Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days; or (ii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC, Euroclear or Cedel Bank, as the case may be, in accordance with their customary procedures. The Notes may not be issued in bearer form.

In the case of the issuance of certificated Notes in the limited circumstances set forth above, the holder of any such certificated Note may transfer such Note by surrendering it at the offices or agencies of the Company maintained for such purpose within the City and State of New York and London, England, and at the office of the transfer agent in Luxembourg. Until otherwise designated by the Company, the Company's office or agency in the City and State of New York and London, England, respectively, will be the offices of the Trustee and Paying Agent as the case may be, maintained for such purpose. In the event of a partial transfer of a holding of Notes represented by one certificate, or par-tial redemption of such a holding represented by one certificate, a new certif-icate shall be issued to the transferee in respect of the part transferred or redeemed and a further new certificate in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor, provided that no certificate in denominations less than (Pounds)1,000 or $1,000, as the case may be, shall be issued. Each new certificate to be issued shall be available for delivery within ten business days at the office of the Trustee or the Paying Agent. The cost of preparing, printing, packaging and delivering the certificated notes shall be borne by the Company.

The Company shall not be required to register the transfer or exchange of cer-tificated Notes for a period of 15 days preceding (a) the due date for any pay-ment of principal of or interest on the Notes or (b) a selection of Notes to be redeemed. Also, the Company is not required to register the transfer or exchange of any Notes selected for redemption. In the event of the transfer of any certificated Note, the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law and permitted by the Indenture and the Notes.

If certificated Notes are issued and a holder of a certificated note claims that the note has been lost, destroyed or wrongfully taken or if such Note is mutilated and is surrendered to the Trustee (or, for so long as the Notes are listed on the Luxembourg Stock Exchange, at the specified office of the Paying Agent in Luxembourg), the Company shall issue and the Trustee shall authenti-cate a replacement Note if the Trustee's and the Company's requirements are met. If required by the Trustee or the Company, an indemnity bond must be suf-ficient in the judgment of both to protect the Company, the Trustee or any paying agent or authenticating agent appointed pursuant to the Indenture from any loss which any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Company pursuant to the provisions of the Indenture, the Company in its discre-tion may, instead of issuing a new Note, pay, redeem or purchase such Note, as the case may be.

Action by Owners of Book-Entry Interests

As soon as practicable after receipt by the trustee of notice of any solicita-tion of consents or request for a waiver or other action by the Holders of Notes, the trustee will send to DTC, Euroclear and Cedel Bank a notice con-taining (a) such information as is contained in such notice received by the Trustee, (b) a statement that at the close of business on a specified record date DTC, Euroclear and Cedel Bank will be entitled to instruct the trustee as to the consent, waiver or other action, if any, pertaining to such Notes and
(c) a statement as to the manner in which such instructions may be given. In addition, the trustee will forward to DTC, Euroclear and Cedel Bank, or, based upon instructions received from DTC, Euroclear and Cedel Bank, to owners of Book-Entry Interests, all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, Euroclear and Cedel Bank, as applicable, the trustee shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of such Notes in accordance with any instructions set forth in such request. DTC, Euroclear and Cedel Bank may grant proxies or otherwise authorize their respective participants, or persons owning Book-Entry Interests through their respective participants, to provide such instructions to the Trustee so that it may exercise any rights of a Holder or take any other actions which a Holder is entitled to take under the Indenture. The Trustee will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Indenture.

Reports

The Trustee will immediately send to DTC, Euroclear and Cedel Bank a copy of any notices, reports and other communications received relating to the Company, the Notes or the Book-Entry Interests.

Settlement

Any secondary market trading activity in the Book-Entry Interests is expected to occur through the Participants of DTC, Euroclear and Cedel Bank, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Clearance through Cedel Bank and Euroclear

The Sterling Notes have been accepted for clearance by Cedel Bank and Euroclear under the common code . The ISIN for the Sterling Notes is .

The Dollar Notes have been accepted for clearance by Cedel Bank and Euroclear under the common code . The ISIN for the Dollar Notes is . The CUSIP number for the Dollar Notes is .

Certain Definitions

"Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebted-ness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

"Affiliate" means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 5% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or (iii) any other Person 10% or more of the voting Capital Stock of which are beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or oth-erwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a "transfer"), directly or indi-rectly, in one or a series of related transactions, of: (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Restricted Subsidiaries; or (iii) any other properties or assets of the Company or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (x) any transfer of properties and assets (A) that is governed by the first paragraph under "Consolidation, Merger, Sale of Assets" or (B) that is of the Company to any Restricted Subsidiary, or of any Subsidiary to the Company or any Subsid-iary in accordance with the terms of the Indenture or (y) transfers of proper-ties and assets in any given fiscal year with an aggregate Fair Market Value of less than $3,000,000.

"Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith provided that such cash payment, if received by the Company or its Subsidiar-ies, shall be deemed to be proceeds received from an Asset Sale and applied in accordance with "Certain Covenants--Limitation on Sale of Assets."

"Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebted-ness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

"Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States Federal or State law relating to bank-ruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

"Borrowing Base" means the sum of (i) 85% of accounts receivable of the Company and its Subsidiaries and (ii) 50% of the net book value of the inventory of the Company and its Subsidiaries, in each case, as determined on a consolidated basis in accordance with GAAP.

"Capital Lease Obligation" means any obligations of the Company and its Restricted Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

"Capital Stock" of any Person means any and all shares, interests, participa-tions or other equivalents (however designated) of such Person's capital stock.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execu-tion of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

"Company" means Canandaigua Brands, Inc., a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

"Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio of (a) the sum of Consolidated Net Income (Loss), Consoli-dated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income (Loss) in each case, for such period, of the Company and its Restricted Subsidiaries on a Consoli-dated basis, all determined in accordance with GAAP to (b) the sum of Consoli-dated Interest Expense for such period and cash and non-cash dividends paid on any Preferred Stock of the Company and its Restricted Subsidiaries during such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate, shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate and (ii) in making such com-putation, the Consolidated Interest Expense of the Company attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

"Consolidated Income Tax Expense" means for any period, as applied to the Com-pany, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined in accor-dance with GAAP on a Consolidated basis.

"Consolidated Interest Expense" of the Company means, without duplication, for any period, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period and (ii) all capitalized interest of the Company and its Restricted Subsidiaries, in each case as determined in accordance with GAAP on a basis. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consol-idated Fixed Charge Coverage Ratio, the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection with such acquisition or disposition of assets, shall be calculated on a pro forma basis in accor-dance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

"Consolidated Net Income (Loss)" of the Company means, for any period, the Con-solidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication: (i) all extraordinary gains or losses (less all fees and expenses relating thereto); (ii) the portion of net income (or loss) of the Company and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Restricted Subsid-iaries; (iii) net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attribut-able to any period prior to the date of combination; (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan;
(v) net gains (but not losses) (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of busi-ness; or (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Sub-sidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of income or earnings related to such assets shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

"Consolidated Net Tangible Assets" means with respect to any Person, as of any date of determination, the book value of such Persons total assets, less good-will, deferred financing costs and other intangibles and less accumulated amor-tization, shown on the most recent balance sheet of such Person, determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Worth" of any Person means the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its subsidiar-ies, as determined in accordance with GAAP on a Consolidated basis.

"Consolidated Non-cash Charges" of the Company means, for any period, the aggregate depreciation, amortization and other non-cash charges of the Company and its Consolidated Restricted Subsidiaries for such period, as determined in accordance with GAAP on a Consolidated basis (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

"Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consoli-dated with those of such Person, all in accordance with GAAP. The term "Consol-idated" shall have a similar meaning.

"Credit Agreement" means the First Amended and Restated Credit Agreement, dated as of November 2, 1998, as amended by the Second Amended and Restated Credit Agreement dated as of May 12, 1999, between the Company, the Subsidiaries of the Company identified on the signature pages thereof, the lenders named therein and The Chase Manhattan Bank, as administrative agent, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof or amendments, modifications or supplements thereto and any agreements therefor (including any of the foregoing that increase the principal amount of Indebtedness or the commitments to lend thereunder and have been made in com-pliance with the provisions of "Certain Covenants--Limitation on Indebtedness"; provided that, for purposes of the definition of "Permitted Indebtedness," no such increase may result in principal amount of Indebtedness of the Company under the Credit Agreement exceeding the amount permitted by subparagraph
(b)(1) of "Certain Covenants--Limitation on Indebtedness"), whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantees and note agreements and other instru-ments and agreements executed in connection therewith.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designation" has the meaning set forth under "Certain Covenants--Designation of Unrestricted Subsidiaries."

"Designation Amounts" has the meaning set forth under "Certain Covenants--Des-ignation of Unrestricted Subsidiaries."

"Domestic Restricted Subsidiary" means a Restricted Subsidiary of the Company organized under the laws of the United States or any political subdivision thereof or the operations of which are located substantially inside the United States.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

"Foreign Restricted Subsidiary" means a Restricted Subsidiary of the Company not organized under the laws of the United States or any political subdivision thereof and the operations of which are located substantially outside of the United States.

"GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

"Guarantee" means the guarantee by each Guarantor of the Company's Indenture Obligations pursuant to a guarantee given in accordance with the Indenture, including the Guarantees by the Guarantors and any Guarantee delivered pursuant to provisions of "Certain Covenants--Limitation on Guarantees of Restricted Subsidiaries.

"Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness contained in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement
(i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other finan-cial condition of the debtor or (v) otherwise to assure a creditor against loss;

provided that the term "guarantee" shall not include endorsements for collec-tion or deposit, in either case in the ordinary course of business.

"Guarantor" means the Subsidiaries listed on the signature pages of the Inden-ture as guarantors and each other Subsidiary, formed, created or acquired after the Issue Date, required to become a Guarantor after the Issue Date, pursuant to "Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries."

"Hedging Agreement" means, with respect to any Person, all interest rate swap or similar agreements or foreign currency or commodity hedge, exchange or sim-ilar agreements of such Person.

"Hedging Obligations" means, with respect to any Person, the Obligations of such Person under Hedging Agreements.

"Holders" mean the registered holders of the Notes.

"Incur" means, with respect to any Indebtedness or other obligation of any Per-son, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings cor-relative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Subsidiary (or is merged into or consolidated with the Company or any Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Subsidiary (or being merged into or consolidated with the Company or any Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Subsidiary or merges into or consolidates with the Company or any Subsidiary.

"Indebtedness" means, with respect to any Person, without duplication: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,
(iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all Hedging Obligations of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock valued at the greater of its voluntary or involun-tary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses
(i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Cap-ital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Inden-ture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

"Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the Holders under the Indenture and the Notes, according to the terms thereof.

"Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reor-ganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

"Investments" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by, any other Person and all other items that would be classified as investments on a bal-ance sheet prepared in accordance with GAAP.

"Investment Grade" means a rating of (i) BBB- or higher by S&P and Ba1 or higher by Moody's or (ii) Baa3 or higher by Moody's and BB+ or higher by S&P.

"Issue Date" means the original issue date of the Notes.

"Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

"Maturity" when used with respect to any Note means the date on which the principal of such Note becomes due and payable as therein provided or as pro-vided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control, call for redemption or otherwise.

"Moody's" means Moody's Investors Service, Inc. or any successor thereto.

"Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other actual fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) pay-ments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to under "Certain Covenants Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorneys' fees, accountants' fees and brokerage, consultation, under-writing and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

"Other Indebtedness" has the meaning set forth under "Certain Covenants--Limi-tation on Guarantees by Restricted Subsidiaries."

"Pari Passu Indebtedness" means any Indebtedness of the Company or a Guarantor that is pari passu in right of payment to the Notes or a Guarantee, as the case may be.

"Permitted Investment" means (i) Investments in any Wholly Owned Restricted Subsidiary or any Person which, as a result of such Investment, becomes a Wholly Owned Restricted Subsidiary; (ii) Indebtedness of the Company or a Restricted Subsidiary described under clauses (iv) and (v) of the definition of "Permitted Indebtedness"; (iii) Temporary Cash Investments; (iv) Invest-ments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "Certain Covenants-Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant; (v) guarantees of Indebtedness otherwise permitted by the Indenture; (vi) Investments in existence on the date of the Indenture; and
(vii) Investments in joint ventures in an aggregate amount not to exceed at any one time the greater of (x) $50.0 million and (y) 5.0% of Consolidated Net Tan-gible Assets.

"Person" means any individual, corporation, limited liability company, partner-ship, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

"Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or oth-erwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

"Preferred Stock" means, with respect to any Person, any and all shares, inter-ests, participations or other equivalents (however designated) of such Person's preferred stock whether now outstanding, or issued after the date of the Issue Date, and including, without limitation, all classes and series of preferred or preference stock.

"Productive Assets" means assets of a kind used or usable by the Company and its Restricted Subsidiaries in their respective businesses (including without limitation, contracts, leases, licenses, or other agreements of value to the Company or any of its Restricted Subsidiaries), provided, however, that produc-tive assets to be acquired by the Company or any Restricted Subsidiary shall be, in the good faith judgment of management of the Company or such Restricted Subsidiary, assets which are reasonably related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries as conducted on the Issue Date.

"Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

"Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event (other than as a result of a change of control provision substantially similar to that contained in "Certain Covenants--Purchase of Notes Upon a Change of Control") or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

"Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "Certain Covenants--Designation of Unrestricted Subsidi-aries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

"Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or trans-feror.

"Securities Act" means the Securities Act of 1933, as amended.

"S&P" means Standard & Poor's Ratings Group or any successor thereto.

"Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

"Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor subordinated in right of payment to the Notes, or a Guarantee, as the case may be.

"Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Sub-sidiaries.

"Temporary Cash Investments" means: (i) any evidence of Indebtedness of a Per-son, other than the Company or its Subsidiaries, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any cer-tificate of deposit, maturing not more than one year after the date of acqui-sition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any suc-cessor rating agency or "A-1" (or higher) according to Standard and Poor's Corporation ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000.

"Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

"Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to "Certain Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

"Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the hap-pening of any contingency).

"Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and up to 5% of the issued and outstanding Capital Stock which may be owned by executive officers of such Subsidiary) is owned by the Company or another Wholly Owned Restricted Subsidiary.

                                The Guarantors

The initial Guarantors of the Notes are the following subsidiaries of the Com-pany: Batavia Wine Cellars, Inc., Barton Incorporated, Barton Brands, Ltd., Barton Beers, Ltd., Barton Brands of California, Inc., Barton Brands of Geor-gia, Inc., Barton Distillers Import Corp., Barton Financial Corporation, Ste-vens Point Beverage Co., Canandaigua Limited, Monarch Import Company, Canan-daigua Wine Company, Inc., The Viking Distillery, Inc., Canandaigua Europe Limited, Roberts Trading Corp., and Polyphenolics, Inc. We expect to add Fran-ciscan Vineyards, Inc. and certain of its subsidiaries, Simi Winery, Inc., Canandaigua B.V. and Barton Canada, Ltd. as Guarantors.

            Certain United States Federal Income Tax Considerations

The following is a summary of certain anticipated U.S. federal income tax con-sequences of the purchase, ownership and disposition of the notes, based upon the Internal Revenue Code of 1986, as amended, and existing regulations, rul-ings and judicial decisions as of the date of this prospectus supplement. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in federal income tax consequences different from those discussed below. Except as specifically set forth in this prospectus supple-ment, this summary deals only with notes held as capital assets by initial holders, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, banks, tax-exempt organiza-tions, insurance companies, holders that are partnerships or other pass-through entities and holders whose "functional currency" is not the U.S. dollar, or special rules with respect to "straddle," "conversion," "hedging" or "construc-tive sales" transactions. This summary is not binding on the Internal Revenue Service or the courts. No ruling has been sought or will be sought from the Internal Revenue Service with respect to the positions and issues discussed herein, and there can be no assurance that the Internal Revenue Service will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. Prospective investors are urged to consult their tax advisors regarding the particular tax consequences of purchasing, holding and disposing of notes that may be specific to them, including the tax consequences arising under any state, local or foreign laws.

As used in this prospectus supplement, the term "U.S. Holder" means a benefi-cial owner of a note who or that is for United States federal income tax pur-poses (i) a citizen or resident of the United States, (ii) a corporation cre-ated or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source, or (iv) a trust if both: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. As used in this prospectus supplement, the term "Non-U.S. Holder" means a holder of a senior note that is not a U.S. Holder.

U.S. Holders

Interest. Interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

A U.S. Holder who uses the cash method of accounting for federal income tax purposes and who receives interest on a sterling note in pounds sterling will be required to include in income the U.S. dollar value of such pounds sterling. The U.S. dollar value will be determined using the spot rate in effect on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time. No exchange gain or loss will be recog-nized by such holder if the pounds sterling are converted to U.S. dollars on the date received. The U.S. federal income tax consequences of the conversion of pounds sterling into U.S. dollars are described below. See "--Exchange of Foreign Currencies."

A U.S. Holder who uses the accrual method of accounting for federal income tax purposes, or who is otherwise required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income accrued, or otherwise required to be taken into account, with respect to a sterling note in a taxable year. The U.S. dollar value of the accrued income will be determined by translating that income at the average rate of exchange for the relevant interest accrual period, or with respect to an accrual period that spans two taxable years, at the average rate for the portion of the accrual period within the taxable year. The average rate of exchange for an interest accrual period, or portion thereof, is the simple average of the exchange rates for each business day of the period, or another average that is reasonably derived and consistently applied.

An accrual basis U.S. Holder may elect, however, to translate the accrued interest income using the spot rate of exchange in effect on the last day of the accrual period or, with respect to the earlier taxable year portion of an accrual period that spans two taxable years, using the spot rate of exchange in effect on the last day of the taxable year. In addition, if the last day of an accrual period is within five business days of the receipt, or payment, of the accrued interest, a U.S. Holder may elect to translate such interest using the spot rate of exchange in effect on the date of receipt or payment. The above election must be made in a statement filed with the U.S. Holder's tax return and will apply to other debt obligations held by the U.S. Holder at the begin-ning of the first taxable year in which the election applies or acquired there-after and may not be changed without the consent of the Internal Revenue Serv-ice. Whether or not such election is made, a U.S. Holder may recognize exchange gain or loss with respect to accrued interest income on the date such interest income is received.

The exchange gain or loss will be treated as ordinary income or loss. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the pounds sterling received, determined using the spot rate in effect on the date the payment is received and the U.S. dollar value of the interest income that has accrued during the interest accrual period, as determined above. No additional exchange gain or loss will be recog-nized by the holder if the pounds sterling are converted to U.S. dollars on the date received. The U.S. federal income tax consequences of the conversion of pounds sterling into U.S. dollars are described below. See "--Exchange of For-eign Currencies."

Dispositions. Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition, other than any amounts attributable to accrued but unpaid interest, and the holder's adjusted tax basis in the note. The gain or loss generally will be capital gain or loss, except with respect to gains or losses attributable to changes in currency exchange rates, as described below. To the extent that the amount realized rep-resents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described above. If a U.S. Holder receives foreign currency on a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the foreign currency on the date of disposition assuming the notes are not traded on an established securities market. A U.S. Holder's adjusted tax basis in a note will equal the U.S. dollar cost of the note to the holder on the date of purchase assuming the notes are not traded on an established securities market. If a U.S. Holder purchases a note with previously owned foreign currency, the holder will recognize ordinary income or loss in an amount equal to the differ-ence, if any, between the holder's tax basis in the foreign currency and the U.S. dollar value of the foreign currency used to purchase the note, determined on the date of purchase.

If the sterling notes are traded on an established securities market, there is a special rule for purchases and sales of those notes by a cash basis taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual basis taxpayer may elect the same treatment required of cash basis tax-payers with respect to purchases and sales of publicly traded notes, provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service.

Gain or loss realized by a U.S. Holder upon the sale, exchange or retirement of a note that is attributable to fluctuations in the currency exchange rates will be ordinary income or loss and generally will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the payment is received or the note is disposed of, and the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the U.S. Holder acquired the note. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the note.

For certain non-corporate U.S. Holders, including individuals, the rate of tax-ation of capital gains will depend upon the holder's holding period in the note, with a preferential rate generally available for notes held for more than one year. The deductibility of capital losses is subject to limitations.

Exchange of Foreign Currencies. A U.S. Holder will have a tax basis in any pounds sterling received, as interest or on the sale, exchange, retirement or other disposition of a note, equal to their U.S. dollar value at the time the interest is received or at the time payment is received in consideration of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of pounds sterling, including their exchange for U.S. dollars or their use to purchase notes, will be ordinary income or loss.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is a Non-U.S. Holder.

Interest. Subject to the discussion below concerning backup withholding, pay-ments of interest on a note to any Non-U.S. Holder will generally not be sub-ject to U.S. federal income or withholding tax, provided that (1) the holder is not (i) a direct or indirect owner, taking into account certain attribution rules, of 10% or more of the total voting power of all voting stock of the issuer or (ii) a controlled foreign corporation related to the issuer through stock ownership, (2) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (3) the issuer or its paying agent receives (i) from the Non-U.S. Holder, a properly completed Form W-8, or substitute Form W-8, under penalties of perjury, which provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder of the note is a Non-U.S. Holder or (ii) from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification under penalties of perjury that such a Form W-8, or substitute Form W-8, has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of the Form W-8, or substitute Form W-8, is furnished to the payor.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. fed-eral income tax at the rate of 30%, or lower applicable treaty rate, on pay-ments of interest on the notes. To the extent a Non-U.S. Holder seeks a reduced rate of withholding under a treaty, such holder must provide the issuer or its paying agent with a properly completed Form 1001 or Form W-8.

If the payments of interest on a note are effectively connected with the con-duct by a Non-U.S. Holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally and, with respect to corporate holders, may also be subject to a 30% branch profits tax. If payments are sub-ject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, those payments will not be subject to United States withholding tax so long as the holder provides the issuer or its paying agent with a properly executed Form 4224.

Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Dispositions. Subject to the discussion below concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income or withholding tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatri-ates.

Federal Estate Tax. Notes held, or treated as held, by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax provided that (i) the individual does not actually or con-structively own 10% or more of the total voting power of all voting stock of the issuer and (ii) income on the notes was not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Information Reporting and Backup Withholding

Payments with respect to the notes and the proceeds upon the sale or other dis-position of the notes may be subject to information reporting and possibly U.S. backup withholding at a 31% rate. Backup withholding will not apply to a U.S. Holder who furnishes its correct taxpayer identification number and provides other certification. Backup withholding and information reporting will not apply to payments made by the issuer in respect of the notes to a Non-U.S. Holder, if the holder certifies, under penalties of perjury, that it is not a U.S. person and provides its name and address, provided that neither the issuer nor its paying agent has actual knowledge that the holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption. Copies of information returns may be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

Payment of proceeds from the disposition of notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that is not a "U.S. related person," as defined in applicable Treasury Regulations, will not be subject to information reporting or backup withholding. In the case of the payment of proceeds from the disposi-tion of notes to or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through a non-U.S. foreign office of a broker that is a U.S. person or a "U.S. related person," absent actual knowledge that the payee is a U.S. person.

Amounts withheld under the backup withholding rules do not constitute a sepa-rate United States federal income tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's U.S. federal income tax liability, if any, provided that the requisite procedures are followed.

The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification pro-cedures and forms and clarify certain standards governing the information upon which a withholding agent may rely. The final regulations are generally effec-tive for payments made after December 31, 2000 subject to certain transition rules. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the final regulations.

                          General Listing Information

1. The principal executive offices are located at 300 Willowbrook Office Park, Fairport, New York 14450, United States of America.

2. Application has been made to list the Sterling Notes on the Luxembourg Stock Exchange. The certified Certificates of Incorporation of the issuer and the Guarantors and the legal notice relating to the issue of the Sterling Notes will be deposited prior to any listing with the Chief Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement a Luxem-bourg), where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the Sterling Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and trans-fers of, the Sterling Notes will be maintained in Luxembourg.

3. The financial statements of Canandaigua Brands, Inc. and subsidiaries included in or incorporated by reference into this Prospectus Supplement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

4. For so long as the Sterling Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, copies of the following documents may be inspected at the specified office of the Paying and Transfer Agent in Luxembourg:

  .  Certified Certificate of Incorporation of the issuer;

  .  Certified Certificates of Incorporation of the Guarantors;

  .  Paying Agency Agreement;

  . the indenture relating to the Notes, which include the forms of the Note certificates.

In addition, copies of the most recent annual consolidated financial statements of the issuer and subsidiaries for the preceding financial year, and any interim unaudited consolidated quarterly financial statements published by the issuer and subsidiaries, will be available for collection at the specified office of the Paying Agent in Luxembourg for so long as the Sterling Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require. Neither the issuer nor the Guarantors publicly disseminate non-consol-idated financial statements.

5. Except as disclosed in this document, each of the issuer and the Guarantors represent that there has been no material adverse change in its financial posi-tion since the date of the historical interim financials.

6. Except as disclosed in this document, neither the issuer nor the Guarantors are involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the Sterling Notes nor (so far as the issuer or the Guarantors are aware) is any such litigation or arbitration pending or threatened.

7. The issuance of the Sterling Notes was authorized by resolutions of the
issuer's board of directors passed on      , 1999. The giving of the guarantees
was authorized on behalf of each Guarantor by resolutions adopted by its
respective Board of Directors on      , 1999.

8. The CUSIP number is         for the Sterling Global Note and        for the
Dollar Global Note. The ISIN is        for the Sterling Global Note and
for the Dollar Global Note. The Notes have been accepted for clearing by
Euroclear and Cedel Bank under the Common Code       for the Sterling Global
Note and       for the Dollar Global Note.

                                  Underwriting

Subject to the terms and conditions set forth in the underwriting agreements dated the date hereof, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to pur-chase, the principal amount of the notes set forth opposite its name below:

                                                              --------

                                                                       Principal
                                                                       Amount of
                                                                    Dollar Notes
     Underwriters                                                   ------------
   J.P. Morgan Securities Inc...................................... $
   Bear, Stearns & Co. Inc. .......................................
   Credit Suisse First Boston Corporation..........................
   Salomon Smith Barney Inc. ......................................
   CIBC World Markets Corp.........................................
   Deutsche Bank Securities Inc. ..................................
   Hambrecht & Quist LLC...........................................
   Lehman Brothers Inc. ...........................................
   Merrill Lynch, Pierce, Fenner & Smith
        Incorporated...............................................
   Schroder & Co. Inc. ............................................
                                                                    ----------
     Total......................................................... $
                                                                    ==========

                                                              --------

                                                                       Principal
                                                                       Amount of
                                                                  Sterling Notes
     Underwriters                                                 --------------
                                                                   (Pounds)
   J.P. Morgan Securities Ltd. ..................................
   Bear, Stearns & Co. Inc. .....................................
   Credit Suisse First Boston (Europe) Limited...................
   Salomon Brothers International Limited........................
   CIBC World Markets Corp.......................................
   Deutsche Bank Securities Inc. ................................
   Hambrecht & Quist LLC.........................................
   Lehman Brothers International (Europe)........................
   Merrill Lynch, Pierce, Fenner & Smith
        Incorporated.............................................
   Schroder & Co. Inc. ..........................................
                                                                   -----------
     Total.......................................................  (Pounds)
                                                                   ===========

Under the terms and conditions of the underwriting agreements, if the under-writers take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

The underwriters initially propose to offer part of the notes directly to the public at the offering price set forth on the cover page and part to certain dealers at a price that represents a concession not in excess of % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We intend to list the Sterling Notes on the Luxembourg Stock Exchange. We do not intend to list the Dollar Notes on any securities exchange. Currently, there is no public market for the notes.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syn-dicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be $800,000.

As described below, affiliates of Credit Suisse First Boston Corporation, CIBC World Markets Corp. and Deutsche Bank Securities Inc. will, in the aggregate, receive more than 10% of the proceeds from the sale of the notes. Accordingly, this offering is being conducted pursuant to Rule 2710(c)(8) of the Rules of Conduct of the National Association of Securities Dealers, Inc. In accordance with this provision, J.P. Morgan Securities Inc. is acting as "qualified inde-pendent underwriter," and the yield at which the notes are issued will not be lower than that recommended by J.P. Morgan Securities Inc. in compliance with the requirements of Rule 2720(c)(3) of the NASD Conduct Rules. In connection with this offering, J.P. Morgan Securities Inc. has performed due diligence investigations and reviewed and participated in the preparation of this pro-spectus.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and with our affiliates. Credit Suisse First Boston, New York Branch an affiliate of Credit Suisse First Boston Corporation, Deutsche Bank Alex. Brown, an affiliate of Deutsche Bank Securities Inc. and CIBC Inc., an affiliate of CIBC World Markets Corp. are lenders under our bank credit facility.

No underwriter shall, prior to the expiration of the period of six months from
    , 1999, offer or sell any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which shall not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995. Each underwriter shall comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom. Each underwriter shall issue or pass on in the United Kingdom any doc-ument received by it in connection with the issuance of the Notes only to a person of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

                                 Legal Opinions

The validity of the Notes offered hereby will be passed upon for the Company by McDermott, Will & Emery. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partner-ship including a professional corporation), New York, New York.

                                    Experts

The financial statements of Canandaigua Brands, Inc. and subsidiaries included in or incorporated by reference into this Prospectus Supplement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reli-ance upon the authority of said firm as experts in giving said reports.

                             Available Information

The Company is required to file reports and other information with the Commis-sion pursuant to the information requirements of the Exchange Act. The Company intends to furnish the holders of the Notes with annual reports containing con-solidated financial statements audited by independent certified public accounts following the end of each fiscal year and with quarterly reports containing unaudited information for each of the first three quarters of each fiscal year following the end of such quarter.

The Company's filings with the Commission may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("ED-GAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                Incorporation of Certain Documents by Reference

The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

  (1) the Company's Annual Report on Form 10-K for the fiscal year ended Feb-ruary 28, 1999;

  (2) the Company's Quarterly Report on Form 10-Q for the quarterly period ended May 31, 1999; and

  (3) the Company's Current Reports on Form 8-K filed March 3, 1999, April 13, 1999, April 15, 1999, April 23, 1999, April 26, 1999 (as amended by Form 8-K/A filed on June 25, 1999), June 1, 1999, June 21, 1999, and June 23, 1999.

All reports and other documents filed with the Commission by the Company pur-suant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering relating to this Prospectus Supplement shall be deemed to be incorpo-rated by reference into this Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, replaced, or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or super-sedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Pro-spectus Supplement.

The Company will provide without charge to each person to whom a copy of this Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus Supplement incorporates). Requests should be directed to Canandaigua Brands, Inc., Atten-tion: David Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number 716-218-2169.

PROSPECTUS

$500,000,000

CANANDAIGUA BRANDS, INC.

Debt Securities, Preferred Stock and Class A Common Stock

We may sell from time to time for proceeds of up to $500,000,000:

  .our debt securities;

  .shares of our Preferred Stock, which may be represented by depositary shares;

  .shares of our Class A Common Stock; or

  .any combination of the foregoing.

The debt securities may be guaranteed by our subsidiaries identified in this prospectus.

We will provide specific terms of the securities which we may offer in supple-ments to this prospectus. You should read this prospectus and any supplement carefully before you invest. Securities may be sold for U.S. dollars, foreign currency or currency units.

Our Class A Common Stock is quoted on the Nasdaq Stock Market(R).

See "Risk Factors" beginning on page 1 for a discussion of certain factors that you should consider before purchasing any securities.

Neither the Securities and Exchange Commission nor any state securities commis-sion has approved or disapproved of these securities or determined if this pro-spectus is accurate or complete. Any representation to the contrary is a crim-inal offense.

                 The date of this Prospectus is July 19, 1999.

                               Table of Contents

Section                                  Page
About this Prospectus...................    i
Where You Can Find More Information.....   ii
Special Note Regarding Forward-Looking
 Information............................   ii
Canandaigua Brands, Inc.................    1
The Guarantors..........................    1
Risk Factors............................    1
Use of Proceeds.........................    4
Dividend Policy.........................    4

Section                                Page
Ratio of Earnings to Fixed Charges...     4
Description of Debt Securities.......     5
Description of Preferred Stock.......     9
Description of Depositary Shares.....    10
Description of Class A Common Stock..    12
Plan of Distribution.................    13
Legal Opinions.......................    15
Experts..............................    15

                                ---------------

                             About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this process, we may sell any com-bination of the securities described in this prospectus in one or more offer-ings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this pro-spectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION, below.

                      Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for fur-ther information on the public reference rooms. Our SEC filings are also avail-able to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You can also review copies of our SEC filings at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration state-ment and, as permitted by the SEC's rules, does not contain all the information set forth in the registration statement. For further information you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration state-ment and its exhibits and schedules at the public reference facilities main-tained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on SEC's web site.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities:

  .  Annual Report on Form 10-K for the fiscal year ended February 28, 1999;

  .  Quarterly Report on Form 10-Q for the quarterly period ended May 31,
     1999; and

  . Current Reports on Form 8-K filed on March 3, April 13, April 15, April 23, April 26, June 9, June 21 and June 23, 1999 and on Form 8-K/A filed on June 25, 1999.

You may request a copy of these filings, at no cost, by writing or telephoning us at: Canandaigua Brands, Inc., Attention: David S. Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number (716) 218-2169.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

               Special Note Regarding Forward-Looking Statements

Certain of the matters discussed in this prospectus or in the information incorporated by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such informa-tion may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially dif-ferent from any future results, performance or achievements expressed or implied by such forward-looking statements.

                            Canandaigua Brands, Inc.

We are a leading producer and marketer of branded beverage alcohol products in the United States and the United Kingdom. We market and sell over 175 national and regional branded products to more than 1,000 wholesale distributors in the United States. We also distribute our own branded products and those of other companies to more than 16,000 customers in the United Kingdom. In the United States, we are the second largest importer of beer, the second largest supplier of wine and the fourth largest supplier of distilled spirits. The Company is a leading British producer of cider, wine and bottled water and a leading bev-erage alcohol wholesaler in the United Kingdom. The Company operates more than 20 production facilities throughout the world and purchases products for resale from other producers.

We are a Delaware corporation organized in 1972 as the successor to a business founded in 1945 by Marvin Sands, our Chairman of the Board. Our executive offices are located at 300 WillowBrook Office Park, Fairport, New York 14450, and the telephone number is (716) 218-2169.

                                 The Guarantors

The Guarantors are our following subsidiaries: Batavia Wine Cellars, Inc., Barton Incorporated, Barton Brands, Ltd., Barton Beers, Ltd., Barton Brands of California, Inc., Barton Brands of Georgia, Inc., Barton Distillers Import Corp., Barton Financial Corporation, Stevens Point Beverage Co., Monarch Import Company, Canandaigua Wine Company, Inc., The Viking Distillery, Inc., Canan-daigua Europe Limited, Roberts Trading Corp., Canandaigua Limited and Polyphenolics, Inc. We directly or indirectly own all of the stock of the Guar-antors.

If so provided in a prospectus supplement, each of the Guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations.

                                  Risk Factors

Before you buy any securities offered by this prospectus or a prospectus sup-plement, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus, any prospectus supplement and the documents that are incorporated by reference before you decide to acquire any securities.

Our Indebtedness Could Have a Material Adverse Effect on Our Financial Health

We have incurred substantial indebtedness to finance our acquisitions and we expect to incur substantial additional indebtedness in the future to finance further acquisitions. Our ability to satisfy our financial obligations under our indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond our control. Therefore, there can be no assurance that our cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements.

Our current and future debt service obligations and covenants could have impor-tant consequences to you if you purchase the securities offered by this pro-spectus. Such obligations and covenants include the following:

  . Our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

  . A significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations;

  . We are subject to restrictive covenants that could limit our ability to conduct our business; and

  . We may be more vulnerable to adverse economic conditions than less leveraged competitors and, thus, may be limited in our ability to with-stand competitive pressures.

The restricted covenants included in our bank facility and our indentures under which debt securities are issued include, among others, those restricting addi-tional liens, additional borrowing, the sale of assets, the payment of divi-dends, transactions with affiliates, the making of investments and certain other fundamental changes. The bank credit facility also contains restrictions on acquisitions and certain financial ratio tests including a debt coverage ratio, a senior debt coverage ratio, a fixed charge ratio and an interest cov-erage ratio. These restrictions could limit our ability to conduct business. A failure to comply with the obligations contained in the bank credit facility and our indentures could result in an event of default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

Our Acquisition Strategy May Not Be Successful

We have recently made a number of acquisitions and anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies which we believe would provide a strategic fit with our business. Any other acquired business will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate the business or product offerings of acquired companies into our business or product offerings. Any acquisitions also will be accompanied by risks such as potential exposure to unknown liabilities of acquired companies, the difficulty and expense of integrating the operations and personnel of the acquired companies, the poten-tial disruption to our business, the diversion of management time and atten-tion, the impairment of relationships with and the possible loss of key employees and customers of the acquired business, the incurrence of amortiza-tion expenses if any acquisition is accounted for as a purchase. Our failure to adequately manage the risks associated with any acquisitions could have a mate-rial adverse effect on our financial condition or results of operations.

The Termination or Non-Renewal of Imported Beer Distribution Agreements Could Have a Material Adverse Effect on our Business

All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products which are subject to renewal from time to time. Our exclusive agreement to distribute Corona and its other Mexican beer brands in 25 primarily Western states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of personnel and other terms of the agreement, will be automatically renewed for additional terms of five years. Changes in control of our company or our subsidiaries involved in importing the Mexican beer brands, or changes in the chief executive officer of such subsidiaries, may be a basis for the supplier, unless it consents to such changes, to terminate the agree-ment. The supplier's consent to such changes may not be unreasonably withheld. Our agreement for the importation of St. Pauli Girl expires in June 2003. Prior to their expiration, these agreements may be terminated if we fail to meet cer-tain performance criteria. We believe that we are currently in compliance with all of our material imported beer distribution agreements. From time to time we have failed, and may in the future fail, to satisfy certain performance cri-teria in our distribution agreements. It is possible that our beer distribution agreements may not be renewed or may be terminated prior to expiration.

Our Business Could be Adversely Affected by a General Decline in the Consumption of Products we Sell

In the United States the overall per capita consumption of beverage alcohol products by adults (ages 21 and over) has declined substantially over the past twenty years. These declines have been caused by a variety of factors includ-ing:

  . increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

  . a trend toward a healthier diet including lighter, lower calorie bever-ages such as diet soft drinks, juices and sparkling water products;

  .  the increased activity of anti-alcohol consumer groups;

  .  an increase in the minimum drinking age from 18 to 21 in various states;
     and

  .  increased federal and state excise taxes.

Increase in Excise Taxes and Government Restrictions Could Have a Material Adverse Effect on Our Business

In the United States, the federal government and individual states impose excise taxes on beverage alcohol products in varying amounts which have been subject to change. Increases in excise taxes on beverage alcohol products, if enacted, could materially and adversely affect our financial condition or results of operations. In addition, the beverage alcohol products industry is subject to extensive regulation by state and federal agencies. The federal Bureau of Alcohol, Tobacco and Firearms and the various state liquor authori-ties regulate such matters as licensing requirements, trade and pricing prac-tices, permitted and required labeling, advertising and relations with whole-salers and retailers. In recent years, federal and state regulators have required warning labels and signage. In the United Kingdom, Matthew Clark car-ries on its excise trade under a Customs and Excise License. Licenses are required for all premises where wine is produced. Matthew Clark holds a license to act as an excise warehouse operator and registrations have been secured for the production of cider and bottled water. New or revised regulations or increased licensing fees and requirements could have a material adverse effect on our financial condition or results of operations.

We Rely on the Performance of Wholesale Distributors for the Success of Our Business

In the United States, we sell our products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. The replacement or poor performance of our major wholesalers or our inability to collect accounts receivable from our major wholesalers could materially and adversely affect our results of opera-tions and financial condition. Distribution channels for beverage alcohol prod-ucts have been characterized in recent years by rapid change, including consol-idations of certain wholesalers. In addition, wholesalers and retailers of our products offer products which compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of our competi-tors. In the future, our wholesalers and retailers may not continue to purchase our products or provide our products with adequate levels of promotional sup-port.

We Generally Do Not Have Long-Term Supply Contracts and We Are Subject to Substantial Price Fluctuations for Grapes and Grape-Related Materials; We Have a Limited Group of Suppliers of Glass Bottles

Our business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, and alcohol from third-party suppliers, tequila from Mexico and packaging materials. We could experience raw material supply, pro-duction or shipment difficulties which could adversely affect our ability to supply goods to our customers. We are also directly affected by increases in the costs of such raw materials. In the recent past we have experienced dra-matic increases in the cost of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, we could experience shortages. In addition, one of our largest components of cost of goods sold is that of glass bottles, which has only a small number of producers. The inability of any of our glass bottle sup-pliers to satisfy our requirements could adversely affect our business.

Competition Could Have a Material Adverse Effect on Our Business

We are in a highly competitive industry and the dollar amount, and unit volume, of our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of our wholesale customers, retailers or consumers to purchase competitive products instead of our prod-ucts. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality or pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by whole-salers and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, gen-eral and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to maintain our competitive position or for other reasons.

We Are Controlled by the Sands Family

Our outstanding capital stock consists of Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share and are entitled, as a class, to elect one-fourth of the members of the Board of Directors. Holders of Class B Common Stock are entitled to 10 votes per share and are entitled, as a class, to elect the remaining directors. As of May 31, 1999, the family of Marvin Sands, our founder and Chairman of the Board, beneficially owned approximately 12% of the outstanding shares of Class A Common Stock (exclusive of shares of Class A Common Stock issuable pursuant to the conversion feature of the Class B Common Stock owned by the Sands fam-
ily) and approximately 89% of the outstanding shares of Class B Common Stock. On all matters other than the election of directors, the Sands family has the ability to vote approximately 65% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Consequently, we are essentially controlled by the Sands family and they would generally have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval.

                                Use of Proceeds

Except as we may otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for working capital and general corporate purposes. Pending such application of the proceeds, we will invest the proceeds in certificates of deposit, United States government securities or certain other interest bearing securities.

                                Dividend Policy

Our policy is to retain all of our earnings to finance the development and expansion of our business. In addition, the indentures for our outstanding senior subordinated notes and our existing bank credit facility restrict the payment of dividends. Any supplemental indentures for the debt securities offered by this prospectus may also restrict or prohibit the payment of divi-dends.

                       Ratio of Earnings to Fixed Charges

The following table sets forth our historical ratio of earnings to fixed charges:

                                                           For the
                                                         Six Month
                         For the Three                  Transition       For the
                                Months For the Fiscal       Period  Fiscal Years
                                 Ended    Years Ended        Ended         Ended
                               May 31,   February 28, February 29,    August 31,
                         ------------- -------------- ------------ -------------
                           1999   1998 1999 1998 1997         1996   1995   1994
                         ------ ------ ---- ---- ---- ------------ ------ ------
Ratio of earnings to
 fixed charges (1)(2)...   1.8x   3.3x 3.2x 3.2x 3.1x         1.7x   3.3x   1.4x

(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed Charges" consist of interest expensed and capitalized, amorti-zation of debt issuance costs, amortization of discount on debt, and the por-tion of rental expense which management believes is representative of the interest component of lease expense.
(2) The ratio of earnings to combined fixed charges and preferred stock divi-dend requirements is the same as the ratio of earnings to fixed charges.

                         Description of Debt Securities

We may offer debt securities under this prospectus, any of which may be issued as convertible and/or exchangeable debt securities. The following description of the terms of the debt securities sets forth certain general terms and provi-sions of the debt securities to which any prospectus supplement may relate. We will set forth the particular terms of the debt securities we offer in a pro-spectus supplement. The extent, if any, to which the following general provi-sion apply to particular debt securities, will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the Indenture (as defined below) are summaries only and therefore are not complete. You should read the Indenture and the prospectus supplement regarding any particular issuance of debt securities.

The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement. If so provided in a prospectus supplement, the debt securities will have the benefit of the guarantees from the Guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by divi-dends, loans or other payments, other than as expressly provided in the guaran-tees.

Our ability to service our indebtedness, including the debt securities, is dependent primarily upon the receipt of funds from our subsidiaries. The pay-ment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contin-gent upon the earnings of those subsidiaries and are subject to various busi-ness considerations. Further, any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of any such subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of our subsidiaries' creditors. Even in the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to our claim.

The debt securities will be issued under an Indenture (the "Indenture") that we have entered into with the Guarantors and Harris Trust and Savings Bank ("Har-ris"), as trustee. A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this prospectus is a part and is avail-able for inspection at the corporate trust office of Harris at 311 West Monroe Street, 12th Floor, Chicago, Illinois 60606, or as described above under "Where You Can Find More Information." The Indenture is subject to, and is governed by, the Trust Indenture Act of 1939, as amended.

Except to the extent set forth in a prospectus supplement, the Indenture does not contain any covenants or restrictions that afford holders of the debt secu-rities special protection in the event of a change of control or highly leveraged transaction.

The following summary of certain provisions of the debt securities and the Indenture is not complete. You should read carefully the provisions of partic-ular debt securities we may issue, the Indenture and the Guarantees, if any, including the definitions in those documents of certain terms and of those terms made a part of those documents by the Trust Indenture Act. All capital-ized terms used but not defined below have the meanings set forth in the Inden-ture.

General

The Indenture does not limit the aggregate principal amount of debt securities which may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggre-gate principal amount that we may authorize from time to time. Our Board of Directors will establish the terms of each series of debt securities and such terms will be set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in such prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reo-pened, without the consent of any holder, for issuances of additional debt securities of that series.

Unless otherwise provided in the prospectus supplement, debt securities may be presented for registration of transfer and exchange and for payment or, if applicable, for conversion and/or exchange at the office of the applicable Trustee. At our option, the payment of interest may also be made by check mailed to the address of the person entitled to such payment as it appears in the debt security register.

The applicable prospectus supplement will describe the following terms of any debt securities (the "Offered Debt Securities") in respect of which this prospectus is being delivered (to the extent applicable to the Offered Debt Securities):

  . the designation (including whether they are senior debt securities, senior subordinated debt securities or subordinated debt securities and whether such debt securities are convertible and/or exchangeable) and aggregate principal amount of the Offered Debt Securities;

  . the percentage of the principal amount at which such Offered Debt Secu-rities will be issued;

  . the date or dates (and whether fixed or extendable) on which the prin-cipal of the Offered Debt Securities is payable or the method of deter-mination thereof;

  . the rate or rates (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, the method of calculating such rates, the date or dates from which such interest will accrue or the manner of determining such dates, the interest payment dates on which such interest shall be payable and the record dates for the determination of the holders of debt securities to whom interest will be payable;

  . the place where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable;

  . any provisions relating to the issuance of the Offered Debt Securities at an original issue discount;

  . the terms and conditions upon which the Offered Debt Securities may be redeemed (including the form or method of payment if other than in cash, which may include securities of other issuers);

  . the obligation, if any, that we may have to redeem, purchase or repay the Offered Debt Securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of the holder of any debt securities and the terms and conditions of such redemption, purchase or repayment (including the form or method of payment if other than in cash, which may include securities of other issuers), and any provisions for the remarketing of such debt securities;

  . if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issua-ble;

  . if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon decla-ration of acceleration of the maturity thereof or in bankruptcy;

  . any Events of Default in lieu of or in addition to those described in this prospectus and remedies relating to such Events of Default;

  . whether the Offered Debt Securities are convertible or exchangeable and, if so, the securities or rights into which they are convertible or exchangeable and the terms and conditions upon which such conversion or exchange will be effected;

  . any trustees, authenticating or paying agents, transfer agents or regis-trars or any other agents with respect to the Offered Debt Securities;

  . the currency or currencies, including composite currencies, in which the Offered Debt Securities will be denominated if other than the currency of the United States of America;

  . if other than the coin or currency in which the Offered Debt Securities are denominated, the coin or currency in which payment of the principal of, premium, if any, or interest on the Offered Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States is to be determined for any purpose, including for determining the principal amount outstanding);

  . if the principal of, premium, if any, or interest on the Offered Debt Securities will be payable, at our election or the election of a holder thereof, in a coin or currency other than that in which the Offered Debt Securities are denominated and terms and conditions upon which, such election may be made;

  . if the amount of payments of principal of, premium, if any, and interest on the Offered Debt Securities may be determined with reference to the value, rate or price of one or more specified commodities, currencies or indices, the manner in which such amounts shall be determined;

  . whether and under what circumstances we will pay additional amounts on the Offered Debt Securities held by a person who is not a United States of America person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

  . if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the Offered Debt Securi-ties in definitive form (whether upon original issue or upon exchange of a temporary Debt Security), the form and terms of such certificates, documents or conditions;

  . any other affirmative or negative covenants with respect to the Offered Debt Securities;

  . whether the Offered Debt Securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such a global security and the circumstances under which any global security may be exchanged for Offered Debt Securities regis-tered in the name of, and under which any transfer of such global secu-rity may be registered in the name of, any person other than the deposi-tary;

  .  whether the debt securities are defeasible;

  . whether and the extent that the Offered Debt Securities shall be guaran-teed by the Guarantors and the form of any such Guarantee; and

  .  any other specific terms of the Offered Debt Securities.

Unless otherwise indicated in the prospectus supplement relating to the debt securities, principal of and any premium or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the Trustee at its principal executive offices. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or interest required to be made on an interest payment date, redemption date or at maturity which is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

Unless otherwise indicated in the prospectus supplement relating to debt secu-rities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securi-ties, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Debt securities may be issued under the Indenture as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury Regulations it is possible that the debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to such securities. "Original Issue Discount Security" means any debt security that does not provide for the payment of interest prior to maturity or which is issued at a price lower than its principal amount and which provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

Global Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of out-standing debt securities of the series to be represented by such global secu-rity or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global secu-rity to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the Offered Debt Securities. The spe-cific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Guarantees

In order to enable us to obtain more favorable interest rates and terms, pay-ment of principal of, premium, if any, and interest on the Offered Debt Securi-ties, such Offered Debt Securities may (if so specified in the prospectus sup-plement) be guaranteed, jointly and severally by all of the Guarantors pursuant to guarantees. Guarantees will not be applicable to or guarantee our obliga-tions with respect to the conversion of the debt securities into shares of our other securities. Each guarantee will be an unsecured obligation of each Guar-antor issuing such guarantee. The ranking of a guarantee and the terms of the subordination, if any, will be set forth in the prospectus supplement.

The Indenture provides that, in the event any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the guarantor under such Guarantee will be reduced to the maximum amount (after giving effect to all other contin-gent and other liabilities of such Guarantor) permissible under the applicable fraudulent conveyance or similar law.

Modification of the Indenture

We and the Trustee may modify the Indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the Indenture discharged and under which the Indenture obligations will be deemed satisfied.

Defaults and Notice

The debt securities will contain Events of Default to be specified in the applicable prospectus supplement, including, without limitation:

  . failure to pay the principal of, or premium, if any, on any debt secu-rity of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

  . failure to make a payment of any interest on any debt security of such series when due;

  . our, or any Guarantor's, failure to perform or observe any other cove-nants or agreements in the Indenture or in the debt securities of such series;

  . certain events of bankruptcy, insolvency or reorganization of us or any Guarantor;

  . any guarantee in respect of such series of debt securities shall for any reason cease to be, or be asserted in writing by any Guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms; and

  .  certain cross defaults.

If an Event of Default with respect to debt securities of any series shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series and/or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

The Indenture provides that the Trustee will, within 90 days after the occur-rence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

The Indenture contains a provision entitling the Trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the then out-standing debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the debt securities of such series. However, the Trustee may decline to follow any such direction if, among other reasons, the Trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the Trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direc-tion.

The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions including, that the holders of a majority in aggregate principal amount of the debt securities of such series then out-standing make a written request upon the Trustee to exercise its power under the Indenture, indemnify the Trustee and afford the Trustee reasonable oppor-tunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due, to require conversion or exchange of debt securities if the Indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

Concerning the Trustees

The prospectus supplement with respect to particular debt securities will describe any relationship that we may have with the Trustee for such debt securities.

Reports to Holders of Debt Securities

We intend to furnish to holders of debt securities all quarterly and annual reports which we furnish to holders of our Common Stock.

                        Description of Preferred Stock

Our Board of Directors is authorized to issue in one or more series, without stockholder approval, up to a maximum of 1,000,000 shares of Preferred Stock. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, voting powers (full or limit-ed), conversion or exchange rights and other special or relative rights as the Board of Directors shall from time to time fix by resolution. Thus, without stockholder approval, our Board of Directors could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of holders of our common stock. The prospectus supplement relating to a series of Preferred Stock will set forth the divi-dend, voting, conversion, exchange, repurchase and redemption rights, if applicable, the liquidation preference, and other specific terms of such series of the Preferred Stock. We currently have no shares of Preferred Stock outstanding. Prior to the issuance of any series of Preferred Stock, we must obtain consent of the administrative agent of our bank credit facility.

The applicable prospectus supplement will describe the following terms of any Preferred Stock in respect of which this prospectus is being delivered (to the extent applicable to such Preferred Stock):

  . the specific designation, number of shares, seniority and purchase price;

  .  any liquidation preference per share;

  .  any date of maturity;

  .  any redemption, repayment or sinking fund provisions;

  . any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

  .  any voting rights;

  . if other than the currency of the United States of America, the currency or currencies (including composite currencies) in which such Preferred Stock is denominated and/or in which payments will or may be payable;

  . the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

  . whether the Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which it is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected;

  . the place or places where dividends and other payments on the Preferred Stock will be payable; and

  . any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

As described under "Description of Depositary Shares" below we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a depositary.

All shares of Preferred Stock offered by this prospectus, or issuable upon con-version, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

                        Description of Depositary Shares

The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts is not complete. You should carefully review the prospectus supplement and the form of deposit agreement and form of depositary receipts relating to each series of the Preferred Stock.

General

We may, at our option, elect to have shares of Preferred Stock be represented by depositary shares. The shares of any series of the Preferred Stock under-lying the depositary shares will be deposited under a separate deposit agree-ment that we will enter with a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000. Such bank will be considered the depositary. The prospectus sup-plement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of Preferred Stock underlying such depositary share, to all the rights and preferences of the Preferred Stock underlying such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of Preferred Stock underlying the depositary shares.

If required by law or applicable securities exchange rules, engraved depositary receipts will be prepared. Pending their preparation, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts. Definitive depositary receipts will thereafter be prepared without unreasonable delay.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of depositary shares representing such Preferred Stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

In the event of a distribution other than in cash, the depositary will dis-tribute property received by it to the record holders of depositary shares entitled to such property, as nearly as practicable, in proportion to the number of depositary shares owned by such holder. However, if the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights we offer to holders of Preferred Stock shall be made available to holders of depositary shares.

Conversion and Exchange

If any Preferred Stock underlying the depositary shares is subject to provi-sions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to its terms.

Redemption of Depositary Shares

If a series of Preferred Stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of Preferred Stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the depositary shares. Whenever we redeem Preferred Stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of Preferred Stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds we deposit with the depositary for any depositary shares which the holders fail to redeem will be returned to us after a period of two years from the date we deposit such funds.

Voting

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of Preferred Stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such Preferred Stock. Each record holder of such depositary shares on the record date (which will be the same date for the Preferred Stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's depositary shares. The depositary will endeavor, as practicable, to vote the number of shares of Preferred Stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provi-sion of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the Preferred Stock and any exchange or redemption of the Preferred Stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

We, or at our option, the depositary, will forward to the holders of depositary shares all of our reports and communications which we are required to furnish to the holders of Preferred Stock.

Neither we nor the depositary will be liable if we or it is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to perfor-mance in good faith and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary share or Preferred Stock unless satisfactory indemnity has been furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering notice to us of its elec-tion to do so, and we may at any time remove the depositary. Any such resigna-tion or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. We may terminate the deposit agreement or it may be terminated by the depositary if a period of 90 days expires after the depositary has delivered written notice to us of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver Preferred Stock certificates, together with dividends and distributions and the net pro-ceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing Preferred Stock, depositary receipts and other documents relating to the subject matter of the deposit agreement.

                      Description of Class A Common Stock

If we offer shares of Class A Common Stock, the prospectus supplement will set forth the number of shares offered, the public offering price, information regarding our dividend history and Class A Common Stock prices as reflected on the Nasdaq Stock Market(R), including a recent reported last sale price of the Class A Common Stock.

Our authorized common stock consists of 140,000,000 shares, of which 120,000,000 shares are Class A Common Stock, par value $.01 per share, and 20,000,000 shares are Class B Common Stock, par value $.01 per share. At May 31, 1999, we had 14,796,434 shares of Class A Common Stock outstanding and held of record by 977 stockholders, and 3,189,599 shares of Class B Common Stock outstanding and held of record by 290 stockholders. In addition, at May 31, 1999, options to purchase an aggregate of 2,657,570 shares of Class A Common Stock were outstanding.

All shares of Class A Common Stock and Class B Common Stock currently out-standing are, and the shares of Class A Common Stock offered hereby will be, validly issued and fully paid and non-assessable, not subject to redemption (except as described below) and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

The following descriptions of our Class A Common Stock and certain provisions of our Restated Certificate of Incorporation and Amended and Restated By-Laws are summaries and are not complete. You should carefully review the provisions of our Certificate of Incorporation and By-Laws and appropriate provisions of the Delaware General Corporation Law.

General

The rights of holders of Class A Common Stock and Class B Common Stock are identical except for voting, dividends and conversion rights.

Voting

Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Holders of Class A Common Stock, voting as a class, are entitled to elect at least one-fourth of the members of our Board of Directors to be elected at a meeting of stockhold-ers, and holders of Class B Common Stock, voting as a class, are entitled to elect the remaining directors. If the number of outstanding shares of Class B Common Stock is less than 12 1/2% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, the holders of Class A Common Stock will become entitled to elect at least one-fourth of the directors voting as a class and to elect the remaining directors voting together as a single class with holders of Class B Common Stock, provided that the holders of Class A Common Stock shall have one vote per share and the holders of Class B Common Stock shall have 10 votes per share.

On all other matters submitted to a vote of the stockholders, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, except where a separate class vote is required under Delaware law.

Dividends

If we pay a cash dividend on Class B Common Stock, each share of Class A Common Stock will receive an amount at least 10% greater than the amount of the cash dividend per share paid on Class B Common Stock. In addition, our Board of Directors may declare and pay a dividend on Class A Common Stock without paying any dividend on Class B Common Stock. The indentures for our outstanding senior subordinated notes and our existing bank credit facility restrict the payment of dividends. In addition, any supplemental indentures for the debt securities may restrict or prohibit the payment of dividends.

Conversion

Each share of Class B Common Stock is convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder at any time. The shares of Class A Common Stock are not convertible into or exchange-able for shares of Class B Common Stock or any of our other securities.

Other Provisions

Holders of Class A Common Stock and Class B Common Stock are entitled to share pro rata in the distribution of our assets available for such purpose in the event of our liquidation, dissolution or winding up, after payment of, or pro-vision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of Preferred Stock, if any. Holders of Class A Common Stock and Class B Common Stock have no preemptive rights to subscribe for any additional securities of any class which we may issue, and there are no redemption provisions or sinking fund provisions appli-cable to any such classes, nor is the Class A Common Stock and Class B Common Stock subject to calls or assessments.

Certain Statutory Provisions

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in any "busi-ness combination" with any "interested stockholder" for a period of three years following the time that such person became an interested stockholder, unless

  . prior to the time of the business combination, the transaction is approved by the board of directors of the corporation;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

  . at or subsequent to such time the business combination is approved by the board of directors and authorized at a meeting of the corporation's stockholders by the affirmative vote of at least 66 2/3% of the out-standing voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, assets sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                              Plan of Distribution

We may sell securities on a negotiated or competitive bid basis to or through one or more underwriters or dealers. We may also sell securities directly to institutional investors or other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of securities, and any appli-cable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will be set forth in the prospectus supple-ment.

We may effect distribution of securities from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Unless otherwise indicated in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We or our agents may solicit offers to purchase securities from time to time. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the related prospectus supplement.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other insti-tutions but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicita-tion of such contracts. The obligations of any purchaser under any such con-tract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdic-tion to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

Certain of the underwriters or agents and their associates may engage in trans-actions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market (other than the Class A Common Stock, which is quoted on Nasdaq). No assurance can be given as to the liquidity of the trading market for any such securities.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any such under-writers and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (i.e., if they sell more securities than are set forth on the cover page of the pro-spectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supple-ment. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the repre-sentatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or mag-nitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

                                 Legal Opinions

McDermott, Will & Emery, Chicago, Illinois, will pass upon the legality of the securities offered by this prospectus.

                                    Experts

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

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                    PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER

                            Canandaigua Brands, Inc.
                          300 WillowBrook Office Park
                            Fairport, New York 14450

                              INDEPENDENT AUDITORS

                              Arthur Andersen LLP
                            One Marine Midland Plaza
                         Rochester, New York 14604-2494

                                 LEGAL ADVISORS

           To the Issuer                     To the Underwriters


      McDermott Will & Emery               Cahill Gordon & Reindel
          227 West Monroe                      80 Pine Street
      Chicago, Illinois 60606             New York, New York 10005

                                    TRUSTEE

                         Harris Trust and Savings Bank
                             311 West Monroe Street
                                   12th Floor
                            Chicago, Illinois 60606

                                 LISTING AGENT

                           Banque Paribas Luxembourg
                              10A Boulevard Royal
                               L-2093 Luxembourg
                    LUF 2250000000--R.C. Luxembourg N 00754

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